UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

Danka Business Systems PLC

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $9,432 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $39.30 per million of the sale consideration of $240,000,000.

(4)	Proposed maximum aggregate value of transaction:

$240,000,000

(5)	Total fee paid:

$9,432

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Subject to Completion, dated May 21, 2008

DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

[—], 2008

Dear Fellow Shareholder:

You are cordially invited to attend or provide a voting instructional form with respect to an extraordinary general meeting of Danka Business Systems PLC (the “Company”) to be held on [—], 2008 at [—], London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS.

As holders of the Company’s American Depositary Shares do not directly hold ordinary shares, they are not entitled to attend the extraordinary general meeting. Nevertheless, holders of American Depositary Shares are being asked to promptly sign, date and return the enclosed voting instructional form in the enclosed envelope provided by The Bank of New York Mellon as depositary, and otherwise follow the special voting instructions provided by the depositary. If you hold American Depositary Shares, you cannot vote them at the meeting, nor may you grant a proxy to vote your shares other than by completing and returning the enclosed voting instructional form.

As you may know, on April 8, 2008, we announced that we had entered into a definitive agreement with Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”), for the sale of the Company’s wholly-owned U.S. subsidiary, Danka Office Imaging Company (“DOIC”), through which Danka conducts its remaining business operations, for a total purchase price of approximately $240 million, subject to certain adjustments.

In determining to proceed with the sale transaction, our board of directors considered a number of factors, including among others, the significant costs associated with trying to remain an independent player in an extremely competitive industry, the level of our indebtedness, our liquidity requirements, and the likelihood that the continued accretion in the value of our convertible participating shares would outpace the increase in the value of the Company, further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and American Depositary Shares).

The sale of the U.S. operations to Konica Minolta will result in the sale of the Danka group’s remaining operating businesses. As a result, once completed, the Company will distribute proceeds from the sale through a United Kingdom (UK) process of voluntary liquidation.

Our board of directors believes that the sale transaction represents the best financial outcome for all stakeholders of the Company and believes that the liquidation will enable the net cash in the Company, following closing of the sale transaction, the repayment of the Company’s outstanding indebtedness, including under the Company’s credit facilities provided by General Electric Capital Corporation, and after taking into account all other known actual and contingent liabilities and the costs and expenses of the liquidation, to be returned to Danka shareholders in the most cost effective manner.

Under the existing terms of Danka’s Articles of Association (“Articles”), the holders of Danka’s ordinary shares (including holders of the Company’s American Depositary Shares) would not be entitled to receive any portion of the amount which is expected to be available for distribution to the Company’s shareholders. Rather, given the approximately $372 million in accreted value of our 6.50% senior convertible participating shares, under the Articles, holders of such shares, including Cypress Merchant Banking Partners II L.P. and certain of its affiliates (the “Cypress Shareholders”), which, as of the date hereof, collectively hold approximately 92% of the Company’s convertible participating shares, would be entitled to all the distributable proceeds of the Company in the liquidation. However, an independent committee of the Company’s board of directors reached agreement with the Cypress Shareholders after considerable negotiations, which would entitle the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the liquidation. In order to effect this arrangement, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of ordinary shares (including holders of American Depositary Shares) the payment described above out of the proceeds of the liquidation, prior to any distribution of the proceeds of the liquidation to the holders of convertible participating shares.

At the extraordinary general meeting, holders of our ordinary shares (including American Depositary Shares) and holders of our convertible participating shares will be asked to consider and vote on, in person, by proxy or pursuant to a voting instructional form:

(i) the sale of our U.S. operations on the terms of and subject to the conditions of the stock purchase agreement, dated as of April 8, 2008, by and among Danka Business Systems PLC, Danka Holding Company (the “Selling Subsidiary”), and Konica Minolta, pursuant to which the Selling Subsidiary will sell DOIC to Konica Minolta in a sale of all the outstanding capital stock of DOIC;

(ii) entry into a “members voluntary liquidation” (the “Liquidation”), pursuant to which the Company will be voluntarily wound up;

(iii) the approval of a U.S. $5 million termination fee to be paid to Konica Minolta in the event the stock purchase agreement is terminated under certain circumstances; and

(iv) other resolutions (described in the Notice of Extraordinary General Meeting) necessary to effect both the sale of the U.S. operations and the Liquidation, including a resolution authorizing the directors of the Company to take any and all actions required to be taken by the Company or which the directors of the Company (or a duly authorized committee thereof) deem necessary or desirable to consummate the sale of DOIC to Konica Minolta (such resolutions, together with the resolutions described in clauses (i) through (iii) above, the “Resolutions”).

Holders of our ordinary shares (including American Depositary Shares) and holders of our convertible participating shares will vote on the Resolutions together as a single class at the extraordinary general meeting.

The Cypress Shareholders have agreed to vote in favor of the stock purchase agreement, the sale transaction, the Liquidation and related proposals.

Our board of directors considered a number of factors in evaluating the stock purchase agreement, the sale transaction, the Liquidation and related proposals, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined, with two directors abstaining, that the stock purchase agreement, the sale transaction, the Liquidation and related proposals are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles, and, as principals of the Cypress Shareholders, they abstained due to their material interest in the sale transaction, the Liquidation and related proposals; however, the Cypress Shareholders have agreed to vote in favor of the Resolutions.

When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our management have interests in the sale transaction, the Liquidation and related proposals other than their interests as Danka shareholders generally. See “The Sale Transaction—Interests of Danka’s Executive Officers and Directors in the Sale” beginning on page 38 of the accompanying proxy statement.

The enclosed proxy statement provides detailed information about the stock purchase agreement, the sale transaction, the Liquidation and related proposals. We encourage you to read this proxy statement carefully, including its annexes. The Class 1 Circular being distributed to holders of our ordinary shares in the United Kingdom pursuant to the UK Listing Authority ( “UKLA”) listing rules is attached to this proxy statement as Annex H (see “UK Circular” on page 71 for additional information) for your reference.

It is important that holders of our ordinary shares (including holders of American Depositary Shares) and convertible participating shares be represented at the meeting. Ordinary shares represented by American Depositary Shares will be voted by The Bank of New York Mellon as depositary for our American Depositary Shares pursuant to instructions received from holders of American Depositary Shares. If you hold American Depositary Shares, we ask that you promptly sign, date and return the enclosed voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary. The voting instructional form must be returned to the depositary not later than 5:00 p.m. (New York time) on [—], 2008. If you hold American Depositary Shares, you cannot vote them at the meeting, nor may you grant a proxy to vote your shares other than by completing and returning the enclosed voting instructional form.

We ask that convertible participating shareholders promptly sign, date and return the enclosed pink proxy card to arrive at our registered office at the address set out above, not later than [—] (London time) on [—], 2008 even if you plan to attend the meeting. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

On behalf of the board of directors, I urge you to sign, date and return the applicable, enclosed voting instructional form or proxy card as soon as possible.

On behalf of our board of directors, I thank you for your support of our Company and appreciate your consideration of this matter.

Sincerely,

A.D. Frazier

Chairman

This proxy statement is dated [—], 2008 and is being mailed to holders of American Depositary Shares and holders of convertible participating shares of Danka Business Systems PLC on or about [—], 2008.

DANKA BUSINESS SYSTEMS PLC

(Registered in England No. 1101386)

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [—], 2008

Notice is hereby given that an extraordinary general meeting (the “Extraordinary General Meeting”) of Danka Business Systems PLC (“Danka” or the “Company”) will be held on [—], 2008 at [—], London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, for the purpose of considering and, if thought fit, passing the following resolutions, of which the resolutions numbered 1, 3, 5, 6, and 7 will be proposed to the members of the Company as ordinary resolutions, and the resolutions numbered 2 and 4 will be proposed to the members of the Company as special resolutions (resolutions 1 through 7, collectively, the “Resolutions”). Resolutions 2 and 4 are deemed special resolutions pursuant to UK law and require a higher threshold affirmative vote (than the simple majority of votes cast for ordinary resolutions) set forth in the accompanying proxy statement in order to be approved.

1.	Ordinary Resolution

(a) “That, subject to sub-paragraph (b) of this resolution, the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a stock purchase agreement, dated as of April 8, 2008, made between (1) Konica Minolta Business Solutions USA Inc., (2) the Company and (3) Danka Holding Company, be and is hereby approved and that the directors of the Company be and are authorized to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the directors (or a duly authorized committee of them), necessary or desirable to give effect to and to complete the stock purchase agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the stock purchase agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.

(b) This resolution shall be void and of no effect unless: (1) the resolution numbered 2 is duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed; and (2) the resolution numbered 2 comes into effect in accordance with its terms.”

2.	Special Resolution

(a) “That, subject to sub-paragraph (b) of this resolution, the Company be wound up voluntarily.

(b) This resolution shall be void and of no effect unless: (1) the resolution numbered 1 is duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed; and (2) all conditions to closing under the stock purchase agreement (other than any condition relating to the approval by the members of the Company of this resolution and the other resolutions proposed at the meeting of the members of the Company at which this resolution is proposed) have been duly satisfied or waived in accordance with the terms of the stock purchase agreement, and the stock purchase agreement has not been terminated, prior to the commencement of the meeting of the members of the Company at which this resolution is proposed.”

3.	Ordinary Resolution

“That, subject to and with effect from the resolution numbered 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with its terms, Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury

Square, London EC4Y 8BB be and are hereby appointed joint liquidators for the purpose of the voluntary winding-up of the Company, and any power conferred on them by law or by this resolution or by resolution numbered 4 below, and any act required or authorized under any enactment or such other resolution to be done by them, may be done by them jointly or by each of them alone.

4.	Special Resolution

“That, subject to and with effect from the resolutions numbered 2 and 3 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with their terms:

(a) the joint liquidators appointed pursuant to the resolution numbered 3 be authorized under the provisions of section 165(2) of the Insolvency Act 1986 to exercise any of the powers laid down in Schedule 4, Part I, of that Act as may be necessary or desirable in their judgment; and

(b) notwithstanding the effect of the resolution numbered 3 being duly passed by the requisite majority, the Directors of the Company be authorized to take or to procure, following the coming into effect of this resolution, any and all actions required to be taken by the Company, or which the Directors (or a duly authorized committee of them) deem to be necessary or desirable, to give effect to and to complete the stock purchase agreement dated as of April 8, 2008 made between (1) Konica Minolta Business Solutions U.S.A. Inc., (2) the Company and (3) Danka Holding Company and the transactions contemplated thereby.”

5.	Ordinary Resolution

“That, subject to and with effect from the resolutions numbered 2, 3 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with their terms, the remuneration of the joint liquidators (as appointed by resolution numbered 3) be fixed, in accordance with the terms of their engagement letter with the Company, dated March 25, 2008, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that they be and are hereby authorized to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.”

6.	Ordinary Resolution

“That, subject to and with effect from the resolutions numbered 2, 3 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with their terms, the joint liquidators be authorized to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 5.”

7.	Ordinary Resolution

“That the proposed payment by the Company to Konica Minolta of a fee of U.S. $5 million in the event that the stock purchase agreement is terminated by Konica Minolta or Danka Holding Company because the Closing (as defined in the stock purchase agreement) has not occurred by October 8, 2008 or because the Company’s shareholders have failed to approve the resolutions contemplated by the stock purchase agreement at the Extraordinary General Meeting, or by Konica Minolta after August 8, 2008 if shareholder approval has not been obtained by such date, and in any such case where the Company’s board of directors has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the transactions contemplated by the stock purchase agreement, or taken any action or made any statement in connection with the Extraordinary General Meeting at which this resolution is to be proposed inconsistent with its recommendation of the transactions contemplated by the stock purchase agreement, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the transactions contemplated by the stock purchase agreement, is hereby approved.”

Resolutions 1 and 2 above relating to the stock purchase agreement, the sale transaction and the Liquidation are inter-conditional, requiring approval of each other in order to take effect. The sale transaction cannot be consummated unless the Liquidation is approved by Danka shareholders.

All holders of convertible participating shares of Danka and their duly appointed representatives are cordially invited to attend the Extraordinary General Meeting in person. However, pursuant to Regulation 34 of the Uncertified Securities Regulations 1995, Danka has specified that, to be entitled to attend and vote at the Extraordinary General Meeting (and for the purpose of determining the number of votes they may cast), shareholders must be entered on the Company’s register of members at [—] (London time) on [—], 2008 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting). Changes to entries on the relevant register of securities after [—] on [—], 2008 will be disregarded in determining the rights of any person to attend or vote at the meeting.

Holders of American Depositary Shares of Danka at the close of business on [—], 2008, the record date for determining the holders of American Depositary Shares, are entitled to notice of the Extraordinary General Meeting and any adjournment or postponement of it and to provide voting instructions to the depositary. A voting instructional form for use by holders of American Depositary Shares is enclosed, which to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to The Bank of New York Mellon, ADS Division, 101 Barclay Street, New York, New York 10286 so as to arrive not later than 5:00 p.m. (New York time) on [—], 2008.

A pink form of proxy for use by convertible participating shareholders is enclosed, which to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH so as to arrive not later than 48 hours before the time the meeting is to be held. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

The enclosed proxy statement provides detailed information about the stock purchase agreement, the sale transaction, the Liquidation and related proposals. We encourage you to read this proxy statement carefully, including its annexes.

The sale transaction, due to its size, and the payment of a $5 million termination fee to Konica Minolta under certain circumstances require shareholder approval under the UKLA listing rules. The Liquidation and related proposals will also require the approval of Danka shareholders.

The purpose of this notice is to provide you with details of the stock purchase agreement, the sale transaction, the Liquidation and related proposals and to explain why our board believes it to be in the best interests of Danka and its shareholders as a whole and to ask Danka shareholders to vote in favor of the Resolutions. Whether or not holders of our convertible participating shares plan to attend the Extraordinary General Meeting in person, we request that they promptly complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the Extraordinary General Meeting if you are unable to attend. If you are the holder of convertible participating shares, and wish to attend the Extraordinary General Meeting and vote in person, you may withdraw your proxy and vote in person at the meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Resolutions.

If you hold American Depositary Shares, we request that you promptly complete, sign, date and return the enclosed voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary.

If you fail to return your voting instructional form or proxy card, as applicable, your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting.

The board of directors unanimously recommends, with two directors abstaining, that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles, and, as principals of the Cypress Shareholders, they abstained due to their material interest in the sale transaction, the Liquidation and related proposals; however, the Cypress Shareholders have agreed to vote in favor of the Resolutions.

By Order of the Board of Directors,

Jean Dinovo Johnson

Company Secretary

[—], 2008

EXTRAORDINARY GENERAL MEETING OF DANKA BUSINESS SYSTEMS PLC

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE EXTRAORDINARY GENERAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the proxy materials and the Extraordinary General Meeting. These questions and answers may not address all questions that may be important to you as a Danka shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Danka Business Systems PLC. In addition, we refer to Danka Business Systems PLC as “Danka” or the “Company,” and to Konica Minolta Business Solutions, U.S.A. as “Konica Minolta.” We refer to Danka Holding Company as the “Selling Subsidiary,” and Danka Office Imaging Company, our U.S. operating entity and the company to be sold to Konica Minolta, as “DOIC”.

Q:	Why am I receiving this proxy statement?

A:	The Company is furnishing this proxy statement in connection with the solicitation of specific voting instructions from holders of Danka’s American Depositary Shares and proxies from holders of Danka’s convertible participating shares to be voted at an Extraordinary General Meeting of Danka Business Systems PLC (the “Extraordinary General Meeting”) to be held on [— ], 2008 or at any adjournments or postponements of the Extraordinary General Meeting.

Q:	What am I being asked to vote on?

A:	At the Extraordinary General Meeting, our ordinary shareholders (including holders of American Depositary Shares) and holders of our convertible participating shares will be asked to consider and vote on resolutions (the “Resolutions”) to approve:

1. the sale by the Company and the Selling Subsidiary of DOIC on the terms of and subject to the conditions of the stock purchase agreement, dated as of April 8, 2008, among the Company, the Selling Subsidiary and Konica Minolta;

2. entry into a members voluntary liquidation (the “Liquidation”);

3. the appointment of Jeremy Spratt and Finbarr O’Connell of KPMG LLP as joint liquidators for the purpose of the voluntary winding-up of the Company;

4. the authorization of the joint liquidators to exercise the powers laid down in Schedule 4, Part I, of the UK Insolvency Act 1986; and notwithstanding the appointment of the joint liquidators, the authorization of the directors of the Company to take any and all actions required to be taken by the Company, or which the directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction;

5. the authorization to fix the remuneration of the joint liquidators, in accordance with the terms of their engagement letter with the Company, at their normal charging rate, and the authorization that they be permitted to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the Liquidation;

6. the authorization of the joint liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 5 above; and

7. the approval of a U.S. $5 million termination fee to be paid to Konica Minolta in the event the stock purchase agreement is terminated under certain circumstances (the “Termination Fee”).

i

Q:	Why is the Company selling DOIC and entering into the Liquidation?

A:	Over the past several years, our business has been challenged by certain factors, primarily technological advancements in the markets we serve, the need to adapt to such advances and increased competition.

In determining to proceed with the sale transaction, our board of directors considered a number of factors, including among others, the significant costs associated with trying to remain an independent player in an extremely competitive industry, the level of our indebtedness, our liquidity requirements, and the likelihood that the continued accretion in the value of our convertible participating shares would outpace the increase in the value of the Company, further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and American Depositary Shares).

Our board of directors believes that the sale transaction represents the best financial outcome for all stakeholders of the Company and believes that the liquidation will enable the net cash in the Company, following closing of the sale transaction, the repayment of the Company’s outstanding indebtedness, including under the Company’s credit facilities provided by General Electric Capital Corporation, and after taking into account all other known actual and contingent liabilities and the costs and expenses of the liquidation, to be returned to Danka shareholders in the most cost effective manner.

Q:	Why is the entire Company not being sold to Konica Minolta?

A:	As you know, the Company has in recent years sold off the entirety of its operations outside the United States. Certain tax, indemnification and other “legacy” obligations remain outstanding in connection with these previous disposals and the winding up of the Danka group entities which remained in existence following such disposals. These obligations were approximately $8 million in identified tax liabilities, potential maximum indemnification obligations of approximately $210 million, $17 million, $3 million and $45 million in connection with the prior dispositions of the Company’s operations in Europe in January 2007, Australia in June 2006, Latin America in September 2005, and Canada in June 2005, respectively, and the cost of liquidating the remaining Danka group entities. Because of these “legacy” obligations, Konica Minolta insisted on purchasing only DOIC, the U.S. operating entity.

Since the announcement of the sale of DOIC to Konica Minolta, in connection with the proposed Liquidation, the Company has entered into agreements with the purchasers of the Company’s Latin American and Canadian operations pursuant to which all indemnification obligations against the Company have been released, and we are seeking a similar release with respect to the sale of our European operations, under which we have not received any claims for indemnification to date. Should such a release not be procured, we have been in discussions with the Liquidators in relation to the process to quantify the Company’s potential exposure under the agreements governing the sale of Europe and Australia, respectively, which we believe to be minimal, in order to enable the Liquidators to return the assets of Danka to shareholders as soon as practicable after the Extraordinary General Meeting.

In order to deal with creditors’ claims, including any potential indemnification claims with respect to the sale of our European and Australian operations, the Liquidators will write to all of the Company’s known creditors (actual and contingent), requiring them to prove their claims by a claims deadline. The Liquidators will also advertise their appointment and may give notice in appropriate newspapers in order to draw to the attention of the Company’s creditors that they intend to make a distribution to creditors. The Liquidators will not be obliged to satisfy any claims of creditors lodged after the expiration of the claims deadline (although they are permitted to do so, if they think fit). The Liquidators will have wide statutory powers enabling them to bring finality to matters and conclude the Liquidation expeditiously, including the power to estimate any potential indemnification claims related to the sale of the Company’s European and Australian operations.

The Company has also procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of American Depositary Shares) a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, out of the proceeds of the Liquidation, prior to any distribution of the proceeds of the Liquidation to the holders of convertible participating shares.

Q:	Do all of the Resolutions have to be approved for the sale and Liquidation to occur?

A:	Resolutions 1 and 2 described above relating to the stock purchase agreement, the sale transaction and the Liquidation are inter-conditional, requiring approval of each other in order to take effect. The sale transaction cannot be consummated unless the Liquidation is approved by Danka shareholders.

Q:	What will happen if the Resolutions are approved? What will happen if the Resolutions are not approved?

A:	If the Resolutions are approved at the Extraordinary General Meeting, the sale transaction will be consummated and Konica Minolta will own all the outstanding shares of capital stock of DOIC. This will constitute the sale of Danka’s remaining operations. At the same time, the Company will enter into the Liquidation, and Jeremy Spratt and Finbarr O’Connell of KPMG LLP will be appointed joint liquidators (the “Liquidators”) for the purposes of the voluntary winding up of the Company.

If the Resolutions are not approved at the Extraordinary General Meeting, then either we or Konica Minolta may terminate the stock purchase agreement, the Company will not enter the Liquidation, and our board of directors, along with management, will continue to manage Danka as a publicly-owned company, and will assess what, if any, alternatives are then available for the future of our business.

Danka shareholders should note that if the Resolutions approving the sale transaction and the Liquidation are not passed at the Extraordinary General Meeting, the net proceeds from the sale would not be received by the Company and the Liquidation would not proceed. The Company’s credit facilities provided by General Electric Capital Corporation require certain amounts to be repaid to the lenders on July 1, 2008 and without the proceeds of the sale transaction, the Company believes that repayment of such amounts could be jeopardized depending upon current business conditions. Such a default in repayment would lead to a breach of the terms of the Company’s existing credit facilities and could ultimately lead to the withdrawal of these facilities. Were this to occur the Company would be forced to negotiate new credit facilities and although the Company believes that this could be done there is no guarantee that it will be possible or that the Company’s creditors would not seek to put the Company into some form of insolvency proceedings in which there would be little prospect of any return to ordinary shareholders (including holders of American Depositary Shares). The Company believes that any new credit facilities that could be negotiated would be on worse terms than the existing facilities, in particular with regard to interest rate, use of free cash and repayment schedule.

Q:	What will I receive in the Liquidation, and when will I receive it?

A:	Under the terms of Danka’s existing Articles, the holders of Danka’s ordinary shares (and American Depositary Shares) would not be entitled to receive any portion of the amount which is expected to be available for distribution to Danka’s shareholders. Rather, given the approximately $372 million in accreted value of our 6.50% senior convertible participating shares, under the Articles, holders of such shares, including the Cypress Shareholders, would be entitled to all the distributable proceeds of the Company in the Liquidation.

However, an independent committee of the Company’s board of directors reached agreement with the Cypress Shareholders after considerable negotiations, which would entitle the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation. In order to effect this arrangement, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of American Depositary Shares) the payment described above out of the proceeds of the Liquidation, prior to any distribution of the proceeds of the Liquidation to the holders of convertible participating shares.

Holders of convertible participating shares would then receive any remainder of the distributions made during the Liquidation. Net funds returning to owners of the Company’s convertible participating shares are expected to total less than the 20% of the $372 million in accrued payments currently owed to them in a liquidation.

The Liquidators will commence the process of inquiring into the existence and value of creditors’ claims against the Company, settling the Company’s liabilities and returning assets to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

Q:	Are Danka shareholders guaranteed to receive the agreed allocation during the Liquidation?

A:	No. The agreement reached by the Company with holders of our convertible participating shares will entitle the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation, provided that sufficient assets are available to distribute such amounts to the holders of ordinary shares (including holders of American Depositary Shares). We believe that such assets will be available to ensure that the holders of ordinary shares (including American Depositary Shares) will receive the agreed allocation described above. If such assets are available, holders of ordinary shares (including holders of American Depositary Shares) will receive the agreed to distribution before any distribution is made to holders of convertible participating shares.

Upon entering into the Liquidation, the Liquidators will commence the process of inquiring into the existence and value of creditors’ claims against the Company, settling the Company’s liabilities and returning assets to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

Any remaining cash balance after payment to the ordinary shareholders (including holders of American Depositary Shares) will be returned over time to the holders of our convertible participating shares.

Danka shareholders should note that the decision both as to the quantum and timing of the distributions in the Liquidation will be for the Liquidators to determine in accordance with their duties as such. Their decision will only be made after they have carried out all inquiries that they consider appropriate.

In the event that the liabilities of, and creditors claims against, the Company substantially exceed the amounts anticipated by the directors, it is possible that either a reduced distribution or no distribution would be made by the Liquidators to Danka shareholders.

Q:	What are we planning to do with the net proceeds from the sale?

A:	If shareholders approve the Resolutions, including the sale transaction and the Liquidation, the net cash proceeds from the sale will be used to discharge Danka’s approximately $150 million of indebtedness under the existing credit facilities provided by General Electric Capital Corporation. After depositing $25 million of the sale proceeds in escrow to satisfy potential claims by Konica Minolta under the stock purchase agreement, the remaining sum, together with the Company’s other cash resources, will be used to discharge other actual and contingent liabilities and the costs and expenses of the Liquidation. The resulting cash balance, together with any remaining escrow proceeds, will be returned to shareholders as described above.

Q:	How does Danka’s board of directors recommend that I vote?

A:

Our board of directors considered a number of factors in evaluating the stock purchase agreement, the sale transaction, the Liquidation and related proposals, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined, with two directors abstaining, that the stock purchase agreement, the sale transaction, the Liquidation and related proposals are fair (including from a financial point of view) and reasonable in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles, and, as principals of the Cypress Shareholders, they abstained due to their material interest in the sale transaction, the Liquidation and related proposals; however, the Cypress Shareholders have agreed to vote in favor of the Resolutions.

The UK Companies Act 2006 specifies a number of general duties which are owed by a director of an English company to the company. These duties include the duty for a director to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to: the likely consequences of any decision in the long term; the interests of the company’s employees; the need to foster the company’s business relationships with suppliers, customers and others; the impact of the company’s operations on the community and the environment; the desirability of the company maintaining a reputation for high standards of business conduct; and the need to act fairly as between members of the company.

In addition to the duty to promote the success of the company, other duties to which a director is subject include the duty to act in accordance with the company’s constitution and to only exercise powers for the purpose for which they are conferred; the duty to exercise independent judgment; and the duty to exercise reasonable care, skill and diligence.

Q:	Why are we asking for shareholder approval?

A:	The UKLA listing rules, to which we are subject because our ordinary shares are listed on the London Stock Exchange, require us to obtain approval from our shareholders for the sale transaction, the Liquidation and related proposals. We are also required to seek shareholder approval as it is a condition to closing under the terms of the stock purchase agreement.

Q:	What shareholder approvals are needed?

A:	Sale Transaction

The sale of DOIC to Konica Minolta cannot be completed unless the stock purchase agreement and the sale transaction are approved by the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Liquidation

Entry into the Liquidation requires the affirmative vote of 75% of the votes cast at the Extraordinary General Meeting.

Appointment of the Liquidators

The appointment of Jeremy Spratt and Finbarr O’Connell as joint liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of the Liquidators and Danka Board of Directors

The authorization of (i) the Liquidators to exercise the powers set forth in the Insolvency Act and (ii) the directors of the Company to take all actions necessary to complete the sale transaction requires the affirmative vote of 75% of the votes cast at the Extraordinary General Meeting.

Remuneration of the Liquidators

The remuneration of the liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

v

Authorization of the Liquidators to Wind Up Company Subsidiaries

The authorization of the Liquidators to do all things necessary to wind up the remaining subsidiaries of the Company requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Termination Fee

The Termination Fee requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

The holders of ordinary shares (and American Depositary Shares) and convertible participating shares vote together as a single class on the Resolutions.

As of the date hereof, there are 259,148,748 ordinary shares (including shares represented by American Depositary Shares) and 369,040 convertible participating shares of the Company outstanding, which, at the current conversion ratio, would be convertible into 120,054,988 ordinary shares. The total number of votes that may be cast, including by holders of the convertible participating shares on an as converted basis, equals 379,203,736.

The Cypress Shareholders, who hold 338,569 of our convertible participating shares (or 110,142,252 ordinary shares on an as converted basis), representing approximately 29% of the combined voting power of Danka’s outstanding capital stock, have agreed to vote their shares in favor of all the Resolutions.

Q:	Where and when is the Extraordinary General Meeting of Danka Business Systems PLC?

A:	The Extraordinary General Meeting will be held on [—], 2008 at [—], London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS.

Q:	Who is entitled to vote at the Extraordinary General Meeting?

A:	Only those holders of ordinary shares and convertible participating shares entered on the register of members of Danka as of [—] (London time) on [—], 2008 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting), will be entitled to attend or vote at the Extraordinary General Meeting in respect of the number of shares registered in their name at that time.

Changes to entries on the registers of members after [—] (London time) on [—], 2008 will be disregarded in determining the rights of any person to attend or vote at the meeting.

The close of business on [—], 2008 has been fixed as the record date for the determination of the holders of American Depositary Shares entitled to provide voting instructions to The Bank of New York Mellon as depositary. If you hold American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares in person at the meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American Depositary Shares will be voted at the meeting by the depositary pursuant to instructions received from holders of American Depositary Shares.

On each vote that is taken on a poll, each convertible participating shareholder who is entitled to vote and who is present in person or by a proxy is entitled to exercise so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on the time and date set for determining the persons entitled to vote at the Extraordinary General Meeting (which is [—] (London time) on [—], 2008). The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of February 15, 2008, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and [—], 2008 that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), at [—] (London time) on [—], 2008, the time and date set for determining the holders of ordinary shares and convertible participating shares entitled to vote at the Extraordinary General Meeting, the conversion rate will be [—] ordinary shares per convertible participating share.

Q:	How do I vote if I hold American Depositary Shares?

A:	If you hold American Depositary Shares as of [—], 2008, you should complete and return the voting instructional form provided to you by the depositary, in accordance with the terms provided therein, not later than 5:00 p.m. (New York City) time, on [—], 2008. Our depositary agreement with the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by us to vote all ordinary shares represented by holders of American Depositary Shares that have failed to timely file their voting instructional form with the depositary.

Q:	How do I vote if I hold convertible participating shares?

A:	If you hold convertible participating shares as of [—] (London time) on [—], 2008, you are entitled to attend and vote at the Extraordinary General Meeting or you may appoint a proxy to attend and vote at the Extraordinary General Meeting in your place. The person you select to be your proxy does not have to be a holder of our convertible participating shares. Each holder of convertible participating shares who is entitled to vote and who is present or is represented by a proxy will have one vote on a show of hands. If voting is by a poll, each holder of convertible participating shares who is entitled to vote and who is present in person or by proxy will have so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible at [—] (London time) on [—], 2008, the time and date set for determining the persons entitled to vote at the Extraordinary General Meeting as set forth above. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully.

Holders of American Depositary Shares should then mail your completed, dated and signed voting instructional form in the enclosed return envelope as soon as possible, so that your shares can be voted at the Extraordinary General Meeting.

Holders of convertible participating shares should then mail your completed, dated and signed proxy card, as applicable, in the enclosed return envelope as soon as possible, so that your shares can be voted at the Extraordinary General Meeting.

Q:	May I vote in person?

A:	If you are the holder of American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares at the Extraordinary General Meeting. Rather, ordinary shares represented by American Depositary Shares can only be voted pursuant to specific voting instructions on the voting instructional form, which must be returned to The Bank of New York Mellon as depositary.

If your convertible participating shares are not held in “street name” through a broker or bank, you may attend the Extraordinary General Meeting and vote your shares in person, rather than signing and returning your proxy card. If your convertible participating shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the Extraordinary General Meeting and vote in person. Even if you plan to attend the Extraordinary General Meeting in person, we urge you to complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the Extraordinary General Meeting.

Q:	May I change my vote after I have mailed my signed voting instructional form/proxy card?

A:	Yes. If you hold American Depositary Shares, you can revoke your voting instructions to the depositary at any time before 5:00 p.m. (New York time) on [—], 2008 by one of two ways:

•	First, you can deliver a written notice to the depositary stating that you would like to revoke your voting instructions; or

•	Second, you can deliver a later-dated signed voting instructional form.

Convertible participating shareholders may change your vote in one of three ways:

•

First, you can deliver to the Company’s registered office at least 48 hours before the Extraordinary General Meeting a written notice bearing a date later than the proxy you delivered stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Company’s registered office at least 48 hours before the Extraordinary General Meeting a new, later-dated proxy card for the same shares.

•	Third, you can attend the meeting and vote in person. Your attendance at the Extraordinary General Meeting alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Certain of our shareholders exercise voting control over approximately 29% of the combined voting power of Danka’s outstanding capital stock through their ownership of the Company’s convertible participating shares. As discussed in “The Voting Agreement” on page 65, such shareholders have entered into a Voting Agreement which requires that they vote in favor of the Resolutions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker.

Q:	What regulatory approvals and filings are needed to complete the sale transaction?

A:	The sale transaction is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We have filed the appropriate notifications under the HSR Act, and the waiting period was terminated on May 2, 2008.

Q:	When do you expect the sale transaction to be completed?

A:	We are working toward completing the sale transaction as quickly as possible and currently expect to consummate the sale transaction before June 30, 2008. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the receipt of requisite regulatory approvals.

Q:	What are the tax consequences of the sale of DOIC?

A:	The sale of DOIC will not be a taxable transaction to you.

Q:	What are the tax consequences of the Liquidation?

A:	We believe that payments made to U.S. Holders (as defined below under the heading “United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or American Depositary Shares”) in the Liquidation should be treated as distributions in complete liquidation of the Company under Section 331 of the Code. As such, we believe that U.S. Holders should generally recognize capital gain or loss for U.S. federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by a U.S. Holder and such holders adjusted tax basis in its ordinary shares or American Depositary Shares. Nevertheless, there is no guarantee as to how the Internal Revenue Service (the “IRS”) will characterize the payments made to U.S. Holders in the Liquidation. It is possible that the IRS could contend that the payments made to U.S. Holders in the Liquidation should be treated as payments received by U.S. Holders in exchange for such holders voting in favor of the Liquidation. However, we believe that the payments made in the Liquidation should be treated as liquidating distributions under Section 331 of the Code. If, however, the payments to U.S. Holders were to be treated as payment to such holders to secure their vote in favor of the Liquidation, such holders would generally recognize ordinary income upon their receipt of payments made in the Liquidation. In such a case, provided a U.S. Holder receives no payments in the Liquidation characterized as liquidating distributions under Section 331 of the Code, a U.S. Holder generally will recognize a capital loss in the amount of a U.S. Holder’s adjusted tax basis at the time of the Liquidation for U.S. federal income tax purposes.

For more information regarding tax matters, see below under the heading “United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or American Depositary Shares” on page 42. Tax matters can be complicated and the tax consequences of the Liquidation will depend on a U.S. Holder’s particular tax situation. U.S. Holders are urged to consult their own tax advisor with respect to the U.S. federal income tax consequences of the receipt of a payment from the Company in the Liquidation.

Q:	Am I entitled to appraisal or dissenters’ right in connection with the sale, the Liquidation or related proposals?

A:	No. Under applicable UK law, holders of our American Depositary Shares, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the sale transaction, the Liquidation or related proposals.

Q:	Can I still sell my shares after completion of the sale transaction and entry into the Liquidation?

A:	If the sale transaction is consummated and the Company enters into the Liquidation, pursuant to UK law, any transfer of shares, not being made to or with the sanction of the Liquidators, is void. We will therefore close our stock transfer books and prohibit transfers of record ownership of our ordinary shares (including our American Depositary Shares) and our convertible participating shares immediately upon entry into the Liquidation after the Extraordinary General Meeting.

Q:	Who will bear the cost of solicitation of voting instructions and proxies?

A:	The cost of soliciting voting instructions and proxies will be borne by Danka. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Extraordinary General Meeting at a cost of approximately $[—] plus expenses. In addition to the use of the mails, voting instructions and proxies may be solicited personally or by telephone by our employees; no additional compensation will be paid to our employees for such services. We may also reimburse brokers, The Bank of New York Mellon, the depositary of our American Depositary Share program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their voting instructions and/or proxies.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the sale, including the procedures for voting your shares, you should contact:

For American Depository Shares:

ADS Depositary

The Bank of New York Mellon

ADS Division

101 Barclay Street

New York, New York 10286

or

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Telephone: (888) 750-5834

For convertible participating shares:

Danka Business Systems PLC

Masters House

107 Hammersmith Road

London W14 0QH England

or

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Telephone: (888) 750-5834

Neither the Securities and Exchange Commission, or “SEC,” nor any state securities regulatory agency has approved or disapproved the sale, passed upon the merits or fairness of the sale or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

x

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the sale transaction, the related stock purchase agreement, the Liquidation and related proposals, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 72. The stock purchase agreement, the legal document that governs the sale transaction, is attached as Annex A to this proxy statement. We encourage you to read the stock purchase agreement in its entirety.

The Companies (page 24)

Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Telephone: 011-44-207-605-0150 (UK)

Danka Business Systems PLC, a UK public limited company, was formed in 1977 and is one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States. We offer a wide range of state of the art office imaging products, services, supplies and solutions that primarily include digital, black and white and color copiers/printers, peripherals, facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training.

Danka Holding Company

c/o Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Telephone: 011-44-207-605-0150 (UK)

Danka Holding Company is an indirect wholly-owned subsidiary of Danka and is the direct parent of DOIC.

The target company to be purchased by Konica Minolta is DOIC, an indirect wholly-owned subsidiary of Danka and a direct subsidiary of the Selling Subsidiary. DOIC is the entity through which Danka conducts its business operations.

Konica Minolta Business Solutions, U.S.A.

100 Williams Drive

Ramsey, NJ 07446

Telephone: 201-825-4000

Konica Minolta Business Solutions U.S.A., Inc. is a leader in advanced imaging and networking technologies from the desktop to the print shop, brings together unparalleled advances in security, print quality and network integration via its award-winning line of bizhub(TM) multifunction products (MFPs); bizhub PRO(TM) production printing systems; magicolor(R) desktop color laser printers and all-in-ones; and pagepro(TM) monochrome desktop laser printers and all-in-ones. Konica Minolta also offers advanced software solutions, wide-format printers, microform digital imaging systems, and scanning systems for specialized applications. Headquartered in Ramsey, New Jersey, Konica Minolta delivers expert professional services and client support through an extensive network of direct sales offices, authorized dealers, resellers and distribution partners in the United States, Canada, Mexico, Central America and South America.

Proposal 1—The Sale Transaction (page 25)

We and the Selling Subsidiary have agreed to sell all the outstanding capital stock of DOIC to Konica Minolta, subject to the terms and conditions of the stock purchase agreement. The total purchase price to be paid by Konica Minolta is $240 million, subject to certain adjustments.

Proposals 2-6—The Liquidation and Related Proposals (page 40)

The Liquidation

The Liquidation is a solvent liquidation in which it is expected all creditors of Danka will be paid in full together with statutory interest. The Liquidation will commence upon Danka shareholders passing the Resolutions at the Extraordinary General Meeting to approve, among other things, the Liquidation and to appoint the Liquidators.

As required by the Insolvency Act 1986 for a members’ voluntary liquidation, all or a majority of the directors of the Company will swear a statutory declaration of solvency prior to the Extraordinary General Meeting that they have made a full inquiry into the affairs of the Company and that, having done so, they have formed the opinion that the Company will be able to pay its debts in full, together with interest at the official rate, within a period of 12 months from the commencement of the Liquidation.

If the Resolutions are not approved at the Extraordinary General Meeting, the resolution to wind up the Company will be void and of no effect and the Liquidation will not commence.

Subject to the passing of the Resolutions at the Extraordinary General Meeting, upon appointment the Liquidators’ duties will be to realize the Company’s assets, inquire into the existence and value of creditors’ claims against the Company, settle any liabilities and return any surplus assets to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

In order to deal with creditors’ claims, the Liquidators will write to all of the Company’s known creditors (actual and contingent), requiring them to prove their claims by a claims deadline. The Liquidators may also give notice in appropriate newspapers in order to draw to the attention of the Company’s creditors that they intend to make a distribution to creditors. The Liquidators will not be obliged to deal with any claims of creditors lodged after the expiration of the claims deadline (although they may do so, if they think fit).

The Liquidators will have wide statutory powers enabling them to bring finality to matters and concluded the Liquidation expeditiously, including the power to estimate any contingent claims.

The Company’s directors expect that, in aggregate, an amount of approximately U.S.$[•] million (after distribution of the agreed allocation to the holders of ordinary shares (including holders of American Depositary Shares) and not including any remaining proceeds from the escrow account established for the benefit of Konica Minolta) should ultimately be available for distribution to shareholders in the Liquidation and distributions will be made as soon as possible after the Extraordinary General Meeting, subject to the level of claims received by the Liquidators and the progress made in agreeing those claims.

The Company’s directors believe that the Liquidation will enable the net cash in the Company, following consummation of the sale transaction, and after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the Liquidation, to be returned to Danka shareholders in the most cost effective manner.

Following the return of any remaining surplus assets to the Company’s shareholders, the Liquidators will hold a final general meeting of the Company for the purpose of laying before it an account of the winding up showing how it has been conducted and how the Company’s property has been disposed of. Within one week after this general meeting, the Liquidators will send to the registrar of companies a copy of the account, and will make a return to him of the holding of the meeting and its date. The Company will be deemed to be dissolved automatically on the expiration of three months after the account and return have been registered by the registrar of companies.

IN THE EVENT THAT THE LIABILITIES OF, AND CREDITORS CLAIMS AGAINST, THE COMPANY SUBSTANTIALLY EXCEED THE AMOUNTS ANTICIPATED BY THE DIRECTORS, IT IS POSSIBLE THAT EITHER A REDUCED DISTRIBUTION OR NO DISTRIBUTION WOULD BE MADE BY THE LIQUIDATORS TO DANKA SHAREHOLDERS.

DANKA SHAREHOLDERS SHOULD NOTE THAT THE DECISION BOTH AS TO THE QUANTUM AND TIMING OF THE DISTRIBUTIONS IN THE LIQUIDATION WILL BE FOR THE LIQUIDATORS TO DETERMINE IN ACCORDANCE WITH THEIR DUTIES AS SUCH. THEIR DECISION WILL BE MADE ONLY AFTER THEY HAVE CARRIED OUT ALL INQUIRIES THAT THEY CONSIDER APPROPRIATE.

The Appointment of the Liquidators

It is proposed that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed Liquidators for the purpose of the Liquidation.

The appointment of the Liquidators will become effective immediately upon the Resolutions coming into effect. At that point, the powers of our board of directors will cease (except as sanctioned by the members in general meeting) and the Liquidators will assume responsibility for the liquidation of the Company, including the payment of fees, costs and expenses of the Liquidation, the discharging of any remaining liabilities of the Company and the distribution of the Company’s surplus assets.

Authorization of the Liquidators and Danka Board of Directors

It is proposed that Danka shareholders authorize the Liquidators to exercise the powers laid down in UK Insolvency Act 1986 in order to wind up the Company, and notwithstanding the appointment of the Liquidators, it is proposed that Danka shareholders also authorize the directors of the Company to take any and all actions required to be taken by the Company, or which the directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction.

Remuneration of the Liquidators

It is proposed that the remuneration of the Liquidators be fixed, in accordance with the terms of their engagement letter with the Company, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that Danka shareholders authorize the Liquidators to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.

Authorization of the Liquidators to Wind Up Company Subsidiaries

It is proposed that Danka shareholders authorize the Liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as described above.

Proposal 7—The Termination Fee (page 47)

Danka has agreed to pay Konica Minolta a fee of U.S. $5 million in the event that the stock purchase agreement is terminated by Konica Minolta or the Selling Subsidiary because the Closing (as defined in the stock purchase agreement) has not occurred by October 8, 2008 or because the Company’s shareholders have failed to approve the Resolutions at the Extraordinary General Meeting, or by Konica Minolta after August 8, 2008 if shareholder approval of the Resolutions has not been satisfied by such date, and in any such case the Company’s board of directors has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the Resolutions, or taken any action or made any statement in connection with the Extraordinary General Meeting inconsistent with its recommendation of the Resolutions, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the Resolutions.

Pursuant to the UKLA Listing Rules, payment of a termination fee in an amount greater than one (1%) percent of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA Listing Rules requires shareholder approval.

In the event that shareholder approval of the Termination Fee is not obtained in accordance with the requirements of the UKLA Listing Rules, the Company has agreed to pay Konica Minolta an amount equal to one (1%) percent of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA Listing Rules in the circumstances referred to above.

Relationship of Proposals to One Another (page 48)

The Resolutions approving the stock purchase agreement, the sale transaction and the Liquidation are inter-conditional, requiring approval of each of the stock purchase agreement, the sale transaction and the Liquidation in order to take effect. The sale transaction cannot be consummated unless the Liquidation is approved by Danka shareholders.

Reasons for the Sale and the Liquidation and Recommendation of the Danka Board of Directors (page 29)

Our board of directors considered a number of factors in evaluating the stock purchase agreement, the sale transaction, the Liquidation and related proposals, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined, with two directors abstaining, that the stock purchase agreement, the sale transaction, the Liquidation and related proposals are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles, and, as principals of the Cypress Shareholders, they abstained due to their material interest in the sale transaction, the Liquidation and related proposals; however, the Cypress Shareholders have agreed to vote in favor of the Resolutions.

In reaching its decision to approve the stock purchase agreement, the sale transaction, the Liquidation and related proposals, and to recommend that you vote for the Resolutions, our board of directors consulted with our senior management, financial advisors and legal counsel and reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•

our board of directors’ familiarity with the business, competitive position, strategy and prospects of Danka and DOIC, the position of current and likely competitors, and current industry, economic and market conditions, and the risk that Danka’s continued operation of DOIC would not yield value to the Company and its shareholders as a whole superior to the value that would be provided in the sale transaction;

•	the fact that the challenges to our business have been exacerbated by the level of our indebtedness and our current liquidity requirements;

•

the potential need for equity capital to further delever the Company’s balance sheet and the prospect that raising such capital given the Company’s current capital structure and general market conditions would likely be extremely difficult;

•	the continuing net losses and the likelihood that we would continue to incur net losses in the future;

•

the possible alternatives to the sale transaction and Liquidation (including the possibility of the continued operation of DOIC and the desirability and perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of the alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders, taking into account the risks of execution, as well as the business, competitive, industry and market risks, than the sale transaction and Liquidation;

•

the likelihood that the continued accretion in the value of our convertible participating shares would outpace the increase in the value of the Company, further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and American Depositary Shares);

•

the $240 million in cash to be paid, subject to certain adjustments, as consideration in the sale transaction in relation to the current value of DOIC and our board of directors’ estimate of the future value of DOIC and the Company as independent operations;

•	the fact that the payment of the sale transaction consideration is in cash, which provides certainty, liquidity and immediate value to the Company;

•	the fact that the proceeds for the sale transaction will allow the Company to satisfy its outstanding debt obligations, including under the General Electric Capital Corporation credit facilities;

•

the fact that the Company’s current banking arrangements require certain amounts to be repaid to the lenders on July 1, 2008 and without the proceeds of the sale transaction, the Company believes that repayment of such amounts could be jeopardized depending upon current business conditions;

•

the financial analysis reviewed and discussed with our board of directors by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to our board of directors on April 7, 2008 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness from a financial point of view to the Selling Subsidiary of the consideration to be received by the Selling Subsidiary in the proposed sale;

•	the fact that the stock purchase agreement does not contain a financing condition as a closing condition;

•	the fact that the Cypress Shareholders agreed to vote their shares in favor of adoption of the stock purchase agreement, the sale transaction and the other related proposals;

•

the fact that the Cypress Shareholders, together with the Company’s other convertible participating shareholder, agreed to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of ordinary shares (including holders of American Depositary Shares) a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation, an amount they would not otherwise be entitled to receive;

•	the timing risk of the sale transaction and the Liquidation and the risk that if we do not accept Konica Minolta’s offer now, we may not have another opportunity to do so;

•	the likelihood that the proposed sale transaction would be completed, in light of the financial capabilities and the reputation of Konica Minolta and the limited regulatory approvals required;

•	our board of directors’ belief that the Liquidation enables the net cash in the Company, following consummation of the sale transaction, and after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the Liquidation, to be returned to Danka shareholders in the most cost effective manner; and

•

the social and economic effects of the sale transaction on employees, customers, suppliers and other constituencies of Danka and its subsidiaries and on the communities in which Danka operates or is located.

In the course of its deliberations, our board of directors also considered a variety of risks and other factors weighing negatively against the sale transaction, the Liquidation and related proposals, including the following:

•

the fact that DOIC will no longer contribute to the results of operations and financial condition of the Company, and that our shareholders will forego any future increase in our value that might result from the possible growth of DOIC or otherwise use our available cash to continue as a going concern;

•

the risks and contingencies related to the announcement and pendency of the sale transaction, the Liquidation and related proposals, including the impact of the sale transaction and the Liquidation on our customers, suppliers, other third parties and on the employees of DOIC;

•	the conditions to Konica Minolta’s obligation to complete the sale transaction and the right of Konica Minolta to terminate the stock purchase agreement in certain circumstances;

•	the risk that the sale transaction might not receive necessary regulatory approvals and clearances to complete the transaction;

•

the fact that under the terms of the stock purchase agreement, Danka cannot take any action to solicit or otherwise facilitate, including furnishing information, an Acquisition Proposal (defined below) except in certain circumstances, and must pay to Konica Minolta, by wire transfer in immediately available funds, $5,000,000 or, if payment of such sum is not approved at the Extraordinary General Meeting, an amount equal to one percent (1%) of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA listing rules to an account or accounts designated by Konica Minolta, in certain circumstances;

•	the interests certain directors and executive officers may have with the sale transaction, in addition to their interests as shareholders of Danka generally;

•

the fact that, pursuant to the stock purchase agreement, we must generally conduct the business of DOIC in the ordinary course and are subject to a variety of other restrictions on the conduct of DOIC prior to the closing of the sale transaction or termination of the stock purchase agreement;

•	the significant costs in consummating the sale transaction and the Liquidation;

•	the risk of employee and management disruption associated with negotiating and consummating the sale transaction and the Liquidation;

•	the risk that distributions from the Liquidation might not be made in the near future or at all; and

•

the possibility that the holders of our convertible participating shares may not receive any distributions in the Liquidation, or at a maximum, will receive distributions equaling less than 20% of the approximately U.S. $372 million in accrued payments to which they are currently entitled.

The board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section of the proxy statement, and the board of directors carefully considered all of these factors in reaching its determination and recommendation.

Opinion of Our Financial Advisor (page 32)

On April 7, 2008, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to as Houlihan Lokey, rendered its oral opinion to the board of directors of Danka (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 7, 2008, the consideration to be received by the Selling Subsidiary in the proposed sale was fair to the Selling Subsidiary from a financial point of view.

Houlihan Lokey’s opinion was directed to the board of directors of Danka and only addressed the fairness from a financial point of view of the consideration to be received in the proposed sale, and did not address any other aspect or implication of the proposed sale. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex G to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed sale. See “The Sale Transaction—Opinion of Houlihan Lokey” beginning on page 32.

The Extraordinary General Meeting of Danka Business Systems PLC (page 18)

Date, Time and Place. We will hold the Extraordinary General Meeting at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, at [—], London time, on [—], 2008, to consider and vote upon the Resolutions.

Record Date and Voting Power. Holders of American Depositary Shares as of the close of business on [—], 2008 are entitled to provide voting instructions to The Bank of New York Mellon as depositary to be voted at the Extraordinary General Meeting by the depositary pursuant to such voting instructions received.

American Depositary shareholders are not entitled to vote at the Extraordinary General Meeting. You may grant a proxy to vote your shares to the depositary through the enclosed voting instructional form.

Pursuant to Regulation 34 of the Uncertified Securities Regulations 1995, Danka has specified that, to be entitled to attend and vote at the Extraordinary General Meeting (and for the purpose of determining the number of votes they may cast), shareholders must be entered on the Company’s register of members at [—] (London time) on [—], 2008 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting).

Ordinary shareholders will have one vote at the Extraordinary General Meeting for each ordinary share owned by such holders at [—] (London time) on [—], 2008. As of the date hereof, there are 259,148,748 ordinary shares issued and outstanding and entitled to vote at the Extraordinary General Meeting, of which approximately 227,374,232 shares (88%) are represented by American Depositary Shares.

Convertible participating shareholders will have as many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible as of [—] (London time) on [—], 2008. There are 369,040 convertible participating shares (or 120,054,988 ordinary shares on an as converted basis) issued and outstanding and entitled to vote at the Extraordinary General Meeting.

Required Vote.

Sale Transaction

The sale of DOIC to Konica Minolta cannot be completed unless the stock purchase agreement and the sale transaction are approved by the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Liquidation

Entry into the Liquidation requires the affirmative vote of 75% of the votes cast at the Extraordinary General Meeting.

Appointment of the Liquidators

The appointment of Jeremy Spratt and Finbarr O’Connell as joint liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Remuneration of Liquidators

The approval of the remuneration of the liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of Liquidators to Exercise Powers and Directors to Consummate Sale Transaction

The authorization of the Liquidators to exercise the powers set forth in the Insolvency Act and the directors of the Company to take all actions necessary to complete the sale transaction requires the affirmative vote of 75% of the votes cast at the Extraordinary General Meeting.

Authorization of the Liquidators to Wind Up Company Subsidiaries

The authorization of the Liquidators to do all things necessary to wind up the remaining subsidiaries of the Company requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Termination Fee

The Termination Fee requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Holders of ordinary shares (and American Depositary Shares) and convertible participating shares vote together as a single class on the Resolutions. Holders of 338,569 of our convertible participating shares, (or 110,142,252 ordinary shares on an as converted basis) representing approximately 29% of the combined voting power of Danka’s outstanding capital stock, have agreed to vote their shares in favor of all the Resolutions.

Interests of Danka Executive Officers and Directors in the Sale (page 38)

When considering the recommendation of Danka’s board of directors, you should be aware that members of Danka’s board of directors and Danka’s executive officers have interests in the sale transaction or the Liquidation other than their interests as Danka shareholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Danka shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the stock purchase agreement, the sale transaction, the Liquidation and related proposals.

•

A.D. Frazier, our Chairman and Chief Executive Officer, and we are parties to agreements that provide certain change of control and severance payments and benefits in the event of his termination of employment under certain circumstances. If the sale transaction had occurred on March 31, 2008 and if

Mr. Frazier had terminated employment on that date, the total aggregate cash value of potential cash severance payments and benefits for Mr. Frazier would be approximately $3.7 million.

•

Each of our other current executive officers is party to an agreement with us that provides certain change of control and severance payments and benefits in the event of his or her termination of employment under certain circumstances. If the sale transaction had occurred on March 31, 2008 and if each of our executive officers had terminated employment on that date, the total aggregate cash value of potential cash severance payments and benefits for these executive officers would be approximately $5.3 million.

•

Although, as of the date of this proxy statement, no member of our management has entered into any agreement with Konica Minolta, Konica Minolta has informed us of its intention to retain members of our existing management team after the sale transaction is completed on terms to be negotiated between Konica Minolta and management. Konica Minolta has initiated discussions with members of our existing management team with respect to such arrangements.

•

Two members of our board of directors, Chris Harned and Joseph Parzick, who are the appointed directors and are principals of the Cypress Shareholders which, as of the date hereof, collectively hold approximately 92% of the Company’s convertible participating shares, have a material interest in maximizing the proceeds of the sale transaction, and any other assets of the Company to be distributed in the Liquidation, for the benefit of the Cypress Shareholders.

In connection with the change of control and severance payments and benefits owed to our current officers, at the closing of the sale transaction, Konica Minolta will pay to the Selling Subsidiary the amount of $5,161,827, which amount will be used by the Company and the Selling Subsidiary to pay the change of control and severance payments to certain of our current officers.

Non-Solicitation; Fiduciary-Out (page 59)

From the date of the stock purchase agreement until the earlier of termination of the stock purchase agreement or the closing, neither Danka nor the Selling Subsidiary will take, nor permit DOIC or any affiliate of Danka or the Selling Subsidiary to take, directly or indirectly, any action to solicit or otherwise facilitate any offer or inquiry or the making, submission or announcement of any proposal or offer that constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined below). If Danka, the Selling Subsidiary, DOIC, any such affiliate or representative of Danka or the Selling Subsidiary receives from any third party any offer, inquiry or informational request, Danka and the Selling Subsidiary will promptly advise such third party, by written notice, of the provisions of the stock purchase agreement governing third party solicitations and will promptly, orally and in writing, advise Konica Minolta of such offer, inquiry or request and deliver a copy of such notice to Konica Minolta. Danka, the Selling Subsidiary, DOIC or any such affiliate or representative of Danka or the Selling Subsidiary immediately shall cease and cause to be terminated all existing discussions or negotiations with any such third party conducted heretofore with respect to an Acquisition Proposal and will cease any action to knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

Nevertheless, in certain circumstances, we may take, directly or indirectly, certain actions specified in the stock purchase agreement, in response to an unsolicited and bona fide Acquisition Proposal, if and only to the extent that the Board of Directors of Danka concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that such acquisition proposal constitutes a Superior Proposal (as defined below) and that the failure to take such action would be in breach of the fiduciary duties of the Danka’s directors or would violate certain of their obligations under applicable laws or regulations or rules of a governmental or regulatory authority.

Subject to certain conditions, the Company may furnish information with respect to DOIC to a third party (and the representatives of such third party) making an Acquisition Proposal and engage in discussions or negotiations with such third party and its representatives regarding any such Acquisition Proposal; provided, however, that Danka and the Selling Subsidiary shall furnish or make available to Konica Minolta any non-public information concerning DOIC that is furnished or made available to the third party (and the representatives of such person) making such Acquisition Proposal that has not previously been furnished or made available to Konica Minolta prior to or at the time it is furnished or made available to such third party.

Conditions to the Closing of the Sale Transaction (page 60)

Pursuant to the stock purchase agreement, each party’s obligation to effect the sale transaction is subject to the satisfaction or waiver of various conditions, which include the following:

Konica Minolta will not be obligated to effect the sale transaction unless the following conditions are satisfied or waived:

•

the representations and warranties of the Company and the Selling Subsidiary are true and correct in all material respects on and as of the date of the stock purchase agreement, and any representation or warranty made as of a specific date is true and correct on and as of such date; provided, however, that those representations and warranties containing materiality qualifiers shall be true and correct in all respects on and as of the date of the stock purchase agreement, and any representation or warranty made as of a specific date shall be true and correct on and as of such date;

•

the representations and warranties of the Company and the Selling Subsidiary are true and correct in all material respects on and as of the pre-closing date and the closing date as though such representations or warranties were made on and as of the pre-closing date and the closing date, except for those representations and warranties that are made as of a specific date, which shall be true and correct as of such date (in each case, without regard to materiality qualifiers) except where the failure of any such representations or warranties to be true and correct on and as of the pre-closing date and the closing date or such earlier date have not had or could not reasonably be expected to have a Material Adverse Effect (as defined in the stock purchase agreement and described later herein);

•

the Company and the Selling Subsidiary have performed and complied with, in all material respects, each agreement, covenant and obligation required by the stock purchase agreement at or before the closing;

•	the Company and the Selling Subsidiary have delivered an officer’s certificate and secretary’s certificate;

•

no order or law is in effect restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the stock purchase agreement or the escrow agreement which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by the stock purchase agreement or the escrow agreement to Konica Minolta;

•

all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to consummate the sale transaction have been obtained, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority, including under the Hart-Scott-Rodino Act, have occurred;

•	since the date of this stock purchase agreement, there has not occurred a Material Adverse Change (as defined in the stock purchase agreement and described later herein);

•	Konica Minolta has received resignations from each director of DOIC’s board of directors;

•	the escrow agreement has been executed;

•

there shall be a minimum of 87,000 machines in field (“MIFs”) in the aggregate, provided that Konica Minolta’s sole recourse for the failure to meet the this condition shall be to reduce the purchase price by an amount equal to the result of multiplying $2,800 by the difference between 87,000 and the actual number of MIFs;

•	all indebtedness of DOIC has been released and repaid in full;

•

the Resolutions have been approved by the shareholders of Danka in accordance with all applicable laws and pursuant to the terms of the stock purchase agreement provided, however, that approval of the Termination Fee shall not be a condition to closing;

•

the Selling Subsidiary has provided Konica Minolta an Internal Revenue Service Form 8023 for which the Selling Subsidiary has completed all portions applicable to, and has executed on behalf of, the Selling Subsidiary and DOIC.

The Company and the Selling Subsidiary will not be obligated to effect the sale transaction unless the following conditions are satisfied or waived:

•

the representations and warranties of Konica Minolta are true and correct in all material respects on and as of the closing date as though such representations or warranties were made on and as of the closing date;

•	Konica Minolta has performed and complied with, in all material respects, each agreement, covenant and obligation required by the stock purchase agreement at or before the closing;

•	Konica Minolta has delivered an officer’s certificate and secretary’s certificate;

•

no order or law is in effect restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the stock purchase agreement or any ancillary agreement;

•

all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to consummate the sale transaction have been obtained, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority, including under the Hart-Scott-Rodino Act, have occurred;

•	the escrow agreement has been executed; and

•

the Resolutions have been approved by the shareholders of Danka in accordance with all applicable laws and pursuant to the terms of the stock purchase agreement, provided, however, that approval of the Termination Fee shall not be a condition to closing.

Indemnification (page 62)

The stock purchase agreement provides that, subject to the limitations set forth in the stock purchase agreement, the Company and the Selling Subsidiary will indemnify Konica Minolta or its affiliates designated pursuant to the terms of the stock purchase agreement (the “Konica Minolta Indemnified Persons”) for any loss suffered by such persons:

•

as a result of a breach of any representations and warranties made by, or nonfulfillment or failure to perform any covenant or agreement on the part of, Danka or the Selling Subsidiary (determined in all cases without regard to “material” or “materially” qualifiers);

•	as a result of certain Taxes (as defined in the stock purchase agreement) relating to periods prior to the closing.

Subject to the terms of the stock purchase agreement, Konica Minolta has agreed to indemnify the Selling Subsidiary and its affiliates for any loss suffered by such persons:

•	as a result of a breach of any representations and warranties made by, or nonfulfillment or failure to perform any covenant or agreement on the part of, Konica Minolta.

The Konica Minolta Indemnified Persons shall not be entitled to indemnification under the stock purchase agreement unless the amount of an individual or series of related individual claims exceeds $25,000 and until all indemnifiable claims exceed U.S. $250,000. When such threshold is reached, indemnification becomes due for all claims in excess of $250,000. The Company and the Selling Subsidiary shall not be called upon to pay indemnification in excess of the amounts held by the escrow agent in accordance with the escrow agreement as described below. The maximum potential liability of the Company and the Selling Subsidiary in respect of its indemnification obligations to the Konica Minolta Indemnified Persons is $25 million.

The Escrow Agreement (page 68)

$25 million of the purchase price to be paid by Konica Minolta at closing will be held in escrow for a period of four years following closing to satisfy any and all claims which may be made under the stock purchase agreement. The amount of cash held in escrow will be reduced each year following closing (to $20 million after year one, $15 million after year two, $10 million after year three, and terminating after year four), with certain amounts not required to satisfy claims under the stock purchase agreement being returned to Danka on each anniversary of closing. The escrow will step down only to the extent there are not any claims pending against such amounts.

Termination of the Stock Purchase Agreement (page 63)

The stock purchase agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the closing:

•	by mutual written agreement of the Selling Subsidiary and Konica Minolta;

•

by either the Selling Subsidiary or Konica Minolta in the event (i) of a material breach by the non-terminating party if such non-terminating party fails to cure such breach within fifteen (15) business days following notification thereof by the terminating party or (ii) upon notification by the terminating party that the satisfaction of any condition to the terminating party’s obligations under the stock purchase agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of the stock purchase agreement by the terminating party;

•

by either the Selling Subsidiary or Konica Minolta if any governmental or regulatory authority has issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the stock purchase agreement and such order or other action has become final and nonappealable;

•

at any time after October 8, 2008 by the Selling Subsidiary or Konica Minolta if the closing has not occurred on or before such date and such failure to consummate is not caused by a breach of the stock purchase agreement by the terminating party;

•

at any time by the Selling Subsidary or Konica Minolta after the stock purchase agreement has been submitted for a vote of the shareholders of the Company if the Resolutions have not been approved at such meeting (including any adjournment or postponement thereof); provided, however, that the failure to approve the Termination Fee shall not, in and of itself, permit termination by either party; or

•	at any time after August 8, 2008 by Konica Minolta if the shareholder approval condition set forth above has not been satisfied.

Termination Fees and Expenses (page 63)

Danka has agreed to pay Konica Minolta a fee of U.S. $5 million (if such fee is approved by Danka shareholders at the Extraordinary General Meeting) in the event that the stock purchase agreement is terminated by Konica Minolta or the Selling Subsidiary because the Closing (as defined in the stock purchase agreement) has not occurred by October 8, 2008 or because the Company’s shareholders have failed to approve the Resolutions at the Extraordinary General Meeting, or by Konica Minolta after August 8, 2008 if shareholder approval of the Resolutions has not been satisfied by such date, and in any such case the Company’s board of directors has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the Resolutions, or taken any action or made any statement in connection with the Extraordinary General Meeting inconsistent with its recommendation of the Resolutions, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the Resolutions.

In the event that shareholder approval of the $5 million termination fee is not obtained in accordance with the requirements of the UKLA Listing Rules, the Company has agreed to pay Konica Minolta an amount equal to one (1%) percent of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA Listing Rules in the circumstances referred to above.

Purchase Price Adjustment (page 52)

The purchase price for the sale of DOIC to Konica Minolta is $240 million in cash. The purchase price is subject to an upward or downward net worth adjustment. The final purchase price will be adjusted, dollar for dollar, for each dollar by which the closing net worth of DOIC varies from the net worth as of an earlier reference date. The purchase price adjustment cannot exceed $10 million. In addition, the sum of $10 million will be held back by Konica Minolta from the amount payable by Konica Minolta at closing as security for the Company’s purchase price adjustment obligations.

Non-Competition (page 58)

For a period of four (4) years from the closing, the Company and the Selling Subsidiary, either alone or in conjunction with any other person, have agreed not to, directly or indirectly, and with certain exceptions, employ or seek to employ any person who within the prior twelve (12) months had been an officer or employee of DOIC, cause or attempt to cause any client, customer or supplier of DOIC to terminate or materially reduce its business with DOIC, disclose or use any confidential or secret information relating to DOIC or any of its clients, customers or suppliers, or compete in any jurisdiction with any of the lines of business in which DOIC participates in on the closing date.

The Voting Agreement (page 65)

As a condition to and inducement for Konica Minolta to enter into the stock purchase agreement, the Cypress Shareholders entered into the Voting Agreement with Konica Minolta, pursuant to which the Cypress Shareholders agreed, among other things, to vote all shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of all the Resolutions, including the sale transaction, the Liquidation and Termination Fee. The Cypress Shareholders exercise voting control over an aggregate of 338,569 shares of Danka 6.50% senior convertible participating stock as of the date hereof, which constitutes approximately 92% of the issued and outstanding shares of Danka 6.50% senior convertible participating stock and represents approximately 29% of the combined voting power of Danka’s outstanding capital stock. None of Konica Minolta, the Company nor their respective affiliates agreed to compensate the Cypress Shareholders for their entry into the Voting Agreement.

The Voting Agreement also requires the Cypress Shareholders to vote in favor of any other resolution proposed to the shareholders of Danka to facilitate the transactions contemplated by the stock purchase agreement, against any Acquisition Proposal (as defined in the stock purchase agreement) or other proposal in opposition to the sale transaction, and against any extraordinary dividend or change in the capital structure, other than pursuant to or permitted by the stock purchase agreement.

The obligations of the Cypress Shareholders under the Voting Agreement terminate on the earliest to occur of (i) consummation of the sale transaction, (ii) the termination of the stock purchase agreement in accordance with its terms, (iii) the written agreement of Konica Minolta to terminate the Voting Agreement, or (iv) the effectiveness of any amendment, or waiver by Danka or the Selling Subsidiary under, the stock purchase agreement, unless consented to in writing by the Cypress Shareholders.

The Letter Agreement (page 66)

In connection with the stock purchase agreement, the Cypress Shareholders entered into a letter agreement with the Company, pursuant to which the Cypress Shareholders agreed, among other things, to vote all the shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of the sale transaction, the Liquidation and related proposals.

The Cypress Shareholders also agreed to the allocation of proceeds in the Liquidation entitling the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation.

The obligations of the Cypress Shareholders under the letter agreement terminate on the earliest to occur of (i) termination of the stock purchase agreement in accordance with its terms or (ii) the effectiveness of any amendment, modification or supplement to, or waiver by Danka or the Selling Subsidiary under, the stock purchase agreement, unless consented to in writing by each of the Cypress Shareholders.

The Deed of Undertaking (page 67)

In order to ensure that there is some return to ordinary shareholders (including holders of American Depositary Shares) in the Liquidation, pursuant to a UK “Deed of Undertaking,” the holders of all the Company’s convertible participating shares, notwithstanding their rights as convertible participating shareholders under the Articles, have agreed to irrevocably and unconditionally direct and instruct the Liquidators to pay, out of the proceeds of the Liquidation prior to any distribution of the proceeds of the Liquidation to the convertible participating shareholders, to the persons who hold ordinary shares (including holders of American Depositary Shares) as at the time at which the Liquidation commences, an aggregate amount in cash equal to approximately $6.5 million, on the basis of a payment in cash of $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation. Following this payment, any additional proceeds of the Liquidation are to be paid to the convertible participating shareholders in accordance with the Articles and holders of ordinary shares (including holders of American Depositary Shares) would not receive any further distributions from the proceeds of the Liquidation.

The convertible participating shareholders have also undertaken in the “Deed of Undertaking” that in the event that any of them receives any amount in respect of a distribution of the proceeds of the Liquidation before such time as the holders of ordinary shares (including holders of American Depositary Shares) have received the cash payment referred to in the immediately preceding paragraph it shall hold such amount (limited to the relevant convertible participating shareholder’s pro rata portion of the relevant sum) in trust for the benefit of the holders of ordinary shares (including holders of American Depositary Shares) and shall promptly repay such pro rata portion to the Liquidators subject to the direction to the Liquidators to pay it to the holders of ordinary shares (including holders of American Depositary Shares) in accordance with the relevant provisions of the “Deed of Undertaking.”

The obligations of the convertible participating shareholders under the Deed of Undertaking are conditional on the Resolutions being duly approved by the requisite majorities at the Extraordinary General Meeting and closing of the sale transaction.

Appraisal Rights (page 39)

Under applicable UK law, holders of our American Depository Shares, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the sale transaction, the Liquidation or related proposals.

Regulatory Matters (page 39)

The sale transaction is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We have filed the appropriate notifications under the HSR Act, and the waiting period was terminated on May 2, 2008.

Material United States Federal Income Tax Consequences of the Sale (page 39)

The sale of DOIC will not be a taxable transaction to our shareholders.

As the payments made by the Company in the Liquidation, we believe that payments made to U.S. Holders (as defined below under the heading “United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or American Depositary Shares”) in the Liquidation should be treated as distributions in complete liquidation of the Company under Section 331 of the Code. As such, we believe that U.S. Holders should generally recognize capital gain or loss for U.S. federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by a U.S. Holder and such holders adjusted tax basis in its ordinary shares or American Depositary Shares. Nevertheless, there is no guarantee as to how the IRS will characterize the payments made to U.S. Holders in the Liquidation. It is possible that the IRS could contend that the payments made to U.S. Holders in the Liquidation should be treated as payments received by U.S. Holders in exchange for such holders voting in favor of the Liquidation. However, we believe that the payments made in the Liquidation should be treated as liquidating distributions under Section 331 of the Code. If, however, the payments to U.S. Holders were to be treated as payment to such holders to secure their vote in favor of the Liquidation, such holders would generally recognize ordinary income upon their receipt of payments made in the Liquidation. In such a case, provided a U.S. Holder receives no payments in the Liquidation characterized as liquidating distributions under Section 331 of the Code, a U.S. Holder generally will recognize a capital loss in the amount of a U.S. Holder’s adjusted tax basis at the time of the Liquidation for U.S. federal income tax purposes.

For more information regarding tax matters, see below under the heading “United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or American Depositary Shares” on page 42. Tax matters can be complicated and the tax consequences of the Liquidation will depend on a U.S. Holder’s particular tax situation. U.S. Holders are urged to consult their own tax advisor with respect to the U.S. federal income tax consequences of the receipt of a payment from the Company in the Liquidation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to us. The words “goal”, “anticipate”, “expect”, “believe”, “could”, “should”, “intend” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following:

•	the risk that the sale transaction and the Liquidation may not be consummated in a timely manner if at all;

•	the risk that distributions from the Liquidation might not be made in the near future or at all;

•

the risk that the stock purchase agreement may be terminated in circumstances which require us to pay Konica Minolta a termination fee equal to $5 million if approved by Danka shareholders or, if not approved, one percent (1%) of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA’s listing rules, subject to certain limitations;

•	any inability to comply with the Sarbanes-Oxley Act of 2002;

•	any material adverse change in financial markets, the economy or in our financial position;

•	increased competition in our industry and the discounting of products by our competitors;

•	new competition from non-traditional competitors as the result of evolving and converging technology;

•

any inability by us to procure, or any inability by us to continue to gain access to and successfully distribute current and new products, including digital products, color products, multi-function products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices;

•	any inability to arrange financing for our customers’ purchases of equipment from us;

•	any inability to successfully enhance, unify and effectively utilize our management information systems;

•	any inability to access vendor or bank lines of credit, which could adversely affect our liquidity;

•	any inability to record and process key data due to ineffective implementation of business processes and policies;

•	any negative impact from the loss of a key vendor or customer;

•	any negative impact from the loss of any of our senior or key management personnel;

•	any change in economic conditions in markets where we operate or have material investments which may affect demand for our products or services;

•	any incurrence of tax liabilities or tax payments beyond our current expectations, which could adversely affect our liquidity and profitability;

•	any inability to continue to access our credit facilities, or comply with the financial or other representations, warranties, covenants or maturities in our debt instruments;

•	any delayed or lost sales or other impacts related to the commercial and economic disruption caused by natural disasters, including hurricanes;

•	any delayed or lost sales and other impacts related to the commercial and economic disruption caused by terrorist attacks, the related war on terrorism, and the fear of additional terrorist attacks;

•	any inability by us to remediate our material weakness in internal controls over financial reporting; and

•	other risks including those risks identified in any of our filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings, nor do we endorse any projections regarding future performance, which may be made by others outside our Company.

THE EXTRAORDINARY GENERAL MEETING

This proxy statement is being furnished to our shareholders as part of the solicitation of specific voting instructions from holders of Danka’s American Depositary Shares and proxies from holders of Danka’s convertible participating shares to be voted at an Extraordinary General Meeting of Danka Business Systems PLC or any adjournment or postponement thereof.

Date, Time and Place

We will hold the Extraordinary General Meeting at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, at [—], London time, on [—], 2008.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, our ordinary shareholders (including holders of American Depositary Shares) and holders of our convertible participating shares will be asked to consider and vote on resolutions (the “Resolutions”) to approve:

1. the sale by the Company and the Selling Subsidiary of DOIC on the terms of and subject to the conditions of the stock purchase agreement, dated as of April 8, 2008;

2. entry into a members voluntary liquidation (the “Liquidation”);

3. the appointment of Jeremy Spratt and Finbarr O’Connell of KPMG Limited as joint liquidators for the purpose of the voluntary winding-up of the Company;

4. the authorization of the joint liquidators to exercise the powers laid down in Schedule 4, Part I, of the UK Insolvency Act 1986; and notwithstanding the appointment of the joint liquidators, the authorization of the directors of the Company to take any and all actions required to be taken by the Company, or which the Directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction; and

5. the authorization to fix the remuneration of the joint liquidators, in accordance with the terms of their engagement letter with the Company, at their normal charging rate, and the authorization that they be permitted to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the Liquidation;

6. the authorization of the joint liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 5 above; and

7. the approval of a U.S. $5 million termination fee to be paid to Konica Minolta in the event the stock purchase agreement is terminated under certain circumstances (the “Termination Fee”).

It is not anticipated that any other matters will be brought before the Extraordinary General Meeting.

Record Date; Shares Entitled to Vote; Quorum

Record Date

The Danka board of directors has fixed [—] (London time) on [—], 2008 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting) as the time and date for determining the holders of Danka ordinary and convertible participating shares entitled to attend, and to vote at, the Extraordinary General Meeting. Only holders of record of Danka ordinary and convertible participating shares as of such time and date will be entitled to attend, and to vote at, the Extraordinary General Meeting.

Holders of American Depositary Shares as of the close of business on [— ], 2008 are entitled to notice of the Extraordinary General Meeting and to provide specific voting instructions to The Bank of New York Mellon as depositary to be voted at the Extraordinary General Meeting by the depositary pursuant to such voting instructions received.

Shares Entitled to Vote

As of the date hereof, approximately 259,148,748 ordinary shares were issued and outstanding and held by approximately [—] holders of record. Holders of record of our ordinary shares are entitled to one vote per share on each matter to be considered at the Extraordinary General Meeting.

As of the date hereof, approximately 369,040 convertible participating shares (or 120,054,988 ordinary shares on an as converted basis) were issued and outstanding and held by approximately 4 holders of record. Holders of record of our convertible participating shares at [—] (London time) on [—], 2008 are entitled to as many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible as of such time and date. The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of February 15, 2008, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and [—], 2008 that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), at [—] (London time) on [—], 2008, the time and date for determining the holders of ordinary shares and convertible participating shares entitled to vote at the Extraordinary General Meeting, the conversion rate will be [—] ordinary shares per convertible participating share.

If you are a holder of record of Danka convertible participating shares at [—] (London time) on [—], 2008, you may vote your Danka shares in person at the Extraordinary General Meeting or by proxy as described below under “—Voting Instructions and Proxies.”

As of the date hereof, approximately 227,374,232 ordinary shares were represented by American Depositary Shares. Holders of record of Danka American Depositary Shares cannot vote the ordinary shares represented by your American Depositary Shares at the Extraordinary General Meeting. Rather, ordinary shares represented by American Depositary Shares can only be voted pursuant to specific voting instructions on the enclosed voting instructional form, which must be returned to The Bank of New York Mellon, as depositary. Each American Depositary Share represents four ordinary shares.

Quorum

A quorum of shareholders is necessary to hold the Extraordinary General Meeting.

A quorum is present at the Extraordinary General Meeting if at least three holders of record of ordinary shares and/or convertible participating shares are present in person or by proxy at the Extraordinary General Meeting.

Required Vote

Sale Transaction

The sale cannot be completed unless the stock purchase agreement and the sale transaction are approved by the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Liquidation

Entry into the Liquidation requires the affirmative vote of 75% of the votes cast at the Extraordinary General Meeting.

Appointment of the Liquidators

The appointment of Jeremy Spratt and Finbarr O’Connell as joint liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of the Liquidators to Exercise Powers and Directors to Consummate Sale Transaction

The authorization of the Liquidators to exercise the powers set forth in the Insolvency Act and the directors of the Company to take all actions necessary to complete the sale transaction requires the affirmative vote of 75% of the votes cast at the Extraordinary General Meeting.

Remuneration of the Liquidators

The approval of the remuneration of the liquidators requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Authorization of the Liquidators to Wind Up Company Subsidiaries

The authorization of the Liquidators to do all things necessary to wind up the remaining subsidiaries of the Company requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Termination Fee

The Termination Fee requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

Holders of ordinary shares (and American Depositary Shares) and convertible participating shares vote together as a single class on the Resolutions. Holders of 338,569 of our convertible participating shares (or 110,142,252 ordinary shares on an as converted basis), representing approximately 29% of the combined voting power of Danka’s outstanding capital stock, have agreed to vote their shares in favor of all the Resolutions.

Voting by the Cypress Shareholders

The Voting Agreement

As a condition to and inducement for Konica Minolta to enter into the stock purchase agreement, the Cypress Shareholders entered into the Voting Agreement with Konica Minolta, pursuant to which the Cypress Shareholders agreed, among other things, to vote all shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of all the Resolutions, including the sale transaction, the Liquidation and Termination Fee. The Cypress Shareholders exercise voting control over an aggregate of 338,569 shares of Danka 6.50% senior convertible participating stock as of the date hereof, which constitutes approximately 92% of the issued and outstanding shares of Danka 6.50% senior convertible participating stock and represents approximately 29% of the combined voting power of Danka’s outstanding capital stock. None of Konica Minolta, the Company nor their respective affiliates agreed to compensate the Cypress Shareholders for their entry into the Voting Agreement.

The Voting Agreement also requires the Cypress Shareholders to vote in favor of any other resolution proposed to the shareholders of Danka to facilitate the transactions contemplated by the stock purchase agreement, against any Acquisition Proposal (defined below) or other proposal in opposition to the sale transaction, and against any extraordinary dividend or change in the capital structure, other than pursuant to or permitted by the stock purchase agreement.

The obligations of the Cypress Shareholders under the Voting Agreement terminate on the earliest to occur of (i) consummation of the sale transaction, (ii) the termination of the stock purchase agreement in accordance with its terms, (iii) the written agreement of Konica Minolta to terminate the Voting Agreement, or (iv) the effectiveness of any amendment, or waiver by Danka or the Selling Subsidiary under, the stock purchase agreement, unless consented to in writing by the Cypress Shareholders.

The Letter Agreement

In connection with the stock purchase agreement, the Cypress Shareholders entered into a letter agreement with the Company, pursuant to which the Cypress Shareholders agreed, among other things, to vote all the shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of the sale transaction, the Liquidation and related proposals.

The Cypress Shareholders also agreed to the allocation of proceeds in the Liquidation entitling the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation.

The obligations of the Cypress Shareholders under the letter agreement terminate on the earliest to occur of (i) termination of the stock purchase agreement in accordance with its terms or (ii) the effectiveness of any amendment, modification or supplement to, or waiver by Danka or the Selling Subsidiary under, the stock purchase agreement, unless consented to in writing by each of the Cypress Shareholders.

Voting Instructions and Proxies

Holders of American Depositary Shares

Holders of American Depositary Shares should complete and return the voting instructional form provided to them in their proxy materials by the depositary in accordance with the terms provided thereon not later than 5:00 p.m. (New York time) on [—], 2008. If you hold American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares at the Extraordinary General Meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American Depositary Shares will be voted at the meeting by the depositary pursuant to the voting instructional forms received from holders of American Depositary Shares.

Holders of Convertible Participating Shares

If your convertible participating shares are registered in your name, you may vote by returning the signed proxy card or voting in person at the meeting. If you plan to attend the Extraordinary General Meeting and wish to vote in person, you will be given a ballot at the meeting. If your convertible participating shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Extraordinary General Meeting in person. Voting instructions are included on your proxy card.

A pink form of proxy is enclosed for convertible participating shareholders. To be effective, forms of proxy in respect of convertible participating shares must be deposited at our registered office, Masters House, 107 Hammersmith Road, London W14 0QH England, at least 48 hours before the time appointed for the holding of the Extraordinary General Meeting. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

All convertible participating shares represented by properly executed proxies received in time for the Extraordinary General Meeting will be voted at the Extraordinary General Meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Resolutions.

If other matters are properly presented before the Extraordinary General Meeting, the persons named in the proxy will have authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. Danka does not currently expect that any matter other than as described in this proxy statement will be brought before the Extraordinary General Meeting.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via telephone through your broker or bank if such a service is provided. To vote via telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the Extraordinary General Meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via telephone through your broker or bank, if possible, or attend the Extraordinary General Meeting and vote in person with a proxy from your broker or bank, your convertible participating shares will not be counted in the final tabulation.

Revocability of Voting Instructions and Proxies

Holders of American Depositary Shares

American Depositary Shareholders may revoke their voting instructions to the depositary at any time before 5:00 p.m. (New York time) on [—], 2008 by delivering a notice in writing to the depositary or granting a later-dated signed voting instructional form. You cannot cancel your voting instructions to the depositary by attending the Extraordinary General Meeting or by granting a proxy to vote at the meeting for you.

Holders of Convertible Participating Shares

Danka convertible participating shareholders of record may revoke their proxies by one of three ways:

First, at least 48 hours before the Extraordinary General Meeting, holders of convertible participating shares can deliver to the Company’s registered office a written notice bearing a date later than the proxy you delivered stating that you would like to revoke your proxy.

Second, at least 48 hours before the Extraordinary General Meeting, you can complete, execute and deliver to the Company’s registered office a new, later-dated proxy card for the same shares.

Third, you can attend the meeting and vote in person. Your attendance at the Extraordinary General Meeting alone will not revoke the proxy.

If you have instructed a broker or bank to vote your shares and you wish to change your instructions, you must follow directions received from your broker or bank to change those instructions.

The Cypress Shareholders exercise voting control over approximately 29% of the combined voting power of Danka’s outstanding capital stock through their ownership of the Company’s convertible participating shares. As discussed in “The Voting Agreement” on page 65, the Cypress Shareholders have entered into a Voting Agreement which requires that they vote in favor of the Resolutions.

Board of Directors Recommendation

Our board of directors considered a number of factors in evaluating the stock purchase agreement, the sale transaction, the Liquidation and related proposals, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined, with two directors abstaining, that the stock purchase agreement, the sale transaction, the Liquidation and related proposals are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles, and, as principals of the Cypress Shareholders, they abstained due to their material interest in the sale transaction, the Liquidation and related proposals; however, the Cypress Shareholders have agreed to vote in favor of the Resolutions.

Solicitation of Voting Instructions and Proxies

The cost of soliciting voting instructions and proxies will be borne by Danka. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Extraordinary General Meeting at a cost of approximately $[—] plus expenses. In addition to the use of the mails, voting instructions and proxies may be solicited personally or by telephone by our employees; no additional compensation will be paid to our employees for such services. We may also reimburse brokers, The Bank of New York Mellon, the depositary of our American Depositary Share program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their voting instructions and/or proxies.

THE COMPANIES

Danka Business Systems PLC

Danka Business Systems PLC, a UK public limited company, was formed in 1977 and is one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States. We offer a wide range of state of the art office imaging products, services, supplies and solutions that primarily include digital, black and white and color copiers/printers, peripherals, facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training.

Our revenue is generated from two primary sources: (i) new retail equipment and related sales and (ii) service and supply contracts. We, through our U.S. subsidiaries, primarily sell Canon products in the United States. We also sell other brands, including Kodak/Nexpress, Toshiba, Konica Minolta and Hewlett-Packard. A significant portion of our retail equipment and related sales are made to existing customers, and nearly all are sold with a service or supply contract. These contracts typically have an initial term of one to three years and renew on an annual basis thereafter. A large majority of our retail equipment and related sales are financed by third party finance or leasing companies.

We employ approximately 1,850 individuals.

Our principal executive offices are located at Masters House, 107 Hammersmith Road, London W14 0QH England. Our telephone number in the United Kingdom is 011-44-207-605-0150. Our website is located at: http://www.danka.com. Additional information regarding Danka is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information,” on page 72.

The Selling Subsidiary

Danka Holding Company is an indirect wholly-owned subsidiary of Danka and is the direct parent of DOIC.

Konica Minolta Business Solutions U.S.A., Inc.

Konica Minolta Business Solutions U.S.A., Inc. is a leader in advanced imaging and networking technologies from the desktop to the print shop, brings together unparalleled advances in security, print quality and network integration via its award-winning line of bizhub(TM) multifunction products (MFPs); bizhub PRO(TM) production printing systems; magicolor(R) desktop color laser printers and all-in-ones; and pagepro(TM) monochrome desktop laser printers and all-in-ones. Konica Minolta also offers advanced software solutions, wide-format printers, microform digital imaging systems, and scanning systems for specialized applications. Headquartered in Ramsey, New Jersey, Konica Minolta delivers expert professional services and client support through an extensive network of direct sales offices, authorized dealers, resellers and distribution partners in the United States, Canada, Mexico, Central America and South America.

PROPOSAL 1—THE SALE TRANSACTION

The following discussion summarizes the material terms of the sale transaction. We urge you to read carefully the stock purchase agreement, which is attached as Annex A to this proxy statement.

Background of the Sale Transaction

Over the past several years, our business has been challenged by certain factors, primarily technological advancements in the markets we serve, the need to adapt to such advances and increased competition. These challenges have been exacerbated by the level of our indebtedness and our liquidity requirements. In response to these challenges and in order to strengthen our balance sheet we engaged in a number of restructuring transactions and cost reduction efforts and sold the entirety of our operations outside of the United States, including most recently the January 2007 sale of our European operations to Ricoh Europe, B.V.

As part of our continued focus to improve our competitive position, restructure our balance sheet and enhance shareholder value, the board of directors authorized management to engage a financial advisor to assist in the evaluation of the Company’s strategic alternatives. In September 2006, the Company engaged Houlihan Lokey Howard & Zukin Capital, Inc., which we refer to as HLHZ, as its financial advisor in connection with our consideration of strategic alternatives.

Following the sale of our European operations, the Company and HLHZ began exploring a number of alternatives available for restructuring the convertible participating shares. These alternatives included: (i) converting all or a portion of the convertible participating shares into ordinary shares; (ii) freezing the dividend accrual and accretion in value of the convertible participating shares; and (iii) cancelling the convertible participating shares in exchange for a combination of cash, warrants, and/or a secured or unsecured note or other securities. Following discussions with the Cypress Shareholders, the Company and the Cypress Shareholders concluded that the issues pertaining to the Company’s capital structure could be better addressed by the other alternatives described below.

In June 2007, the Company entered into an agreement with General Electric Capital Corporation for a new senior secured credit facility that was used, together with the proceeds of the Company’s sale of its European operations, to reduce and refinance the Company’s existing indebtedness.

During 2007, the Company, with the assistance of HLHZ, explored the alternatives available to the Company for raising additional equity capital from strategic investors that would further reduce the Company’s leverage and possibly facilitate a restructuring of the convertible participating shares and permit the Company to remain a more viable independent entity. The Company approached four potential investors in connection with soliciting interest in a strategic investment in the Company. Each of the four potential investors was a manufacturer active in the industry and had a significant prior relationship with the Company, and was approached because the Company believed such party might have been interested in a minority investment in the Company in order to ensure the distribution of such party’s products by the Company. Such an investment was not viable due to the unwillingness of any of the solicited potential investors to partner with actual or potential competitors. Also, the alternatives for structuring a strategic investment were (i) the issuance of additional ordinary shares, which the potential strategic investors found unworkable due to the relative range in values of the Company as compared to the value of the convertible participating shares, or (ii) the issuance of other securities, which were not permitted pursuant to the rights granted to the convertible participating shareholders under the Company’s Articles of Association. As a result of the obstacles described above, none of the potential investors chose to pursue a strategic investment.

Given the Company’s capital structure and the accreted value of the convertible participating shares, the Company’s inability to procure any further debt financing beyond the senior secured credit facility provided by General Electric Capital Corporation as described above, and the inability to find a strategic investor, the Company concluded that the only viable alternative (outside a material restructuring of operations of the

Company that might have somehow significantly altered the Company’s liquidity position and strength in the marketplace) was to consider a sale of the Company.

On October 29 and 30, 2007, at a regularly scheduled meeting of the Company’s board of directors, the board of directors met with its legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and its financial advisor and preliminarily discussed the condition of the debt and equity markets and a variety of strategic alternatives, including a strategic investment or sale of the Company. The board of directors also considered a scenario in which no strategic investment, sale transaction or other alternative was consummated and the effects of such a scenario on the Company. The Company’s outside legal counsel reviewed with the board of directors the board’s fiduciary duties, disclosure obligations and certain other matters related to the board’s review of strategic alternatives. At this meeting the board of directors agreed that the Company should continue to explore such strategic investment and sale process.

The Company and HLHZ engaged in a number of discussions with the four potential investors regarding a strategic investment; however, they did not result in any strategic investment being consummated.

In November 2007, the Company and HLHZ approached the four investors contacted earlier regarding a strategic investment in the Company and three additional parties in connection with soliciting interest in a possible sale of the entire Company. The potential bidders contacted were comprised solely of manufacturers active in the industry. The three additional parties that the Company contacted were approached later than the initial four prospective bidders because they did not have any significant prior dealings with the Company’s U.S. operations.

Three of the seven prospective bidders declined any interest in pursuing a possible transaction. The Company subsequently made management presentations and conducted other meetings with the four other prospective bidders. HLHZ advised the Company that it had received feedback from two of the bidders, including Konica Minolta, indicating interest in a potential sale transaction.

While discussions with the Company’s senior management and HLHZ continued with the other potential bidder for some time, in early February 2008, the Company focused its efforts toward a transaction with Konica Minolta, as a result of our perceived commitment by Konica Minolta to proceed more promptly with a transaction as compared to the other potential bidder. Though such bidder never indicated a precise indication of value, the bidder did indicate that the purchase price should be based on precedent transactions which resulted in a lower EBITDA multiple than the multiple that resulted from other transactions that the Company believed were more appropriate. As a result, we were concerned that given this preliminary indication regarding valuation, the other potential bidder would not offer as high a purchase price as was indicated by Konica Minolta, and even if a bid were offered, the other potential bidder had not agreed to move forward toward completing a transaction as quickly as Konica Minolta.

On January 2, 2008, the Company’s electronic data room, containing documents of the Company to be used in the due diligence process, was opened to Konica Minolta. Konica Minolta conducted a thorough due diligence review of the Company over the next two months.

On January 3, 2008, the Company and HLHZ resumed discussions with Konica Minolta regarding a potential transaction, which included a sale of the entire company, and as initiated by Konica Minolta because of legacy tax, indemnification and other liabilities with respect to Danka’s non-U.S. operations, a sale of Danka’s U.S. operations.

On January 22, 2008, Konica Minolta and its advisors attended follow-up management presentations at the offices of the Company’s financial advisor in New York.

On January 28, 2008, the Company’s board of directors met with its legal counsel and its financial advisor and discussed two possible scenarios for a strategic transaction involving the Company, which included a sale of the entire company and, as initiated by Konica Minolta because of legacy tax, indemnification and other liabilities with respect to Danka’s non-U.S. operations, a sale of Danka’s U.S. operations. The board of directors, together with management and its legal and financial advisors, discussed Konica Minolta’s insistence for a sale structure involving only the U.S. operations, and concluded that Konica Minolta’s position was possibly acceptable in the interests of moving forward toward a potential sale transaction. The board of directors also discussed preliminarily the scenarios for distributing the resulting cash proceeds from a sale of either a sale of the entire company or the U.S. operations to shareholders, including a voluntarily winding of Danka, since a sale of the Company’s U.S. operations would comprise the sale of the entirety of the Company’s remaining operations. The board of directors instructed management and its legal and financial advisors to continue discussions regarding the proposed sale transaction with Konica Minolta and subsequent winding up of Danka’s operations.

On January 30, 31 and February 1, 2008, Konica Minolta and its advisors attended a second series of management presentations at the Company’s headquarters in St. Petersburg, Florida, received additional due diligence materials, and were provided with an opportunity for a question and answer session with management.

On February 6, 2008, the Company filed its Form 10-Q for the third quarter of fiscal 2008, showing continued challenges to our business.

On February 7, 2008, the Company met with Konica Minolta at Konica Minolta’s headquarters in Ramsey, New Jersey, to continue discussions regarding the structure of a potential transaction.

On February 8, 2008, the Company received a non-binding letter of intent from Konica Minolta offering $250 million for all of the issued and outstanding capital of DOIC, with $12.5 million of the purchase price to be held in escrow for a period of one (1) year. The letter of intent did not indicate a potential limit on indemnification obligations of the Company for indemnification claims made by Konica Minolta under the stock purchase agreement.

On February 15, 2008, the board of directors discussed the current status of the sale process and strategic alternatives with management and with its legal and financial advisors, including the letter of intent received from Konica Minolta. The board of directors instructed management to proceed with the proposed sale transaction on the basis of the terms outlined in the letter of intent.

On February 21, 2008, and again on February 27-29, 2008, the Company and HLHZ met with Konica Minolta and its financial advisors at the Company’s headquarters in St. Petersburg, Florida, in order for Konica Minolta to carry out additional financial, legal and other business due diligence regarding Danka’s U.S. operations.

On March 4, 2008, the Company received a term sheet from Konica Minolta regarding an acquisition of DOIC. The term sheet included additional terms not in the non-binding letter of intent, including, among other things, an additional $12.5 million to be held in escrow (along with the $12.5 million proposed by Konica Minolta in its non-binding letter of intent) to satisfy certain potential tax obligations. The $12.5 million for tax matters was to be held for a period of ninety (90) days after expiration of all applicable statute of limitations. The term sheet also proposed indemnification terms pursuant to which Konica Minolta’s indemnification claims under the stock purchase agreement could amount to $100 million. The term sheet also required all obligations of the Company or the Selling Subsidiary to be guaranteed not only by the Company, but also the Cypress Shareholders, and proposed a termination fee of $8.75 million.

On March 6, 2008, Konica Minolta circulated an initial draft of a proposed stock purchase agreement.

On March 7, 2008, representatives of the Company communicated to representatives of Konica Minolta that the provisions in the term sheet and proposed stock purchase agreement that differed from the non-binding letter of intent described above were unworkable, in part because of the Company’s contemplated liquidation upon consummation of a sale transaction.

On March 11, 2008, senior representatives of the Company and Konica Minolta, including their respective legal advisors, met at Konica Minolta’s request, to discuss the term sheet proposed by Konica Minolta, as well as an initial draft of a stock purchase agreement delivered to the Company by Konica Minolta. At such meeting, the Company and its legal advisors again communicated that certain terms of the term sheet and proposed stock purchase agreement were unworkable. Konica Minolta replied that it was prepared to move forward on the terms set forth in the term sheet and proposed stock purchase agreement. Given the impasse, the Company’s senior management, together with its legal advisors, terminated the meeting.

On March 13, A.D. Frazier, the Company’s Chairman and Chief Executive Officer, and Jun Haraguchi, Konica Minolta U.S.A.’s President and Chief Executive Officer, agreed to meet in person in an attempt to move the sale transaction forward. As a result of the meeting, Konica Minolta agreed to the elimination of a guarantee from the Cypress Shareholders and proposed a reduction of the cap on indemnification obligations to $62.5 million. At this meeting, however, following further due diligence and the concessions set forth in the previous sentence, Mr. Haraguchi indicated that Konica Minolta may no longer be willing to pay the $250 million purchase price.

On March 11, 2008, an independent committee of the board of directors (the “Committee”) created at the January 2008 meeting of the board of directors, began discussions with the Cypress Shareholders, who hold approximately 92% of the Company’s convertible participating shares, concerning the allocation of the net proceeds of any sale of the Company or its U.S. operations between holders of the Company’s convertible participating shares and ordinary shares, including American Depositary Shares. The Committee consisted of the members of the Company’s Audit Committee, David J. Downes, Kevin C. Daly and J. Ernest Riddle, as well as the Company’s lead director, W. Andrew McKenna. Under the terms of Danka’s existing Articles of Association, the holders of Danka’s ordinary shares (and American Depositary Shares) would not be entitled to receive any portion of the amount which is expected to be available for distribution to Danka’s shareholders; however, approval of the sale transaction and any winding up of the Company would require approval of the ordinary shareholders (including holders of American Depositary Shares).

On March 13, 2008, the two members of the Company’s board of directors who are also principals of the Cypress Shareholders presented a proposal to the Committee outlining an offer to the ordinary shareholders, (including holders of American Depositary Shares) as incentive to approve the sale transaction of DOIC and the effective liquidation of the remaining assets of the Company. Cypress’ initial offer consisted of either: (i) a fixed price of $0.05 per American Depositary Share (or $0.0125 per ordinary share) upon consummation of the sale transaction; or (ii) an offer to share in the potential risks and benefits of the Liquidation and receive a distribution two years from entering into the Liquidation ranging from $0.10 to $0.13 per American Depositary Share (or $0.025 to $0.0325 per ordinary share).

On March 18, 2008, the Committee provided a counter offer to the Cypress Shareholders of $0.23 per American Depositary Share (or $0.0575 per ordinary share), which approximated the volume weighted trading price of an American Depositary Share since the delisting of the Company’s American Depositary Shares from The NASDAQ Capital Market on December 17, 2007. From prior conversations with the Cypress Shareholders, however, the members of the Committee entered into discussions with the Cypress Shareholders recognizing that it was highly unlikely the Cypress Shareholders would agree to pay such an amount.

As discussions between the Company and Konica Minolta and between the Company and Cypress continued regarding a potential sale transaction involving the Company’s U.S. operations and subsequent liquidation of the Company, the Company’s liquidity position continued to worsen. In addition, the Company recognized that it would likely be unable to continue to benefit from the very favorable payment terms with its suppliers, including its largest supplier, over the long term. In this regard, the board of directors, together with management and its legal and financial advisors, discussed the possibility that entering into an agreement with Konica Minolta for the sale of Danka’s U.S. operations would increase the likelihood that one or more suppliers would revoke the current payment terms extended to the Company by such supplier. The board of directors, together with management and its legal and financial advisors, also discussed the deteriorating condition of the debt and equity markets in general and discussed a variety of strategic alternatives available to address the Company’s liquidity position. The Company also entered into discussions with its lenders under its credit facility, including General Electric Capital Corporation, concerning the availability of additional liquidity to meet any supplier demands for payment upon the announcement of any proposed sale transaction. On March 19, 2008, the Committee was notified of terms of such bridge financing from General Electric Capital Corporation, which included a condition that additional credit would be made available if and when a definitive agreement was entered into with Konica Minolta or another third party for a sale of the Company’s U.S. operations or another transaction on substantially similar terms.

On March 21, 2008, the Cypress Shareholders presented a revised offer to the Committee of $0.075 per American Depositary Share (or $0.01875 per ordinary share).

On March 27, 2008, senior representatives of the Company and Konica Minolta, including its financial and legal advisors, continued discussions regarding the terms of a sale of Danka’s U.S. operations. Following negotiations, in addition to a reduction of the cap on Danka’s indemnification obligations to the $25 million to be held in escrow, which would ensure that a minimum amount of proceeds would be received by the Company in the sale transaction irrespective of any indemnification obligations, Konica Minolta revised its purchase price offer to $240 million from its original offer of $250 million.

On March 30, 2008, the reduction in the purchase price from Konica Minolta’s original offer of $250 million to its current offer of $240 million was communicated to the Cypress Shareholders. As a result, the Cypress Shareholders withdrew their offer of $0.075 per American Depositary Share (or $0.01875 per ordinary share) and instead offered $0.05 per American Depositary Share (or $0.0125 per ordinary share). In discussions with the Cypress Shareholders, the Company’s financial advisor stressed that such an offer to the Committee would be unproductive. After continued discussions and deliberations by the Cypress Shareholders, Cypress reinstated its offer to the Committee of $0.075 per American Depositary Share (or $0.01875 per ordinary share).

On April 2, 2008, following considerable discussions among the Cypress Shareholders, the Committee and the Company’s financial advisor, the Cypress Shareholders and the Committee representatives agreed on a liquidation distribution allocation of $0.10 per American Depositary Share (or $0.025 per ordinary share), which, given the Committee’s and the Cypress Shareholders’ knowledge that, under the Company’s existing Articles of Association, the holders of ordinary shares (including holders of American Depositary Shares) would not be entitled to receive any portion of the amount which was expected to be available for distribution to Danka’s shareholders, represented a potential return to ordinary shareholders and allowed the transaction with Konica Minolta to proceed. The Committee subsequently convened and unanimously agreed to recommend the liquidation distribution allocation of $0.10 per American Depositary Share (or $0.025 per ordinary share) to the full board of directors. The Cypress Shareholders and Danka also agreed to enter into a letter agreement at the time of the execution of the stock purchase agreement, pursuant to which the Cypress Shareholders would agree to vote in favor of the resolutions to approve the sale transaction, the Liquidation and related proposals, and would agree formally to the liquidation distribution allocation described above.

On April 7, 2008, the Company’s board of directors met to consider the terms of the proposed sale transaction and Liquidation of the Company, including the proposed allocation of the sale proceeds and any other remaining Company assets, of $0.10 per American Depositary Share (or $0.025 per ordinary share). Houlihan Lokey rendered its oral opinion to the Board of Directors of Danka Business Systems (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 7, 2008, the consideration to be received by the Selling Subsidiary in the proposed sale was fair to the Selling Subsidiary from a financial point of view. The Committee and the board of directors considered the utility of obtaining a fairness opinion as it related to the consideration to be received by the ordinary shareholders of Danka in the Liquidation, but decided not to request such an opinion because, under the terms of Danka’s Articles of Association, the holders of Danka’s ordinary shares (including holders of American Depositary Shares) would not be entitled to receive any portion of the amount which is expected to be available for distribution to Danka’s shareholders in the Liquidation. However, because the convertible participating shareholders have agreed to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of Danka’s ordinary shares (including holders of American Depositary Shares), a cash distribution of $0.025 per ordinary share, or $0.10 per American Depositary Share, if sufficient funds are available for distribution to Danka’s shareholders in the Liquidation, the Committee and the board of directors concluded that the holders of Danka’s ordinary shares (including holders of American Depositary Shares) would receive greater consideration than they would otherwise have received under the terms of Danka’s Articles of Association.

After careful consideration by the Company’s board of directors and consultation with its legal and financial advisors, the Company’s board of directors unanimously determined, with two directors abstaining, that the stock purchase agreement, the sale transaction, the Liquidation and related proposals, in each case, subject to finalization of the terms thereof, are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, approved the stock purchase agreement and its execution, the Liquidation and related proposals and resolved to recommend that the Company’s shareholders vote in favor of the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles, and, as principals of the Cypress Shareholders, they abstained due to their material interest in the sale transaction, the Liquidation and related proposals; however, the Cypress Shareholders have agreed to vote in favor of the Resolutions.

On April 8, 2008, the Company and Konica Minolta finalized and signed the stock purchase agreement with a view towards closing the sale transaction before June 30, 2008. Immediately following execution of the stock purchase agreement, General Electric Capital Corporation made additional capital available to the Company in order for the Company to become current on the amounts owed to its largest supplier.

In order to effect the agreed allocation in the Liquidation, the Company procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the Liquidators to pay to the holders of ordinary shares (including holders of American Depositary Shares) the agreed allocation of $0.10 per American Depositary Share (or $0.025 per ordinary share) out of the proceeds of the Liquidation, prior to any distribution of the proceeds of the Liquidation to the holders of convertible participating shares.

Reasons for the Sale and the Liquidation and Recommendation of the Danka Board of Directors

Our board of directors considered a number of factors in evaluating the stock purchase agreement, the sale transaction, the Liquidation and related proposals, and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously determined, with two directors abstaining, that the stock purchase agreement, the sale transaction, the Liquidation and related proposals are fair (including from a financial point of view) and reasonable and are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolutions. The two abstaining directors are the directors appointed by the Cypress Shareholders pursuant to the Articles, and, as principals of the Cypress Shareholders, they abstained due to their material interest in the sale transaction, the Liquidation and related proposals; however, the Cypress Shareholders have agreed to vote in favor of the Resolutions.

In reaching its decision to approve the sale transaction, the Liquidation and related proposals, and to recommend that you vote for the Resolutions, our board of directors consulted with our senior management, financial advisors and legal counsel and reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•

our board of directors’ familiarity with the business, competitive position, strategy and prospects of Danka and DOIC, the position of current and likely competitors, and current industry, economic and market conditions, and the risk that Danka’s continued operation of DOIC would not yield value to the Company and its shareholders as a whole superior to the value that would be provided in the sale transaction;

•	the fact that the challenges to our business have been exacerbated by the level of our indebtedness and our current liquidity requirements;

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the potential need for equity capital to further delever the Company’s balance sheet and the prospect that raising such capital given the Company’s current capital structure and general market conditions would likely be extremely difficult;

•	the continuing net losses and the likelihood that we would continue to incur net losses in the future;

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the possible alternatives to the sale transaction and Liquidation (including the possibility of the continued operation of DOIC and the desirability and perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of the alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders, taking into account the risks of execution, as well as the business, competitive, industry and market risks, than the sale transaction and Liquidation;

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the likelihood that the continued accretion in the value of our convertible participating shares would outpace the increase in the value of the Company, further reducing the return to the holders of convertible participating shares and increasing the possibility of no return to the holders of ordinary shares (and American Depositary Shares);

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the $240 million in cash to be paid, subject to certain adjustments, as consideration in the sale transaction in relation to the current value of DOIC and our board of directors’ estimate of the future value of DOIC and the Company as independent operations;

•	the fact that the payment of the sale transaction consideration is in cash, which provides certainty, liquidity and immediate value to the Company;

•	the fact that the proceeds for the sale transaction will allow the Company to satisfy its outstanding debt obligations, including under the General Electric Capital Corporation credit facilities;

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the fact that the Company’s current banking arrangements require certain amounts to be repaid to the lenders on July 1, 2008 and without the proceeds of the sale transaction, the Company believes that repayment of such amounts could be jeopardized depending upon current business conditions;

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the financial analysis reviewed and discussed with our board of directors by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to our board of directors on April 7, 2008 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness from a financial point of view to the Selling Subsidiary of the consideration to be received by the Selling Subsidiary in the proposed sale;

•	the fact that the stock purchase agreement does not contain a financing condition as a closing condition;

•	the fact that the Cypress Shareholders agreed to vote their shares in favor of adoption of the stock purchase agreement, the sale transaction and the other related proposals;

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the fact that the Cypress Shareholders, together with the Company’s other convertible participating shareholder, agreed to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of ordinary shares (including holders of American Depositary Shares) a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation, an amount they would not otherwise be entitled to receive;

•	the timing risk of the sale transaction and the Liquidation and the risk that if we do not accept Konica Minolta’s offer now, we may not have another opportunity to do so;

•	the likelihood that the proposed sale transaction would be completed, in light of the financial capabilities and the reputation of Konica Minolta and the limited regulatory approvals required;

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our board of directors’ belief that the Liquidation enables the net cash in the Company, following consummation of the sale transaction, and after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the Liquidation, to be returned to Danka shareholders in the most cost effective manner; and

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the social and economic effects of the sale transaction on employees, customers, suppliers and other constituencies of Danka and its subsidiaries and on the communities in which Danka operates or is located.

In the course of its deliberations, our board of directors also considered a variety of risks and other factors weighing negatively against the sale transaction, the Liquidation and related proposals, including the following:

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the fact that DOIC will no longer contribute to the results of operations and financial condition of the Company, and that our shareholders will forego any future increase in our value that might result from the possible growth of DOIC or otherwise use our available cash to continue as a going concern;

•

the risks and contingencies related to the announcement and pendency of the sale transaction, the Liquidation and related proposals, including the impact of the sale transaction and the Liquidation on our customers, suppliers, other third parties and on the employees of DOIC;

•	the conditions to Konica Minolta’s obligation to complete the sale transaction and the right of Konica Minolta to terminate the stock purchase agreement in certain circumstances;

•	the risk that the sale transaction might not receive necessary regulatory approvals and clearances to complete the transaction;

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the fact that under the terms of the stock purchase agreement, Danka cannot take any action to solicit or otherwise facilitate, including furnishing information, an Acquisition Proposal (defined below) except in certain circumstances, and must pay to Konica Minolta, by wire transfer in immediately available funds, $5,000,000 or, if payment of such sum is not approved at the Extraordinary General Meeting, an amount equal to one percent (1%) of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA listing rules to an account or accounts designated by Konica Minolta, in certain circumstances;

•	the interests certain directors and executive officers may have with the sale transaction, in addition to their interests as shareholders of Danka generally;

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the fact that, pursuant to the stock purchase agreement, we must generally conduct the business of DOIC in the ordinary course and are subject to a variety of other restrictions on the conduct of DOIC prior to the closing of the sale transaction or termination of the stock purchase agreement;

•	the significant costs in consummating the sale transaction and the Liquidation;

•	the risk of employee and management disruption associated with negotiating and consummating the sale transaction and the Liquidation;

•	the risk that distributions from the Liquidation might not be made in the near future or at all; and

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the possibility that the holders of our convertible participating shares may not receive any distributions in the Liquidation, or at a maximum, will receive distributions equaling less than 20% of the approximately U.S. $372 million in accrued payments to which they are currently entitled.

The board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section of the proxy statement, and the board of directors carefully considered all of these factors in reaching its determination and recommendation.

Opinion of our Financial Advisor

Opinion of Houlihan Lokey

On April 7, 2008, Houlihan Lokey rendered its oral opinion to the Board of Directors of Danka (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of April 7, 2008, the consideration to be received by the Selling Subsidiary in the proposed sale was fair to the Selling Subsidiary from a financial point of view.

Houlihan Lokey’s opinion was directed to the Board of Directors of Danka and only addressed the fairness from a financial point of view of the consideration to be received in the proposed sale, and did not address any other aspect or implication of the proposed sale. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex G to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed sale.

In arriving at its opinion, Houlihan Lokey:

1. reviewed a draft, dated April 5, 2008, of the stock purchase agreement;

2. reviewed certain publicly available business and financial information relating to DOIC that it deemed to be relevant;

3. reviewed certain information relating to the current and future operations, financial condition and prospects of DOIC made available to Houlihan Lokey by DOIC and Danka, including financial projections prepared by the management of DOIC relating to the future financial and operating performance of DOIC;

4. spoke with certain members of the management of DOIC and Danka and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of DOIC, the proposed sale and related matters;

5. compared the financial and operating performance of DOIC with that of public companies that Houlihan Lokey deemed to be relevant;

6. considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7. reviewed the current and historical market prices and trading volume for Danka’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

8. conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of DOIC and Danka advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of DOIC, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of DOIC since the date of the most recent financial statements provided to it, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. The opinion only addressed the fairness from a financial point of view to the Selling Subsidiary of the consideration to be received by the Selling Subsidiary in the proposed sale, and Houlihan Lokey did not consider, and the opinion does not in any manner address, any other aspect or implication of the proposed sale or any related or unrelated plan or transaction involving the DOIC, the Selling Subsidiary or Danka or any other agreement, arrangement or understanding to which the DOIC, the Selling Subsidiary or Danka may be or become a party.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreement identified in the stock purchase agreement and all other related agreements, documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the proposed sale would be satisfied without waiver thereof, and (d) the proposed sale would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the proposed sale would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the proposed sale would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the DOIC, the Selling Subsidiary or Danka, or otherwise have an adverse effect on the DOIC, the Selling Subsidiary or Danka or any expected benefits of the proposed sale that was material to Houlihan Lokey’s analysis. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from the drafts of said documents.

Furthermore, in connection with the opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of DOIC, the Selling Subsidiary or Danka or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring after the date of the opinion.

Houlihan Lokey was not requested to opine as to, and the opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of DOIC, the Selling Subsidiary or Danka, their security holders or any other party to proceed with or effect the proposed sale, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the proposed sale or otherwise, (iii) the fairness of any portion or aspect of the proposed sale to the holders of any class of securities, creditors or other constituencies of the DOIC, the Selling Subsidiary or Danka, or to any other party, except as set forth in the opinion, (iv) the relative merits of the proposed sale as compared to any alternative business strategies that might exist for DOIC, the Selling Subsidiary or Danka or any other party or the effect of any other transaction in which DOIC, the Selling Subsidiary or Danka or any other party might engage, (v) the fairness of any portion or aspect of the proposed sale to any one class or group of DOIC’s, the Selling Subsidiary’s or Danka’s or any other party’s security holders vis-à-vis any other class or group of DOIC’s, the Selling Subsidiary’s or Danka’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not DOIC, the Selling Subsidiary or Danka, its security holders or any other party is receiving or paying reasonably equivalent value in the proposed sale, (vii) the solvency, creditworthiness or fair value of DOIC or the Selling Subsidiary or any other participant in the proposed sale under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the proposed sale, any class of such persons or any other party, relative to the consideration to be receive by the Selling Subsidiary in the Sale or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with Danka’s consent, on the assessment by DOIC, Danka and their advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to DOIC, the Selling Subsidiary or Danka and the proposed sale. The issuance of the opinion was approved by a committee authorized to approve opinions of this nature.

The opinion was furnished for the use and benefit of the Board of Directors of Danka in connection with its consideration of the proposed sale and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Houlihan Lokey’s prior written consent. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of Danka, any security holder of Danka or any other person as to how to act or vote with respect to any matter relating to the proposed sale.

In preparing its opinion to the Board of Directors of Danka, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to DOIC or the proposed sale. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Danka’s control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the Board of Directors of Danka to assist it in evaluating the proposed sale and were among many factors considered by the Board of Directors of Danka in evaluating the proposed sale. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration or of the views of the Board of Directors or management of Danka with respect to the proposed sale.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to the Board of Directors of Danka on April 7, 2008. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, Enterprise Values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of March 31, 2008, and the transaction value for the companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of EBITDA and Revenue of DOIC for the fiscal years ending March 31, 2007, 2008 and 2009 were based on estimates provided by Danka’s management. Estimates of EBITDA and Revenue for the selected companies listed below for the fiscal years ending 2007, 2008 and 2009 were based on publicly available research analyst estimates for those companies. For purposes of its analyses and its opinion, Houlihan Lokey assumed that the equity value and the enterprise value of DOIC were equivalent in all material respects.

Selected Companies Analysis

Houlihan Lokey calculated Enterprise Value multiples of certain financial data for selected companies in the office imaging and supplies industry.

The calculated multiples included:

Enterprise Value as a multiple of 2007 EBITDA;

Enterprise Value as a multiple of Last Twelve Months’ (LTM) EBITDA;

Enterprise Value as a multiple of estimated 2008 EBITDA;

Enterprise Value as a multiple of estimated 2009 EBITDA;

Enterprise Value as a multiple of 2007 Revenue;

Enterprise Value as a multiple of Last Twelve Months’ (LTM) Revenue;

Enterprise Value as a multiple of estimated 2008 Revenue; and

Enterprise Value as a multiple of estimated 2009 Revenue;

The selected companies in the office imaging and supplies industry were selected because they were deemed to be similar to DOIC in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to DOIC. The selected companies were:

Ikon Office Solutions

Xerox Corp

Pitney Bowes Inc.

OCE NV (ADRs)

The selected companies analysis indicated the following:

Multiple Description	High	Low	Median	Mean
Enterprise Value as a multiple of:
2007 EBITDA	8.5x	3.2x	6.8x	6.3x
LTM EBITDA	8.5x	3.2x	6.8x	6.3x
2008E EBITDA	8.4x	3.2x	6.6x	6.2x
2009E EBITDA	8.1x	3.1x	6.3x	5.9x

Enterprise Value as of multiple of:
2007 Revenue	2.0x	0.3x	0.8x	1.0x
LTM Revenue	2.0x	0.3x	0.8x	1.0x
2008E Revenue	1.9x	0.3x	0.8x	0.9x
2009E Revenue	1.8x	0.3x	0.7x	0.9x

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for DOIC provided by Danka’s management. The selected companies analysis indicated an implied Enterprise and Equity Value reference range for DOIC of $84.8 million to $152.0 million, as compared to the proposed sale consideration of $240.0 million.

Selected Transactions Analysis

Houlihan Lokey calculated Enterprise Value multiples of certain financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies in the office imaging and supplies industry it deemed relevant.

The calculated multiples included:

Enterprise Value as a multiple of the target company’s LTM EBITDA; and

Enterprise Value as a multiple of the target company’s LTM Revenue.

The selected transactions were selected because the target companies were deemed to be similar to DOIC in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed sale. The selected transactions were:

Target	Acquiror	Date Announced
Global Imaging Systems	Xerox Corporation	4/2/2007
Danka Europe	Ricoh Co. Ltd.	10/12/2006
Brandon Hire Plc	Wolseley Plc	3/28/2006
Imagistics International Inc.	OCE NV	9/16/2005
General Binding Corp.	ACCO Brands	3/16/2005
Azlan Group Plc	Tech Data Corp.	2/6/2003
Lanier Worldwide, Inc.	Ricoh Co. Ltd.	11/29/2000

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Median	Mean
Enterprise Value as a multiple of:
LTM EBITDA	11.8x	4.3x	8.7x	8.6x
LTM Revenue	1.62x	0.35x	0.93x	0.97x

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for DOIC provided by Danka’s management. The selected transactions analysis indicated an implied Enterprise and Equity Value reference range for DOIC of $201.9 million to $276.4 million, as compared to the proposed sale consideration of $240.0 million.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of DOIC’s unlevered, after-tax cash flows based on the projections provided by Danka’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 12% to 20% based on DOIC’s estimated weighted average cost of capital and terminal value multiple ranges ranging from 6.5x to 10.5x based on the multiples indicated by its selected companies analyses. The discounted cash flow analyses indicated an implied Enterprise and Equity Value reference range for DOIC of $180.8 million to $241.9 million, as compared to the proposed sale consideration of $240.0 million.

Other Matters

Danka engaged HLHZ pursuant to a letter agreement dated as of March 25, 2008 to render an opinion to the Board of Directors of Danka as to whether the consideration to be received by the Selling Subsidiary in the proposed sale was fair to the Selling Subsidiary from a financial point of view. Danka engaged HLHZ based on its and Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey will receive a fee for rendering its opinion which became payable upon the rendering of the opinion, regardless of the conclusion reached therein and HLHZ will receive a fee for acting as financial advisor to Danka in connection with the proposed sale which is contingent upon the consummation of the proposed sale. Danka has also agreed to indemnify HLHZ and Houlihan Lokey and certain related parties for certain liabilities and to reimburse HLHZ and Houlihan Lokey for certain expenses arising out of their engagements. Houlihan Lokey has consented to the inclusion of its opinion, which is included as Annex G to this proxy statement, and references to such opinion in this proxy statement.

Houlihan Lokey and its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to Danka and certain of its affiliates, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, acting as financial advisor to Danka relating to a possible restructuring of Danka and related matters. Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to Danka, Konica Minolta and other participants in the proposed sale and their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, Danka, Konica Minolta one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Danka, Konica Minolta, or any other party that may be involved in the proposed sale and their respective affiliates or any currency or commodity that may be involved in the proposed sale.

Interests of Danka Executive Officers and Directors in the Sale

When considering the recommendation of Danka’s board of directors, you should be aware that members of Danka’s board of directors and Danka’s executive officers have interests in the sale transaction or the Liquidation other than their interests as Danka shareholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Danka shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the stock purchase agreement, the sale transaction, the Liquidation and related proposals.

•

A.D. Frazier, our Chairman and Chief Executive Officer, and we are parties to agreements that provide certain change of control and severance payments and benefits in the event of his termination of employment under certain circumstances. If the sale transaction had occurred on March 31, 2008 and if Mr. Frazier had terminated employment on that date, the total aggregate cash value of potential cash severance payments and benefits for Mr. Frazier would be approximately $3.7 million.

•

Each of our other current executive officers is party to an agreement with us that provides certain change of control and severance payments and benefits in the event of his or her termination of employment under certain circumstances. If the sale transaction had occurred on March 31, 2008 and if each of our executive officers had terminated employment on that date, the total aggregate cash value of potential cash severance payments and benefits for these executive officers would be approximately $5.3 million.

•

Although, as of the date of this proxy statement, no member of our management has entered into any agreement with Konica Minolta, Konica Minolta has informed us of its intention to retain members of our existing management team after the sale transaction is completed on terms to be negotiated between Konica Minolta and management. Konica Minolta has initiated discussions with members of our existing management team with respect to such arrangements.

•

Two members of our board of directors, Chris Harned and Joseph Parzick, who are the appointed directors and are principals of the Cypress Shareholders which, as of the date hereof, collectively hold approximately 92% of the Company’s convertible participating shares, have a material interest in maximizing the proceeds of the sale transaction, and any other assets of the Company to be distributed in the Liquidation, for the benefit of the Cypress Shareholders.

In connection with the change of control and severance payments and benefits owed to our current officers, at the closing of the sale transaction, Konica Minolta will pay to the Selling Subsidiary the amount of $5,161,827, which amount will be used by the Company and the Selling Subsidiary to the change of control and severance payments to certain of our current officers.

Appraisal Rights

Under applicable UK law, holders of our American Depositary Shares, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the sale transaction, the Liquidation or related proposals.

Effective Time of the Sale

If the sale transaction is approved by our shareholders, pursuant to the stock purchase agreement, the closing will take place on the day that shareholder approval of the Resolutions is obtained. We currently expect to consummate the sale transaction before June 30, 2008.

Material United States Federal Income Tax Consequences of the Sale

The sale of DOIC will not be a taxable transaction to our shareholders.

Regulatory Matters

The sale transaction is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We have filed the appropriate notifications under the HSR Act, and the waiting period was terminated on May 2, 2008.

PROPOSALS 2 – 6—THE LIQUIDATION AND RELATED PROPOSALS

The following discussion summarizes the material terms of the Liquidation, including the related proposals to (i) enter into the Liquidation; (ii) appoint Jeremy Spratt and Finbarr O’Connell of KPMG LLP as the Liquidators for the purpose of the voluntary winding-up of the Company; (iii) authorize the Liquidators to exercise the powers laid down in UK Insolvency Act 1986, and notwithstanding the appointment of the Liquidators, authorize the directors of the Company to take any and all actions required to be taken by the Company, or which the directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction; (iv) approve the remuneration of the Liquidators; and (v) authorize the Liquidators to do all things necessary to wind up the remaining subsidiaries of the Company.

Background of the Liquidation and Related Proposals

For background information, please see “Background of the Sale Transaction” on page 25.

Reasons for the Liquidation and Recommendation of the Danka Board of Directors

For the reasons for the liquidation and the recommendation of the Danka Board of Directors, please see “Reasons for the Sale and the Liquidation and Recommendation of the Danka Board of Directors” on page 29.

The Liquidation

The Liquidation is a solvent liquidation in which it is expected all creditors of Danka will be paid in full together with statutory interest. The Liquidation will commence upon Danka shareholders passing the Resolutions at the Extraordinary General Meeting to approve, among other things, the Liquidation and to appoint the Liquidators.

As required by the Insolvency Act 1986 for a members’ voluntary liquidation, all or a majority of the directors of the Company will swear a statutory declaration of solvency prior to the Extraordinary General Meeting that they have made a full inquiry into the affairs of the Company and that, having done so, they have formed the opinion that the Company will be able to pay its debts in full, together with interest at the official rate, within a period of 12 months from the commencement of the Liquidation.

If the Resolutions are not approved at the Extraordinary General Meeting, the resolution to wind up the Company will be void and of no effect and the Liquidation will not commence.

Subject to the passing of the Resolutions at the Extraordinary General Meeting, upon appointment the Liquidators’ duties will be to realize the Company’s assets, inquire into the existence and value of creditors’ claims against the Company, settle any liabilities and return any surplus assets to Danka shareholders as soon as practicable after the Extraordinary General Meeting.

In order to deal with creditors’ claims, the Liquidators will write to all of the Company’s known creditors (actual and contingent), requiring them to prove their claims by a claims deadline. The Liquidators may also give notice in appropriate newspapers in order to draw to the attention of the Company’s creditors that they intend to make a distribution to creditors. The Liquidators will not be obliged to deal with any claims of creditors lodged after the expiration of the claims deadline (although they may do so, if they think fit).

The Liquidators will have wide statutory powers enabling them to bring finality to matters and concluded the Liquidation expeditiously, including the power to estimate any contingent claims.

The Company’s directors expect that, in aggregate, an amount of approximately U.S.$[—] million (after distribution of the agreed allocation to the holders of ordinary shares (including holders of American Depositary Shares) and not including any remaining proceeds from the escrow account established for the benefit of Konica

Minolta) should ultimately be available for distribution to shareholders in the Liquidation and distributions will be made as soon as possible after the Extraordinary General Meeting, subject to the level of claims received by the Liquidators and the progress made in agreeing those claims.

The Company’s directors believe that the Liquidation will enable the net cash in the Company, following consummation of the sale transaction, and after taking into account all known actual and contingent liabilities of the Company and payment of the fees, costs and expenses of the Liquidation, to be returned to Danka shareholders in the most cost effective manner.

Following the return of any remaining surplus assets to the Company’s shareholders, the Liquidators will hold a final general meeting of the Company for the purpose of laying before it an account of the winding up showing how it has been conducted and how the Company’s property has been disposed of. Within one week after this general meeting, the Liquidators will send to the registrar of companies a copy of the account, and will make a return to him of the holding of the meeting and its date. The Company will be deemed to be dissolved automatically on the expiration of three months after the account and return have been registered by the registrar of companies.

IN THE EVENT THAT THE LIABILITIES OF, AND CREDITORS CLAIMS AGAINST, THE COMPANY SUBSTANTIALLY EXCEED THE AMOUNTS ANTICIPATED BY THE DIRECTORS, IT IS POSSIBLE THAT EITHER A REDUCED DISTRIBUTION OR NO DISTRIBUTION WOULD BE MADE BY THE LIQUIDATORS TO DANKA SHAREHOLDERS.

DANKA SHAREHOLDERS SHOULD NOTE THAT THE DECISION BOTH AS TO THE QUANTUM AND TIMING OF THE DISTRIBUTIONS IN THE LIQUIDATION WILL BE FOR THE LIQUIDATORS TO DETERMINE IN ACCORDANCE WITH THEIR DUTIES AS SUCH. THEIR DECISION WILL BE MADE ONLY AFTER THEY HAVE CARRIED OUT ALL INQUIRIES THAT THEY CONSIDER APPROPRIATE.

Final Record Date

Pursuant to UK law, we will close our share transfer books and discontinue recording transfers of our ordinary shares (including American Depositary Shares) and convertible participating shares immediately upon entry into the Liquidation following shareholder approval of the Liquidation at the Extraordinary General Meeting. Therefore the date of entry into the Liquidation will also serve as the final record date (the “Final Record Date”) for determining the holders of ordinary shares (including American Depositary Shares) and convertible participating shares entitled to receive any distribution made to the holders of American Depositary Shares in the Liquidation.

Accordingly, after the Final Record Date, certificates representing ordinary shares (including American Depositary Shares) and convertible participating shares will not be assignable or transferable on our books except by will, intestate succession or operation of law. It is anticipated that no further trading of our shares will occur after the Final Record Date. All liquidating distributions made by the Liquidators after the Final Record Date will be made to shareholders according to their holdings of ordinary shares (including American Depositary Shares) or convertible participating shares as of the Final Record Date.

Listing and Trading of American Depositary Shares

Pursuant to UK law, we will close our share transfer books on the Final Record Date and cease recording share transfers at such time. Accordingly, it is expected that trading in record ownership of the shares will cease on and after the Final Record Date.

Reporting Requirements

If the Liquidation is approved and the Company enters into the Liquidation, the Company intends to cease filing reports under the Exchange Act, and the Company may, to the extent we deem necessary or desirable, file a “no-action” request with the SEC asking that the SEC’s Division of Corporation Finance not recommend enforcement action against the Company if it ceases filing Exchange Act reports.

Appointment of Liquidators

It is proposed that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed Liquidators for the purpose of the Liquidation.

The appointment of the Liquidators will become effective immediately upon the Resolutions coming into effect. At that point, the powers of our board of directors will cease (except as sanctioned by the members in general meeting) and the Liquidators will assume responsibility for the liquidation of the Company, including the payment of fees, costs and expenses of the Liquidation, the discharging of any remaining liabilities of the Company and the distribution of the Company’s surplus assets.

Authorization of Liquidators and Danka Board of Directors

It is proposed that Danka shareholders authorize the Liquidators to exercise the powers laid down in UK Insolvency Act 1986 in order to wind up the Company, and notwithstanding the appointment of the Liquidators, it is proposed that Danka shareholders also authorize the directors of the Company to take any and all actions required to be taken by the Company, or which the directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction.

Remuneration of the Liquidators

It is proposed that the remuneration of the Liquidators be fixed, in accordance with the terms of their engagement letter with the Company, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letters with the Company) and that Danka shareholders authorize the Liquidators to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.

Authorization of Liquidators to Wind Up Company Subsidiaries

It is proposed that Danka shareholders authorize the Liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as described above.

Material United States Federal Income Tax Consequences of the Liquidation

United States Federal Income Tax Consequences to United States Holders of the Company’s Ordinary Shares or American Depositary Shares

The following is a description of the principal US federal income tax consequences that may be relevant to a U.S. Holder (as defined below) with respect to the Selling Subsidiary’s sale of the shares of DOIC, the dissolution of the Selling Subsidiary, and the liquidation of the Company. This description is for general information only, and, does not purport to be a comprehensive description of all tax consequences that may be relevant to DOIC, the Selling Subsidiary, the Company, or to a holder of ordinary shares or American Depositary Shares nor does it purport to address all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor’s investment or tax circumstances, or to the holders of the ordinary shares or American Depositary Shares that may be subject to special tax rules, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons that received the ordinary shares or American Depositary Shares as compensation for the performance of services;

•	holders who own, or are deemed to own, at least 10% or more, by voting power or value, of ordinary shares, including ordinary shares represented by American Depositary Shares ;

•	persons that have a functional currency other than the US dollar;

•

holders who hold the Company’s ordinary shares or American Depositary Shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for US federal income tax purposes;

•	persons who will not hold ordinary shares or American Depositary Shares as capital assets for US federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	investors that have a permanent establishment in the United Kingdom; or

•	dual-resident investors.

Moreover, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or non-U.S. tax consequences relating to the ownership and disposition of the ordinary shares or American Depositary Shares.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury Regulations (“Treasury Regulations”) promulgated thereunder, and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. The United States tax laws and the interpretation thereof are subject to change. These changes could apply retroactively and could affect the tax consequences described below. No rulings or determinations of the Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained in regards to the U.S. federal income tax consequences described below. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

As used here, a “U.S. Holder” means a beneficial owner of ordinary shares or American Depositary Shares that, for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•

a corporation or other business entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Colombia);

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust, if (A) a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorised to control all substantial decisions of the trust or (B) the trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, that holds ordinary shares or American Depositary Shares will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding ordinary shares or American Depositary Shares should consult its tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares or American Depositary Shares by the partnership.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute legal or tax advice to any particular holder. All holders of ordinary shares or American Depositary Shares should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances as well as any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Ownership of American Depositary Shares in General

Generally, U.S. Holders of American Depositary Shares will be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the American Depositary Shares.

The Sale of DOIC

The stock purchase agreement provides that, at Konica Minolta’s option, the Selling Subsidiary and Konica Minolta will join in making an election under Section 338(h)(10) of the Code (a “338(h)(10) Election”), the general effect of which is to treat the sale of DOIC’s shares as the sale of DOIC’s assets for U.S. federal income tax purposes. A 338(h)(10) Election would result in the recognition of a tax gain or loss on the sale with respect to each of the DOIC assets, computed (subject to certain adjustments) in each case as the consideration allocable to the asset sold less the adjusted tax basis of the asset sold. We anticipate that a 338(h)(10) Election would not result in any net tax for the Selling Subsidiary because the aggregate adjusted tax basis of the DOIC assets sold in the sale coupled with DOIC’s current year losses from operations plus available net operating loss carry forwards, as reflected on the Selling Subsidiary’s consolidated federal income tax returns, would exceed DOIC’s amount realized on the sale.

If the 338(h)(10) Election is not made, then the Selling Subsidiary will recognize gain with respect to the sale of the stock of DOIC, equal to the difference between the amount realized by the Selling Subsidiary upon the sale of DOIC’s shares and the Selling Subsidiary’s adjusted tax basis in the stock of DOIC. We anticipate that the sale of DOIC shares would not result in any taxable gain to the Selling Subsidiary because the Selling Subsidiary’s aggregate adjusted tax basis in the shares of DOIC would exceed the amount realized by the Selling Subsidiary on the sale of DOIC’s shares.

The Liquidation of the Company

We believe that the payments made to U.S. Holders in the Liquidation should be treated as distributions in complete liquidation of the Company under Section 331 of the Code. As such, we believe that it is likely that U.S. Holders will generally be subject to U.S. federal income tax consequences described below under “Liquidation Payments—Treatment as Distributions in Complete Liquidation of the Company.” Nevertheless, there is no guarantee as to how the IRS will characterize the payments made to U.S. Holders in the Liquidation. It is possible that the IRS could contend that the payments made to U.S. Holders in the Liquidation should be treated as payments received by U.S. Holders in exchange for such holders voting in favor of the Liquidation. Each U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal income tax consequences of the receipt of a payment from the Company in the Liquidation.

Liquidation Payments—Treatment as Distributions in Complete Liquidation of the Company

Subject to the discussion below under “Personal Foreign Investment Company Considerations,” if the payments received by U.S. Holders in the Liquidation are treated as distributions in complete liquidation of the Company under Section 331 of the Code, the payments received by such holders will be treated as in full payment for the ordinary shares or American Depositary Shares held by a U.S. Holder. A U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by the U.S. Holder and such holders adjusted tax basis in its ordinary shares or American Depositary Shares. It is possible that we will make more than one liquidating distribution, each of which will be allocated proportionately to each ordinary share or American Depositary Share held by a U.S. Holder. Gain will be recognized as a result of the liquidating distribution only to the extent that the aggregate value of the distribution and any prior liquidating distribution(s) received by a U.S. Holder exceeds such holder’s adjusted tax basis for that share. Any loss generally will be recognized only when the final liquidating distribution from the Company has been received and then only if the aggregate value of all the liquidating distributions with respect to a share is less than a U.S. Holder’s adjusted tax basis for that share. Although no assurances can be given, we anticipate that the Liquidators will make all payments to U.S. Holders in the calendar year the shareholders of the Company approve the Liquidation.

Noncorporate U.S. Holders will be eligible for preferential capital gains rates if they hold ordinary shares or American Depositary Shares in excess of one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, realized by a U.S. Holder upon receipt of liquidating distributions under Section 331 of Code in respect of the ordinary shares or American Depositary Shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The rules relating to the computing foreign tax credits or deducting foreign taxes are extremely complex, and each U.S. Holder is urged to consult its own tax advisor regarding the availability of foreign tax credits with respect to any foreign taxes withheld from payment.

Notwithstanding the foregoing discussion, it is possible that the IRS may contend that the payments received by U.S. Holders in the Liquidation should be characterized as payments to such holders to secure their vote in favor of the Liquidation. This uncertainty arises because of the lack of authority directly on point addressing the U.S. federal income tax characterization of the payments received by U.S. Holders in the present circumstances. However, we believe that the payments made in the Liquidation should be treated as liquidating distributions under Section 331 of the Code and subject to the U.S. federal income tax consequences described above under this discussion. If, however, the payments to U.S. Holders were to be treated as payments to such holders to secure their vote in favor of the Liquidation, such holders would generally recognize ordinary income upon their receipt of payments made in the Liquidation. In such case, provided a U.S. Holder receives no payments in the Liquidation characterized as liquidating distributions under Section 331 of the Code, a U.S. Holder generally will recognize a capital loss in the amount of the U.S. Holder’s adjusted tax basis at the time of the Liquidation for U.S. federal income tax purposes. Each U.S. Holder is urged to consult its own tax advisor regarding the characterization of the payments such holder receives in the Liquidation.

Personal Foreign Investment Company Considerations

Subsequent to the Liquidation, the Company will own solely cash and cash equivalents which the Liquidators are expected to invest in permitted investments and generate passive income. If the Company were characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year, then depending on certain corporate and shareholder elections, a U.S. Holder generally would be required to either include in gross income its share of the Company’s undistributed income for such taxable year or pay an interest charge on the deferred tax when such shareholder sells its ordinary shares or American Depositary Shares or receives a liquidating or other type of distribution from the Company for such taxable year and each subsequent year. The Company will be a PFIC for any taxable year if during such taxable year, 75% or more of its gross income is “passive income” or 50% or more of its assets produce, or are held for the production of, “passive income.” Based on the anticipated nature of the Company’s income, assets, and activities subsequent to the payments made to U.S. Holders in the Liquidation, we believe that the Company will likely be treated as a PFIC for the taxable years after the sale of the sale of DOIC. If the ordinary shares or American Depositary Shares were considered shares in a PFIC, a U.S. Holder generally would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, the ordinary shares or American Depositary Shares. Although a U.S. Holder could make one of several elections that may alleviate certain of the tax consequences referred to above, it is expected that the conditions necessary for making certain of such elections will not be satisfied in the case of the ordinary shares or American Depositary Shares. Each U.S. Holder is urged to consult its own tax advisors regarding the tax consequences that would arise if the Company were to be treated as a PFIC.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and backup withholding tax with respect to payments received in the Liquidation, unless such U.S. Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) in the case of backup withholding, provides a correct United States taxpayer identification number and certifies under penalty of perjury that the U.S. Holder is a U.S. person, the taxpayer identification number is correct and that the U.S. Holder is not subject to backup withholding because of a failure to report all dividend and interest income. A U.S. Holder who does not provide us with the U.S. Holder’s correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Each U.S. Holder is urged to consult its tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

PROPOSAL 7—THE TERMINATION FEE

Danka has agreed to pay Konica Minolta a fee of U.S. $5 million in the event that the stock purchase agreement is terminated by Konica Minolta or the Selling Subsidiary because the Closing (as defined in the stock purchase agreement) has not occurred by October 8, 2008 or because the Company’s shareholders have failed to approve the Resolutions at the Extraordinary General Meeting, or by Konica Minolta after August 8, 2008 if shareholder approval of the Resolutions has not been satisfied by such date, and in any such case the Company’s board of directors has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the Resolutions, or taken any action or made any statement in connection with the Extraordinary General Meeting inconsistent with its recommendation of the Resolutions, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the Resolutions.

Pursuant to the UKLA Listing Rules, payment of a termination fee in an amount greater than one (1%) percent of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA Listing Rules requires shareholder approval.

In the event that shareholder approval of the Termination Fee is not obtained in accordance with the requirements of the UKLA Listing Rules, the Company has agreed to pay Konica Minolta an amount equal to one (1%) percent of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA Listing Rules in the circumstances referred to above.

RELATIONSHIP OF PROPOSALS TO ONE ANOTHER

The Resolutions approving the stock purchase agreement and sale transaction and the Liquidation are inter-conditional, requiring approval of each of the stock purchase agreement and sale transaction and the Liquidation in order to take effect. The sale transaction cannot be consummated unless the Liquidation is approved by Danka shareholders.

SUMMARY HISTORICAL FINANCIAL DATA OF DANKA BUSINESS SYSTEMS PLC

We are providing the following information to aid you in your analysis of the proposed sale transaction. The summary condensed consolidated unaudited financial data for each of the nine month periods ended December 31, 2007 and 2006 and the summary consolidated financial data each of the fiscal years ended March 31, 2007, 2006 and 2005 have been derived from the Company’s consolidated financial statements, which have been filed on its Quarterly Reports on Form 10-Q and on its Annual Reports on Form 10-K, respectively, and should be read in conjunction with those reports, each of which is incorporated by reference in this proxy statement.

The condensed consolidated financial statements as of and for the nine months ended December 31, 2007 and 2006 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year.

		For the nine months ended December 31		For the years ended March 31
	Footnote	2007	2006	2007	2006	2005
		(in thousands, except per American Depositary Share (“ADS”) amounts)
		(Unaudited)
Revenue:
Retail equipment, supplies and related sales		$145,010	$147,401	$200,141	$246,315	$242,329
Retail service		165,892	178,362	236,073	259,695	294,228
Rentals		8,782	10,935	13,990	16,389	23,361

Total revenue		319,684	336,698	450,204	522,399	559,918

Cost of sales
Retail equipment, supplies and related sales costs		103,598	105,480	142,148	174,635	165,248
Retail service costs		101,276	109,558	147,980	161,770	175,411
Retail supplies and rentals costs		4,076	3,113	4,436	7,366	10,855

Total cost of sales		208,950	218,151	294,564	343,771	351,514

Gross profit		110,734	118,547	155,640	178,628	208,404

Operating expenses:
Selling, general and administrative expenses		106,683	115,523	159,510	203,168	253,508
Restructuring charges		1,975	5,757	6,037	5,161	4,747
Loss on sale of subsidiary		—	2,512	2,513	—	—
Other (income) expense		(1,097)	(1,128)	614	(1,295)	1,302

Total operating expenses		107,561	122,664	168,674	207,034	259,557

Operating earnings (loss) from continuing operations		3,173	(4,117)	(13,034)	(28,406)	(51,153)
Interest expense		(16,152)	(22,308)	(35,212)	(29,534)	(29,938)
Interest income		3,109	131	1,671	—	—
Loss on early extinguishment of debt	1	(9,711)	—	—	—	—

Earnings (loss) from continuing operations		(19,581)	(26,294)	(46,575)	(57,940)	(81,091)
Provision (benefit) for income taxes		(1,128)	1,496	2,150	(8,635)	6,278

Earnings (loss) from continuing operations		(18,453)	(27,790)	(48,725)	(49,305)	(87,369)
Discontinued operations, net of tax		(1,687)	15,658	19,486	(35,907)	(46,976)

Net earnings (loss)		$(20,140)	$(12,132)	$(29,239)	$(85,212)	$(134,345)

		For the nine months ended December 31		For the years ended March 31
	Footnote	2007	2006	2007	2006	2005
		(in thousands, except per American Depositary Share (“ADS”) Amounts)
		(unaudited)
Basic and diluted earnings (loss) from continuing operations available to common shareholders per ADS:		$(0.57)	$(0.69)	$(1.11)	$(1.11)	$(1.71)
Dividends per ADS		—	—	—	—	—

Balance Sheet Data:
		As of December 31		As of March 31
		2007	2006	2007	2006	2005
Cash, cash equivalents and restricted cash	2	$19,077	$8,487	$181,573	$30,586	$42,151
Accounts receivable, net of allowance for doubtful accounts		37,178	46,293	44,180	63,332	81,288
Inventories		30,320	37,987	31,681	37,019	35,294
Total assets		233,547	598,660	417,048	632,636	771,799
Total debt	3	126,460	254,893	251,293	249,267	240,145
6.5% convertible participating shares		362,645	338,618	344,487	321,541	299,906
Total shareholders’ equity (deficit)		(354,159)	(324,369)	(316,407)	(311,232)	(214,075)

Notes to Summary Historical Financial Data

1.	During fiscal year 2008, the Company repaid its 10.0% senior notes and 11.0% subordinate notes and recorded a loss on the early extinguishment of the debt of $9.7 million primarily related to the call premium on the 10.0% senior notes.

2.	Cash, cash equivalents and restricted cash included $2.1 million and $2.3 million of cash that collateralized lines of credit as of December 31, 2007 and 2006, respectively. Cash, cash equivalents and restricted cash included $164.0 million at March 31, 2007, primarily related to restrictions placed on the proceeds from the sale of our European operations and $6.1 million and $8.5 million of cash that collateralized lines of credit as of March 31, 2006 and 2005, respectively.

3.	Total debt is computed as follows (in thousands):

	As of December 31		As of March 31
	2007	2006	2007	2006	2005
Current maturities of long-term debt, notes payable and capital lease obligations	$22,338	$16,949	$186,078	$11,265	$1,436
Long-term debt, notes payable and capital lease obligations, less current maturities	104,122	237,944	65,215	238,002	238,709

Total debt	$126,460	$254,893	$251,293	$249,267	$240,145

Effects of Proposed Sale Transaction

On April 8, 2008, the Company announced that it had entered into a definitive agreement with Konica Minolta, for the sale of the Company’s wholly-owned U.S. subsidiary, DOIC, through which Danka conducts its remaining business operations, for a total purchase price of approximately $240 million, subject to certain adjustments.

DOIC’s assets and liabilities represent substantially all of the assets and liabilities of the consolidated group with the exception of the liability under the senior convertible participating shares and certain other tax assets and liabilities. Consequently, the sale of DOIC to Konica Minolta will result in the sale of the Danka group’s remaining operating businesses. Assuming the sale of DOIC to Konica Minolta had been completed as of December 31, 2007 and that the sale transaction had been consummated at the maximum aggregate purchase price, which is management’s best estimate of actual proceeds to be received, net assets (defined as total assets less total liabilities, excluding the Company’s senior convertible participating shares) would have been $108.8 million, including net proceeds of $112.9 million. Once the sale is completed, the Company will distribute the net proceeds from the sale to shareholders through a voluntary liquidation in accordance with the laws of the United Kingdom. The holders of the Company’s senior convertible participating shares (approximately $363 million at December 31, 2007) will be paid out of these net proceeds after making the payment to the holders of ordinary shares (including holders of American Depositary Shares) discussed in this proxy statement. Our board of directors believes that the liquidation will enable the net cash in the Company, following closing of the sale transaction, the repayment of the Company’s outstanding indebtedness, including under the Company’s credit facilities provided by General Electric Capital Corporation, and after taking into account all other known actual and contingent liabilities and the costs and expenses of the liquidation, to be returned to Danka shareholders in the most cost effective manner.

THE STOCK PURCHASE AGREEMENT

The following summary describes certain material provisions of the stock purchase agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the stock purchase agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Danka urges you to read carefully the stock purchase agreement in its entirety because this summary may not contain all the information about the stock purchase agreement that is important to you.

The representations and warranties described below and included in the stock purchase agreement were made by Danka and the Selling Subsidiary to Konica Minolta and by Konica Minolta to Danka and the Selling Subsidiary. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by Danka, the Selling Subsidiary and Konica Minolta in connection with negotiating the terms of the stock purchase agreement. In addition, the representations and warranties may have been included in the stock purchase agreement for the purpose of allocating risk between Danka, the Selling Subsidiary and Konica Minolta rather than to establish matters as facts. The representations and warranties and other provisions of the stock purchase agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Danka, the Selling Subsidiary and Konica Minolta and each of the companies’ businesses. See “Where You Can Find More Information,” beginning on page 72.

Purchase Price Adjustment

The purchase price for the sale of DOIC to Konica Minolta is $240 million in cash. The purchase price is subject to an upward or downward net worth adjustment. The final purchase price will be adjusted, dollar for dollar, for each dollar by which the closing net worth of DOIC varies from the net worth as of an earlier reference date. The purchase price adjustment cannot exceed $10 million. In addition, the sum of $10 million will be held back by Konica Minolta from the amount payable by Konica Minolta at closing as security for the Company’s purchase price adjustment obligations.

Closing of the Sale Transaction

The consummation of the sale of DOIC will occur at such time as (i) Konica Minolta pays the purchase price, as adjusted by any holdback amount, by wire transfer of immediately available funds to the Selling Subsidiary; provided, however, that $25 million of the purchase price shall be delivered to the escrow agent under an escrow agreement to be entered into at the closing to satisfy any claims or losses suffered by the Konica Minolta Indemnified Parties; (ii) the Company, the Selling Subsidiary, Konica Minolta and the escrow agent enter into such escrow agreement; (iii) the Selling Subsidiary assigns and transfers to Konica Minolta a certificate or certificates representing DOIC’s shares free and clear of all liens; and (iv) the Company and the Selling Subsidiary deliver certain closing documents set forth in the stock purchase agreement. The foregoing transactions shall be deemed to have occurred simultaneously. As of the date hereof, the sale transaction is expected to be consummated no later than June 30, 2008.

Representations and Warranties

The Company and the Selling Subsidiary made a number of representations and warranties to Konica Minolta relating to, among other things:

•	the corporate organization, valid existence, good standing, corporate power and authority and similar corporate matters of the Company and the Selling Subsidiary;

•	the authority of the Company and the Selling Subsidiary to enter into the stock purchase agreement and the escrow agreement;

•	the corporate organization, valid existence, good standing, corporate power and authority and similar corporate matters of DOIC;

•	the capital structure and ownership of DOIC;

•	the absence of any subsidiaries of DOIC;

•

the absence of violations of or conflicts with the Company’s, the Selling Subsidiary’s, and DOIC’s corporate charter (or other comparable organizational documents), the absence of material violations of or material conflicts with any term or provision of any law or order applicable to the Company, the Selling Subsidiary or DOIC, or any material contract or license to which the Company, the Selling Subsidiary or DOIC is a party as a result of entering into the stock purchase agreement and the escrow agreement, and the performance of the obligations and consummation of the transactions contemplated thereby;

•	the absence of any material required consent, approval or action of, filing with, or notice to any governmental or regulatory authority;

•

that the minute books and other similar records of DOIC contain a true and complete record in all material respects of action taken at meetings and by written consents in lieu of meetings of the stockholders, the Board of Directors and committees of the Board of Directors of DOIC;

•	that the stock transfer ledgers and other similar records of DOIC accurately reflect all record transfers prior to the date of the stock purchase agreement in the capital stock of DOIC;

•

that the financial statements of DOIC, among other things, were prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial condition and results of operations of DOIC as of the respective dates thereof for the applicable periods;

•

that the Company, the Selling Subsidiary and DOIC maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets, and (iii) the recorded accountability for assets is maintained at reasonable intervals and in conformity with generally accepted accounting principles;

•	the absence of a Material Adverse Change (as defined below) and other certain actions;

•

the absence of undisclosed liabilities, except as incurred in the ordinary course of business consistent with past practice or as reflected or reserved against in the Company’s audited financial statements or in the notes thereto;

•	tax matters with respect to DOIC and Selling Subsidiary;

•

the absence of any actions or proceedings pending or threatened against or relating to the Company, the Selling Subsidiary, DOIC, or the respective assets and properties thereof which could reasonably be expected to result in an order prohibiting the consummation of the sale transaction or otherwise result in a material diminution of the benefits contemplated by the stock purchase agreement or escrow agreement to Konica Minolta, or that could reasonably be expected to interfere with the business or operations of DOIC;

•	that DOIC is not, nor has it received any notice that it is, in violation of, in any material respect, any law or order applicable to DOIC or any of its assets and properties;

•

the administration of employee benefit plans, and the absence of any condition or set of circumstances in respect of which DOIC could be subject to any direct or indirect liability or obligation under the Employee Retirement Income Security Act, the Internal Revenue Code of the United States of 1986, as amended, or any other law applicable to employee benefit plans;

•	the real property leased by DOIC is in compliance with law and agreements related thereto;

•	DOIC’s intellectual property;

•

the validity and enforceability of, and absence of a breach or default in any material respect under, certain contractual arrangements to which DOIC is party or by which DOIC assets and properties are bound;

•	the existence and validity of, and the absence of default under, material licenses used in and material to the business or operations of DOIC;

•	the insurance policies of DOIC and outstanding claims thereunder;

•	inter-company liabilities between the Company or the Selling Subsidiary and DOIC;

•	the labor relations of DOIC;

•	environmental matters with respect to the conduct of the operations of DOIC;

•	the customers and suppliers of DOIC and DOIC’s relations with such customers and suppliers;

•	the absence of any powers of attorney or comparable delegations of power outstanding on the part of DOIC;

•	the absence of any broker’s or finder’s fee or similar payment;

•	the scope of the disclosure contained in the representations and warranties of the Company and the Selling Subsidiary;

•	the solvency of the Company, the Selling Subsidiary and DOIC upon the consummation of the sale transaction;

•	the absence of any indebtedness on the part of DOIC outstanding on the date of the stock purchase agreement;

•	the contracted machines in field of DOIC;

•	approval by the board of directors and shareholders of Danka;

•	the information and statements contained in this proxy statement;

•

the Company’s compliance with the reporting requirements of the U.S. securities laws and its compliance with the UKLA’s listing rules, the United Kingdom Companies Act of 1985 or, if relevant the United Kingdom Companies Act of 2006, as applicable, with respect to its obligations;

•	the Company’s receipt of the opinion of Houlihan Lokey;

•	the voting agreement with the Cypress Shareholders; and

•	a due diligence DVD.

Konica Minolta made a number of representations and warranties to the Company and the Selling Subsidiary under the stock purchase agreement relating to, among other things:

•	the corporate organization, valid existence, good standing, corporate power and authority and similar corporate matters of Konica Minolta;

•	the authority of Konica Minolta to enter into the stock purchase agreement and the escrow agreement;

•

the absence of violations or conflicts with Konica Minolta’s corporate charter (or other organizational documents), any term or provision of any law or order applicable to Konica Minolta or any of its assets and properties, or any contract or license to which Konica Minolta is a party as a result of entering into the stock purchase agreement and the escrow agreement, any agreements ancillary thereto, and the performance of the obligations contemplated thereby;

•	the absence of any required consent, approval or action of, filing with, or notice to any government or regulatory authority;

•

the absence of any actions or proceedings pending or threatened against or relating to Konica Minolta, or the assets and properties thereof which could reasonably be expected to result in an order prohibiting the consummation of the sale transaction;

•	the sufficiency of cash and/or available credit facilities to pay the purchase price; and

•	the absence of any broker’s or finder’s fee or similar payment.

Material Adverse Change

Certain terms of the stock purchase agreement are qualified by reference to “Material Adverse Effect” or “Material Adverse Change.” The stock purchase agreement provides that a “Material Adverse Effect” or “Material Adverse Change” means any change, event or development which has a material adverse effect on the business or condition of DOIC, but excludes any change resulting from:

•	general economic conditions in any of the markets in which DOIC operates (so long as DOIC is not disproportionately affected thereby);

•	any amendment, modification, termination under or other adverse development with respect to certain supplier relationships;

•	changes in conditions generally affecting the industries in which DOIC operate (so long as DOIC is not disproportionately affected thereby);

•

acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities (so long as DOIC is not disproportionately affected thereby);

•	changes after the date of the stock purchase agreement in generally accepted accounting principles or interpretations thereof;

•	existing events, occurrences or circumstances that are expressly set forth in the disclosure schedule; or

•	announcement of the transactions contemplated by the stock purchase agreement.

Conduct of Business Pending the Sale Transaction

Under the stock purchase agreement, the Company and the Selling Subsidiary have agreed to cause DOIC to conduct business only in the ordinary course of business consistent with past practice, including without limitation, to:

•

use commercially reasonable efforts to preserve intact the present business organization and reputation of DOIC, keep available the services of the present officers, employees and consultants of DOIC, maintain the assets and properties of DOIC in good working order and condition, maintain the goodwill of customers, suppliers, lenders, and other persons with whom DOIC has significant business relationships, and continue all current sales, marketing and promotional activities relating to the business and operations of DOIC;

•	maintain DOIC’s books and records in the usual manner;

•

not permit any material change in pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of DOIC, or any method of calculating bad debt, contingency or other reserve of DOIC for accounting, financial reporting or tax purposes, or change in the fiscal year of DOIC;

•

use commercially reasonable efforts to maintain until the closing substantially the same levels of coverage of insurance and cause any benefits under such insurance contracts payable to DOIC to be paid; and

•	comply, in all material respects, with all laws and orders applicable to the business or operations of DOIC.

In addition, the Company and Selling Subsidiary have agreed that, subject to certain exceptions, the Company and the Selling Subsidiary will not, and will cause DOIC not to, among other restrictions:

•	declare or pay any dividend or other distribution in respect of the capital stock of DOIC or the Company, or redeem or otherwise acquire any capital stock of or any option with respect to DOIC;

•

authorize, issue, sell or otherwise dispose of any shares of capital stock of or any option with respect to DOIC or the Company, or modify or amend any right of any holder of outstanding shares of capital stock of or option with respect to DOIC except in connection with any options with respect to Danka existing on the date of the stock purchase agreement;

•

incur indebtedness in an aggregate principal amount exceeding $15,000,000 (net of any amounts of indebtedness discharged during such period), or voluntarily purchase, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of DOIC under, any indebtedness of or owing to DOIC;

•	make any material revaluation of, or any determination to materially revalue, any assets and properties outside the ordinary course of business consistent with past practice;

•

settle or compromise any pending or threatened litigation with any person, which settlement involves equitable relief or a payment in excess of $100,000 individually or in the aggregate which is not covered by insurance or initiate or join any material suit, action or claim without obtaining the prior written consent of Konica Minolta, or pay, discharge or satisfy any claim or liability other than in the ordinary course of business consistent with past practice;

•	acquire or dispose of, or incur any lien (other than a permitted lien) on, any assets and properties, other than in the ordinary course of business consistent with past practice;

•

amend their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or take any action with respect to any such amendment except as contemplated by the shareholder resolutions;

•

except as would not be materially adverse to the business or condition of DOIC, enter into, amend, modify, terminate, grant any waiver under or give any consent with respect to any contract material to the business or condition of DOIC, or any material license, or grant any irrevocable powers of attorney;

•	make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

•	make any change in the lines of business in which DOIC participates or is engaged;

•

make or change any material election by DOIC concerning taxes or settle or compromise any material tax liability, file any amended tax return, or surrender any claim for a refund of material taxes, in each case, with respect to a tax return or taxes for which DOIC could be held liable;

•	propose, file or adopt a plan of complete or partial liquidation, reorganization, dissolution, recapitalization or merger of DOIC;

•	materially modify its collection practices for any receivable or other right to payment or its payment practices for any payable from past practices in the ordinary course of business;

•	change the location of any of DOIC’s offices;

•	engage with any person in any merger or other business combination; or

•	enter into any contract to do or engage in any of the foregoing.

The Selling Subsidiary and the Company have also agreed to, and cause DOIC to, as promptly as practicable take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other person required of the Selling Subsidiary, the Company, or DOIC to consummate the transactions contemplated by the stock purchase agreement and the escrow agreement, provide such other information and communications to such governmental or regulatory authorities or other persons as Konica Minolta or such governmental or regulatory authorities or other persons may reasonably request in connection therewith, and reasonably cooperate with Konica Minolta in connection with the performance of its obligations under certain provisions of the stock purchase agreement.

Additional Covenants of Danka and the Selling Subsidiary

The Company and the Selling Subsidiary have also agreed under the stock purchase agreement to:

•	take promptly all actions necessary to make the filings required of Selling Subsidiary, the Company or their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

cause DOIC to provide Konica Minolta and its officers, directors and representatives with reasonable access to all officers, employees and agents of DOIC and its assets and properties and books and records, and furnish Konica Minolta and such other representatives with all such information and data concerning the business and operations of DOIC as Konica Minolta or any of such other representatives reasonably may request in connection with such investigation;

•

as promptly as practicable and in any event no later than forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the end of each fiscal year to deliver to Konica Minolta copies of (in the case of any such fiscal year) the audited and (in the case of DOIC and any such fiscal quarter) the unaudited balance sheets, and the related audited or unaudited statements of operations, stockholders’ equity and cash flows, of DOIC and the Company;

•

as promptly as practicable, to deliver to Konica Minolta copies of any monthly financial statements (in draft or final format) as may be prepared or received by the Selling Subsidiary or DOIC relating to the business or operations of DOIC;

•

as promptly as practicable, to deliver copies of all license applications and other filings made by DOIC after the date of the stock purchase agreement and before the closing date with any governmental or regulatory authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice);

•

not make any material representation or promise to any officer, employee or consultant of DOIC concerning any benefit plan, increase the salary, wages or other compensation of any officer, employee or consultant of DOIC whose annual salary or wage rate is, or after giving effect to such change would be, $200,000 or more, adopt any new benefit plan or employment related contract, or materially amend or terminate any benefit plan, or establish or modify any targets, goals, pools or similar provisions in respect of any fiscal year under any benefit plan or employee compensation arrangement;

•

pay in full or settle all indebtedness and other amounts owing under contracts between Selling Subsidiary, the Company, any officer or director or affiliate of Selling Subsidiary or the Company, on the one hand, and DOIC, on the other;

•	deliver or make available to Konica Minolta all of the books and records of DOIC;

•

notify Konica Minolta in writing of, and use all commercially reasonable efforts to cure before the closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Selling Subsidiary or the Company, occurring after the date of the stock purchase agreement that causes or will cause any covenant or agreement of Selling Subsidiary or the Company under the stock purchase agreement to be breached or that renders or will render untrue any representation or warranty of Selling Subsidiary or the Company contained in the stock purchase agreement as if the same were made on or as of the date of such event, transaction or circumstance;

•	deliver to Konica Minolta resignations of each director of DOIC’s board of directors;

•	deliver payments in respect of any receivables of or relating to the business or operations of DOIC, received after the closing, to Konica Minolta promptly after receipt;

•

execute and deliver at the closing the escrow agreement, and take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Konica Minolta contained in the stock purchase agreement and not, and not permit DOIC to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition;

•

deliver to Konica Minolta a table setting forth the customer name, serial number, model number, address, monthly payment amount for equipment or service rate and a designation of “rental,” as appropriate, for each customer contract;

•	reasonably cooperate with Konica Minolta to take all commercially reasonable steps necessary or desirable to obtain the consents or provide the notices required under the real property leases;

Konica Minolta has agreed to, as promptly as practicable take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other person required of Konica Minolta to consummate the transactions contemplated by the stock purchase agreement and the escrow agreement, including the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provide such other information and communications to such governmental or regulatory authorities or other persons as the Selling Subsidiary or such governmental or regulatory authorities or other persons may reasonably request in connection therewith, and reasonably cooperate with the Selling Subsidiary and DOIC in connection with the performance of their obligations under certain provisions of the stock purchase agreement.

Covenants of the Parties

The Company, the Selling Subsidiary, and Konica Minolta have also agreed to the following additional covenants:

•

the Company has agreed to prepare and submit to the UK Financial Services Authority (“FSA”) as promptly as practicable (but in any event within ten (10) business days of the date of the stock purchase agreement) a draft of the circular addressed to its shareholders convening a general meeting in order to approve the Resolutions. In connection with the foregoing, the Company has also agreed, among other things, to make all reasonable efforts with the FSA to obtain approval of the circular and provide Konica Minolta with a reasonable opportunity to review and comment on the circular, or any supplement thereto, and to approve any reference to Konica Minolta or its affiliates contained therein. Konica Minolta has agreed to provide, as promptly as reasonably practicable, such information to the Company as may reasonably be required to be disclosed in the circular and any supplement thereto; and

•

the Company has agreed to prepare and submit to the SEC, as promptly as practicable (but in any event within ten (10) business days of the date of the stock purchase agreement) a preliminary proxy statement to be provided to its shareholders in connection with the solicitation of proxies in order to approve the Resolutions. In connection with the foregoing, the Company has also agreed, among other things, to obtain all the information required to be included in the proxy statement and to respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement and certain other materials related thereto to be mailed to the shareholders of the company as soon as reasonably practicable after the date of the stock purchase agreement. The Company also has agreed to provide Konica Minolta with a reasonable opportunity to review and comment on the proxy statement, or provide, as promptly as practicable, such information to the Company as may reasonably be requested to be disclosed in the proxy statement and any supplement thereto.

Non-Competition

For a period of four (4) years from the closing date, the Selling Subsidiary and the Company will not: (i) employ or seek to employ any person who within the prior twelve (12) months had been an officer or employee of DOIC, unless such officer or employee is an employee of the Company as of the closing date, resigns voluntarily, or is terminated by DOIC after the closing date; (ii) cause or attempt to cause any client, customer or supplier of DOIC to terminate or materially reduce its business with DOIC or any officer, employee or consultant of DOIC to resign or sever a relationship with DOIC other than employees of the Company as of the closing date; (iii) disclose (unless compelled by judicial or administrative process) or use any confidential or secret information relating to DOIC or any of its clients, customers or suppliers; or, (iv) compete (directly or indirectly), participate or engage in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lend assistance to any person participating or engaged in, any of the lines of business in which DOIC is participating or engaged on the closing date in the jurisdictions in which DOIC participates or engages in such line of business on the closing date.

Non-Solicitation; Fiduciary-Out

From the date of the stock purchase agreement until the earlier of termination of the stock purchase agreement or the closing, neither the Selling Subsidiary nor the Company will take, nor permit DOIC or any affiliate of the Selling Subsidiary or the Company (or authorize or permit any representative retained by or acting for or on behalf of the Selling Subsidiary, the Company, DOIC or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing information with respect to DOIC or permitting access to the assets and properties and books and records of DOIC) any offer or inquiry or the making, submission or announcement of any proposal or offer that constitutes or is reasonably likely to lead to an Acquisition Proposal.

If the Selling Subsidiary, the Company, DOIC, any such affiliate or representative receives from any person any offer, inquiry or informational request referred to above, the Selling Subsidiary and the Company will promptly advise such person, by written notice, of the non-solicitation provisions of the stock purchase agreement and will promptly (and in any event within twenty-four (24) hours of such receipt), orally and in writing, advise Konica Minolta of such offer, inquiry or request and deliver a copy of such notice to Konica Minolta. The Selling Subsidiary, the Company, DOIC or any such affiliate or representative immediately shall cease and cause to be terminated all existing discussions or negotiations with any such person conducted heretofore with respect to an Acquisition Proposal and will cease any action to knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

Notwithstanding the Company’s obligations in connection with the foregoing provision, from and after the date of the stock purchase agreement, the Company, directly or indirectly, may take any of the actions referred to in the paragraph immediately following, in response to an unsolicited and bona fide Acquisition Proposal in writing received after the date of the stock purchase agreement that did not result or arise from a breach of the immediately preceding paragraph, if and only to the extent that the board of directors of the Company concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that such acquisition proposal constitutes a Superior Proposal and that the failure to take such action would be in breach of the fiduciary duties of the Company’s directors or would violate their obligations to the extent applicable under the City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006, the rules and regulations of the UKLA or any other applicable laws or regulations or rules of a governmental or regulatory authority.

Subject to certain conditions, the Company may furnish information with respect to DOIC to a person (and the representatives of such person) making an Acquisition Proposal (provided, that such person has entered into a confidentiality agreement with DOIC) and engage in discussions or negotiations with such person and its representatives regarding any such Acquisition Proposal; provided, however, that the Company and the Selling Subsidiary shall furnish or make available to Konica Minolta any non-public information concerning DOIC that is furnished or made available to the person (and the representatives of such person) making such Acquisition Proposal that has not previously been furnished or made available to Konica Minolta prior to or at the time it is furnished or made available to such other person.

For purposes of the stock purchase agreement an Acquisition Proposal means any proposal for a merger or other business combination to which the DOIC, the Selling Subsidiary or the Company is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, DOIC, the Selling Subsidiary or the Company, other than the transactions contemplated by the stock purchase agreement.

For purposes of the stock purchase agreement, a Superior Proposal means any Acquisition Proposal for consideration consisting of cash and/or securities that the Board of Directors of the Company concludes (in its reasonable good faith judgment after consultation with its financial advisor and outside legal counsel and taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) would, if consummated, result in a more favorable transaction to the Company’s shareholders from a financial point of view than the transactions contemplated under the stock purchase agreement and is reasonably capable of being consummated (taking into account, among other things, the necessity and availability of financing).

Conditions to the Closing of the Sale Transaction

Pursuant to the stock purchase agreement, each party’s obligation to effect the sale transaction is subject to the satisfaction or waiver of various conditions, which include the following:

Konica Minolta will not be obligated to effect the sale transaction unless the following conditions are satisfied or waived:

•

the representations and warranties of the Company and the Selling Subsidiary are true and correct in all material respects on and as of the date of the stock purchase agreement, and any representation or warranty made as of a specific date is true and correct on and as of such date; provided, however, that those representations and warranties containing materiality qualifiers shall be true and correct in all respects on and as of the date of the stock purchase agreement, and any representation or warranty made as of a specific date shall be true and correct on and as of such date;

•

the representations and warranties of the Company and the Selling Subsidiary are true and correct in all material respects on and as of the pre-closing date and the closing date as though such representations or warranties were made on and as of the pre-closing date and the closing date, except for those representations and warranties that are made as of a specific date, which shall be true and correct as of such date (in each case, without regard to materiality qualifiers) except where the failure of any such representations or warranties to be true and correct on and as of the pre-closing date and the closing date or such earlier date have not had or could not reasonably be expected to have a Material Adverse Effect (as defined in the stock purchase agreement and described later herein);

•

the Company and the Selling Subsidiary have performed and complied with, in all material respects, each agreement, covenant and obligation required by the stock purchase agreement at or before the closing;

•	the Company and the Selling Subsidiary have delivered an officer’s certificate and secretary’s certificate;

•

no order or law is in effect restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the stock purchase agreement or the escrow agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by the stock purchase agreement to Konica Minolta;

•

all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to consummate the sale transaction have been obtained, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority, including under the Hart-Scott-Rodino Act, have occurred;

•	since the date of this stock purchase agreement, there has not occurred a Material Adverse Change (as defined in the stock purchase agreement and described later herein);

•	Konica Minolta has received resignations from each director of DOIC’s board of directors;

•	the escrow agreement has been executed;

•

there shall be a minimum of 87,000 machines in field (“MIFs”) in the aggregate, provided that Konica Minolta’s sole recourse for the failure to meet the this condition shall be to reduce the purchase price by an amount equal to the result of multiplying $2,800 by the difference between 87,000 and the actual number of MIFs;

•	all indebtedness of DOIC has been released and repaid in full;

•

the Resolutions have been approved by the shareholders of Danka in accordance with all applicable laws and pursuant to the terms of the stock purchase agreement provided, however, that approval of the Termination Fee shall not be a condition to closing;

•

the Selling Subsidiary has provided Konica Minolta an Internal Revenue Service Form 8023 for which the Selling Subsidiary has completed all portions applicable to, and has executed on behalf of, the Selling Subsidiary and DOIC.

The Selling Subsidiary will not be obligated to sell the DOIC shares to Konica Minolta unless the following conditions are satisfied or waived:

•

the representations and warranties of Konica Minolta are true and correct in all material respects on and as of the closing date as though such representations or warranties were made on and as of the closing date;

•	Konica Minolta has performed and complied with, in all material respects, each agreement, covenant and obligation required by the stock purchase agreement at or before the closing;

•	Konica Minolta has delivered an officer’s certificate and secretary’s certificate;

•

no order or law is in effect restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the stock purchase agreement or any ancillary agreement;

•

all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to consummate the sale transaction have been obtained, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority, including under the Hart-Scott-Rodino Act, have occurred;

•	the escrow agreement has been executed; and

•

the Resolutions have been approved by the shareholders of Danka in accordance with all applicable laws and pursuant to the terms of the stock purchase agreement, provided, however, that approval of the Termination Fee shall not be a condition to closing.

Indemnification

The stock purchase agreement provides that, subject to the limitations set forth in the stock purchase agreement, the Selling Subsidiary and the Company will indemnify Konica Minolta, DOIC and each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Konica Minolta Indemnified Parties”) in respect of, and hold each of them harmless from and against, any and all losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to breaches of certain representations or warranties or nonfulfillment of or failure to perform certain covenants or agreements on the part of the Selling Subsidiary or the Company contained in the stock purchase agreement.

No amount shall be payable in the case of a claim by a Konica Minolta Indemnified Party:

•

unless the amount of the losses incurred as to any individual claim or series of related individual claims exceeds $25,000 and unless and until and then only to the extent that the Purchase Indemnified Parties have suffered, incurred, sustained or become subject to losses in excess of $250,000 in the aggregate; provided, however, that the total payments from Selling Subsidiary or the Company to Purchaser Indemnified Parties in respect of all claims made under the stock purchase agreement shall be limited to the amounts held by the escrow agent in accordance with the escrow agreement;

•	to the extent that the Konica Minolta Indemnified Party had a reasonable opportunity, but failed, to mitigate the loss;

•	to the extent that the Konica Minolta Indemnified Party has recovered payment under a policy of insurance or under a contractual right of set off or indemnity; or

•	to the extent it arises directly from or was caused directly by actions taken or unreasonably failed to be taken by the Konica Minolta Indemnified Party or any of its affiliates after the closing.

All claims for indemnification pursuant to the stock purchase agreement by the Konica Minolta Indemnified Parties are limited solely to those amounts held by the escrow agent in accordance with the terms of the escrow agreement.

The stock purchase agreement provides that, subject to the limitations set forth in the stock purchase agreement, Konica Minolta will indemnify the Selling Subsidiary, and each of its respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, in respect of, and hold each of them harmless from and against, any and all losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Konica Minolta contained in the stock purchase agreement.

The stock purchase agreement provides that all claims for indemnification by any indemnified party, including third party claims, must be asserted and resolved by the procedures set forth in the stock purchase agreement.

After the closing, to the extent permitted by law, the indemnities set forth in the stock purchase agreement shall be the exclusive remedies of Konica Minolta, the Company and the Selling Subsidiary and their respective officers, directors, employees, agents and affiliates for any breach of the stock purchase agreement, and the parties are not entitled to, and waive their rights to, a rescission of the stock purchase agreement or to any further indemnification rights or claims of any nature whatsoever in respect of any such breach of the stock purchase agreement.

Termination of the Stock Purchase Agreement

The stock purchase agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the closing:

•	by mutual written agreement of the Selling Subsidiary and Konica Minolta;

•

by either the Selling Subsidiary or Konica Minolta in the event (i) of a material breach by the non-terminating party if such non-terminating party fails to cure such breach within fifteen (15) business days following notification thereof by the terminating party or (ii) upon notification by the terminating party that the satisfaction of any condition to the terminating party’s obligations under the stock purchase agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of the stock purchase agreement by the terminating party;

•

by either the Selling Subsidiary or Konica Minolta if any governmental or regulatory authority has issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the stock purchase agreement and such order or other action has become final and nonappealable;

•

at any time after October 8, 2008 by the Selling Subsidiary or Konica Minolta if the closing has not occurred on or before such date and such failure to consummate is not caused by a breach of the stock purchase agreement by the terminating party;

•

at any time by the Selling Subsidary or Konica Minolta after the stock purchase agreement has been submitted for a vote of the shareholders of the Company if the Resolutions have not been approved at such meeting (including any adjournment or postponement thereof); provided, however, that the failure to approve the Termination Fee shall not, in and of itself, permit termination by either party; or

•	at any time after August 8, 2008 by Konica Minolta if the shareholder approval condition set forth above has not been satisfied.

Effect of Termination

If the stock purchase agreement is validly terminated, it will become null and void, and, subject to exceptions set forth in the stock purchase agreement, there will be no liability or obligation on the part of Selling Subsidiary, the Company or Konica Minolta (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except that certain provisions of the stock purchase agreement, including provisions with respect to expenses and confidentiality will continue to apply following any such termination; provided, however, that no party will be relieved from liability for any willful breach of the stock purchase agreement existing at the time of termination.

Termination Fees and Expenses

Danka has agreed to pay Konica Minolta a fee of U.S. $5 million (if such fee is approved by Danka shareholders at the Extraordinary General Meeting) in the event that the stock purchase agreement is terminated by Konica Minolta or the Selling Subsidiary because the Closing (as defined in the stock purchase agreement) has not occurred by October 8, 2008 or because the Company’s shareholders have failed to approve the Resolutions at the Extraordinary General Meeting, or by Konica Minolta after August 8, 2008 if shareholder approval of the Resolutions has not been satisfied by such date, and in any such case the Company’s board of directors has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the Resolutions, or taken any action or made any statement in connection with the Extraordinary General Meeting inconsistent with its recommendation of the Resolutions, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the Resolutions.

In the event that shareholder approval of the $5 million termination fee is not obtained in accordance with the requirements of the UKLA Listing Rules, the Company has agreed to pay Konica Minolta an amount equal to one (1%) percent of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA Listing Rules in the circumstances referred to above.

Waiver and Amendment of the Stock Purchase Agreement

Any term or condition of the stock purchase agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.

THE VOTING AGREEMENT

As a condition to and inducement for Konica Minolta to enter into the stock purchase agreement, the Cypress Shareholders entered into the Voting Agreement with Konica Minolta, pursuant to which the Cypress Shareholders agreed, among other things, to vote all shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of all the Resolutions, including the sale transaction, the Liquidation and Termination Fee. The Cypress Shareholders exercise voting control over an aggregate of 338,569 shares of Danka 6.50% senior convertible participating stock as of the date hereof, which constitutes approximately 92% of the issued and outstanding shares of Danka 6.50% senior convertible participating stock and represents approximately 29% of the combined voting power of Danka’s outstanding capital stock. None of Konica Minolta, the Company or their respective affiliates agreed to compensate the Cypress Shareholders for their entry into the Voting Agreement.

The Voting Agreement also requires the Cypress Shareholders to vote in favor of any other resolution proposed to the shareholders of Danka to facilitate the transactions contemplated by the stock purchase agreement, against any Acquisition Proposal (as defined in the stock purchase agreement) or other proposal in opposition to the sale transaction, and against any extraordinary dividend or change in the capital structure, other than pursuant to or permitted by the stock purchase agreement.

The obligations of the Cypress Shareholders under the Voting Agreement terminate on the earliest to occur of (i) consummation of the sale transaction, (ii) the termination of the stock purchase agreement in accordance with its terms, (iii) the written agreement of Konica Minolta to terminate the Voting Agreement, or (iv) the effectiveness of any amendment, or waiver by Danka or the Selling Subsidiary under, the stock purchase agreement, unless consented to in writing by the Cypress Shareholders.

THE LETTER AGREEMENT

In connection with the stock purchase agreement, the Cypress Shareholders entered into a letter agreement with the Company, pursuant to which the Cypress Shareholders agreed, among other things, to vote all the shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of the sale transaction, the Liquidation and related proposals.

The Cypress Shareholders also agreed to the allocation of proceeds in the Liquidation entitling the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation.

The obligations of the Cypress Shareholders under the letter agreement terminate on the earliest to occur of (i) termination of the stock purchase agreement in accordance with its terms or (ii) the effectiveness of any amendment, modification or supplement to, or waiver by Danka or the Selling Subsidiary under, the stock purchase agreement, unless consented to in writing by each of the Cypress Shareholders.

THE DEED OF UNDERTAKING

In order to ensure that there is some return to ordinary shareholders (including holders of American Depositary Shares) in the Liquidation, pursuant to a UK “Deed of Undertaking,” the holders of all the Company’s convertible participating shares, notwithstanding their rights as convertible participating shareholders under the Articles, have agreed to irrevocably and unconditionally direct and instruct the Liquidators to pay, out of the proceeds of the Liquidation prior to any distribution of the proceeds of the Liquidation to the convertible participating shareholders, to the persons who hold ordinary shares (including holders of American Depositary Shares) as at the time at which the Liquidation commences, an aggregate amount in cash equal to approximately $6.5 million, on the basis of a payment in cash of $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation. Following this payment, any additional proceeds of the Liquidation are to be paid to the convertible participating shareholders in accordance with the Articles and holders of ordinary shares (including holders of American Depositary Shares) would not receive any further distributions from the proceeds of the Liquidation.

The convertible participating shareholders have also undertaken in the “Deed of Undertaking” that in the event that any of them receives any amount in respect of a distribution of the proceeds of the Liquidation before such time as the holders of ordinary shares (including holders of American Depositary Shares) have received the cash payment referred to in the immediately preceding paragraph it shall hold such amount (limited to the relevant convertible participating shareholder’s pro rata portion of the relevant sum) in trust for the benefit of the holders of ordinary shares (including holders of American Depositary Shares) and shall promptly repay such pro rata portion to the Liquidators subject to the direction to the Liquidators to pay it to the holders of ordinary shares (including holders of American Depositary Shares) in accordance with the relevant provisions of the “Deed of Undertaking.”

The obligations of the convertible participating shareholders under the Deed of Undertaking are conditional on the Resolutions being duly approved by the requisite majorities at the Extraordinary General Meeting and closing of the sale transaction.

THE ESCROW AGREEMENT

$25 million of the purchase price to be paid by Konica Minolta at closing will be held in escrow for a period of four years following closing to satisfy any and all claims which may be made under the stock purchase agreement. The amount of cash held in escrow will be reduced each year following closing (to $20 million after year one, $15 million after year two, $10 million after year three, and terminating after year four), with certain amounts not required to satisfy claims under the stock purchase agreement being returned to Danka on each anniversary of closing. The escrow will step down only to the extent there are not any claims pending against such amounts.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 21, 2008, information as to the beneficial ownership of our voting securities by:

•	each person known to us as having beneficial ownership of more than five percent (5%) of our equity securities;

•	each director;

•	each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act; and all of our directors and executive officers as a group.

Shares Beneficially Owned as of April 21, 2008 (2)

Name of Beneficial Owner (1)	Number of Ordinary Shares (9)	ADS Equivalent	Percent
Holdings of greater than 5 percent
Cypress Associates II LLC (3)	110,142,252	27,535,563	29.05%
Ironwood Investment Management LLC	40,915,896	10,228,974	15.79%
Holdings by Directors, Named Executive Officers and all Directors and Executive Officers as a Group
Kevin C. Daly	197,024	49,256	*
David Downes	123,680	30,920	*
Jaime W. Ellertson	193,776	48,444	*
Christopher B. Harned (4)	110,279,668	27,569,917	29.05%
W. Andrew McKenna	197,024	49,256	*
Joseph E. Parzick	77,416	19,354	*
J. Ernest Riddle	217,024	54,256	*
Erik Vonk	150,252	37,563	*
A.D. Frazier (5)	1,540,228	385,057	*
Edward K. Quibell (6)	1,200,000	300,000	*
William Troxil (7)	740,000	185,000	*
Donald Thurman (8)	1,013,740	253,435	*
All directors and executive officers as a group (12 persons)	115,929,832	28,982,458	30.57%

(*)	Represents less than one percent (1%) of the share capital.

(1)	Except for Messrs. Quibell, Troxil and Thurman, all of the listed individuals are currently directors. Messrs. Quibell, Troxil and Thurman are executive officers.

(2)	Except as otherwise indicated, all ordinary shares and American Depositary Shares are held of record with sole voting and investment power.

(3)	Consists of:

•	321,786 convertible participating shares which are convertible, as of April 21, 2008, into 104,682,456 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P.;

•	13,679 convertible participating shares which are convertible, as of April 21, 2008, into 4,450,012 ordinary shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	3,104 convertible participating shares which are convertible, as of April 21, 2008, into 1,009,784 ordinary shares, beneficially owned by 55th Street Partners II L.P.

Cypress Associates is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P. (collectively the “Cypress Funds”), and has voting and investor power over the shares held or controlled by each of these funds. James A. Stern and Jeffrey P. Hughes (each a “Managing Member” of Cypress Associates II LLC), may be deemed to beneficially own these shares. In addition, Christopher Harned and Joseph Parzick are members of the investment committee that exercises voting control over the shares owned by the Cypress Funds. However, each of the foregoing individuals disclaims beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of April 21, 2008 of 321.543 ordinary shares for each convertible participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, NY 10022.

(4)	Includes 338,569 convertible participating shares which are convertible, as of April 21, 2008, into 110,142,252 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Harned is a managing director of The Cypress Group LLC. See note 3 above. Mr. Harned disclaims beneficial ownership of such shares.

(5)	Includes options held by Mr. Frazier to purchase 333,333 American Depositary Shares, equivalent to 1,333,332 ordinary shares, all of which are currently exercisable; however, the exercise price of all options held by Mr. Frazier is substantially in excess of the agreed allocation of $0.10 per American Depositary Share.

(6)	Includes options held by Mr. Quibell to purchase 300,000 American Depositary Shares, equivalent to 1,200,000 ordinary shares, all of which are currently exercisable; however, the exercise price of all options held by Mr. Quibell is substantially in excess of the agreed allocation of $0.10 per American Depositary Share.

(7)	Includes options held by Mr. Troxil to purchase 182,500 American Depositary Shares, equivalent to 730,000 ordinary shares, all of which are currently exercisable; however, the exercise price of all options held by Mr. Troxil is substantially in excess of the agreed allocation of $0.10 per American Depositary Share.

(8)	Includes options held by Mr. Thurman to purchase 247,500 American Depositary Shares, equivalent to 990,000 ordinary shares, all of which are currently exercisable; however, the exercise price of all options held by Mr. Thurman is substantially in excess of the agreed allocation of $0.10 per American Depositary Share.

(9)	At April 21, 2008, a total of 259,148,748 ordinary shares were outstanding. Pursuant to the rules of the SEC, ordinary shares or American Depositary Shares that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of our participating shares are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

At April 21, 2008, The Bank of New York Mellon, as depositary for our American Depositary Share program, held 56,843,558 American Depositary Shares representing approximately 88% of the ordinary shares in issue.

FUTURE SHAREHOLDER PROPOSALS

If the Resolutions are approved, the sale transaction is consummated and the Company enters into the Liquidation, we do not expect to have any further annual general meetings. If the Resolutions are not approved, and the sale transaction is not consummated and the Company does not enter into the Liquidation, and a holder of American Depositary Shares, a holder of ordinary shares or holder of convertible participating shares desires to present a proposal for action at the annual general meeting to be held in 2008, and the proposal conforms to the rules and regulations of the SEC and is in accordance with other U.S. federal laws and UK law, we must receive the proposal by [—] to be included in our proxy statement and proxy for the 2008 annual general meeting. This requirement is without prejudice to the rights under the United Kingdom Companies Act of ordinary shareholders and convertible participating shareholders to propose resolutions that may properly be considered at the 2008 annual general meeting.

Under our Articles of Association, an ordinary shareholder or convertible participating shareholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received 48 hours before the meeting. There are other procedural requirements in the Articles of Association pertaining to shareholder proposals and director nominations. Any shareholder may obtain a copy of the Articles of Association without charge by writing to us.

Except as set out in this proxy statement, our board is not aware of any matters that will be presented for consideration at the Extraordinary General Meeting. If any other matters are properly brought before the Extraordinary General Meeting including by means of amendment to any resolution, the person named in any proxy submitted by a shareholder may vote as to any such matter as he or she deems fit.

UK CIRCULAR

In accordance with UK law, Danka is distributing a Class 1 Circular in order to comply with UKLA listing rules relating to the sale transaction. This document will be available for inspection at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP until the closing of the sale transaction or the termination of the stock purchase agreement in accordance with its terms. The Class 1 Circular is attached to this Proxy Statement as Annex H for informational purposes only. Neither the Class 1 Circular nor any document referred to therein form a part of, or are incorporated into, this document, except to the extent specifically provided herein.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the Extraordinary General Meeting. If any other matters properly come before the Extraordinary General Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the Extraordinary General Meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date and return the accompanying proxy card or voting instructional form, as applicable, as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

The SEC allows Danka to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Danka has previously filed with the SEC. These documents contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement.

The following Danka filings with the SEC (all filed under file number 000-20828) are incorporated by reference in this proxy statement:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2007;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007, September 30, 2007 and December 30, 2007; and

•	Current Reports on Form 8-K with filing dates of February 19, 2008 and April 10, 2008.

Danka also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Extraordinary General Meeting of Danka shareholders or the termination of the stock purchase agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-K, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Attention: Investor Relations

Telephone: (011-44-207-605-0150) (UK)

If you would like to request documents from us, please do so by [—], to receive them before the Extraordinary General Meeting. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website at: http://www.danka.com.

If you have any questions about this proxy statement, the Extraordinary General Meeting, the sale transaction, the Liquidation or related proposals, or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Telephone: (888) 750-5834

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

MISCELLANEOUS

You should rely only on the information contained in this proxy statement to vote on the stock purchase agreement, the sale transaction, the Liquidation and related proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [—], 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other that date (or as of an earlier date if so indicated in this proxy statement). The mailing of this proxy statement to shareholders creates no implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record of convertible participating shares), voting instructional form (if you are a holder or record of American Depositary Shares) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the appropriate enclosed envelope. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

CERTAIN INFORMATION REGARDING DANKA AND KONICA MINOLTA

Danka has supplied all information relating to Danka and its subsidiaries, and Konica Minolta has supplied all information contained in this proxy statement relating to Konica Minolta. Some of the important business and financial information relating to Danka that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

ANNEX A

Execution Copy

STOCK PURCHASE AGREEMENT

dated as of April 8, 2008

by and among

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

DANKA BUSINESS SYSTEMS PLC

and

DANKA HOLDING COMPANY

with respect to all

outstanding capital stock of

DANKA OFFICE IMAGING COMPANY

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

EXHIBITS AND ANNEX

EXHIBIT A	Escrow Agreement
EXHIBIT B	Officer’s Certificate of Seller
EXHIBIT C	Secretary’s Certificate of Seller
EXHIBIT D	Officer’s Certificate of Parent
EXHIBIT E	Secretary’s Certificate of Parent
EXHIBIT F	Officer’s Certificate of Purchaser
EXHIBIT G	Secretary’s Certificate of Purchaser
EXHIBIT H	Voting Agreement

ANNEX A	Reference Net Worth (Schedule of Assets and Liabilities of the Company as of December 31, 2007)

This STOCK PURCHASE AGREEMENT dated as of April 8, 2008 is made and entered into by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Danka Holding Company, a Delaware corporation (“Seller”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

WHEREAS, Seller owns ten thousand (10,000) shares of common stock, par value $1.00 per share, of Danka Office Imaging Company, a Delaware corporation (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the “Shares”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of Seller and Parent has (i) determined that the transactions contemplated by this Agreement and the Escrow Agreement are advisable, fair to, and in the best interests of each of Seller and Parent, respectively, and (ii) approved this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby;

WHEREAS, the Parent Board has determined to recommend the approval and adoption by the shareholders of Parent of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Purchaser has approved this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby;

WHEREAS, Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of The Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership (collectively, the “Cypress Shareholders”), own an aggregate of 338,569 6.50% senior convertible participating shares of Parent as of the date of this Agreement; and

WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, Purchaser and the Cypress Shareholders are entering into the Voting Agreement pursuant to which the Cypress Shareholders have agreed, inter alia, to vote in favor of the approval and adoption of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES AND CLOSING

1.01 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all Liens (other than Liens created by Purchaser), all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

1.02 Base Purchase Price. The aggregate base purchase price for the Shares is $240,000,000 (the “Base Purchase Price”), which amount, minus the Holdback Amount, shall be (i) payable in immediately available funds in the manner provided in Section 1.03 and (ii) subject to adjustment as provided in Section 1.04.

1.03 Pre-Closing; Closing; Escrow.

(a) The Pre-Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M., local time, on the Pre-Closing Date. At the Pre-Closing, Seller and Parent will execute and deliver to counsel to Purchaser: (i) the Escrow Agreement; (ii) a certificate or certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached; and (iii) any other certificates and other Contracts, documents and instruments to be delivered by each of them pursuant to the terms of this Agreement. Each of the items referred to in subparagraphs (i), (ii) and (iii) of this Section 1.03(a) shall be held by counsel to Purchaser strictly to the order of Seller and Parent and on terms that neither Seller nor Parent shall be bound by the terms of the Escrow Agreement or other Contracts so delivered unless and until Closing occurs. In the event that Closing does not take place, each of the items referred to in subparagraphs (i), (ii) and (iii) of this Section 1.03(a) shall be returned to Seller and Parent forthwith by counsel to Purchaser. In addition, at the Pre-Closing, Purchaser will execute and deliver to counsel to Parent: (iv) the Escrow Agreement; and (v) any other certificates and other Contracts, documents and instruments to be delivered by Purchaser to Parent and/or Seller pursuant to the terms of this Agreement. Each of the items referred to in subparagraphs (iv) and (v) of this Section 1.03(a) shall be held by counsel to Parent strictly to the order of Purchaser and on terms that Purchaser shall not be bound by the terms of the Escrow Agreement or other Contracts so delivered unless and until Closing occurs. In the event that Closing does not take place, each of the items referred to in subparagraphs (iv) and (v) of this Section 1.03(a) shall be returned to Purchaser forthwith by counsel to Parent.

(b) The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005, or at such other place as Purchaser and Seller mutually agree, immediately following satisfaction of the condition set forth in Section 6.11 (Shareholder Approval). At the Closing, Purchaser will pay the Base Purchase Price, minus the Holdback Amount, by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date, provided that $25,000,000 (the “Escrow Amount”) of the Base Purchase Price shall be delivered by Purchaser by wire transfer of immediately available funds to Citibank, N.A., as escrow agent (the “Escrow Agent”) under an escrow agreement to be entered into on the Closing Date by Seller, Parent and Purchaser and the Escrow Agent substantially in the form of Exhibit A hereto (the “Escrow Agreement”) to satisfy any claims for Losses suffered by Purchaser Indemnified Parties pursuant to Article VIII or Article X. In addition, each of the items referred to in subparagraphs (iv) and (v) of Section 1.03(a) shall be unconditionally released and delivered to Seller and Parent. Simultaneously, Seller will assign and transfer to Purchaser all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens (other than Liens created by Purchaser), and each of the items referred to in subparagraphs (i), (ii) and (iii) of Section 1.03(a) shall be unconditionally released and delivered to Purchaser. At the Closing, there shall also be delivered to Seller and Purchaser the certificates to be delivered pursuant to Sections 6.03, 6.09 (if requested by Purchaser), and 7.03.

1.04 Final Purchase Price; Net Worth Adjustment.

(a) In the event that the amount of the Closing Net Worth is (i) greater than the Reference Net Worth, the Base Purchase Price shall be increased, dollar for dollar, by the amount by which the Closing Net Worth exceeds the Reference Net Worth, or (ii) less than the Reference Net Worth, the Base Purchase Price shall be decreased, dollar for dollar, by the amount by which the Reference Net Worth exceeds the Closing Net Worth (such increase or decrease, as applicable, referred to herein as the “Net Worth Adjustment”); provided, however, that in no event shall the Net Worth Adjustment exceed the Holdback Amount. The Base Purchase Price, as so increased or decreased, is referred to herein as the “Final Purchase Price”.

(b) In order to conclusively determine the Closing Net Worth and the Net Worth Adjustment, as soon as reasonably practicable after the Closing Date (but no later than ninety (90) days after the Closing Date), Purchaser will prepare, and cause Purchaser’s accountants to audit, the Company’s balance sheet as of the Closing Date (the “Closing Date Balance Sheet”). Seller shall cooperate with Purchaser and Purchaser’s accountants in connection with the preparation and audit of the Closing Date Balance Sheet, and Seller shall provide Purchaser and Purchaser’s accountants with reasonable access to any of its books, records, schedules, analyses, working papers and other information relating to the Company. The Closing Date Balance Sheet shall be prepared in accordance with GAAP from the Books and Records applying, in all material respects, the accounting principles used to determine the Reference Net Worth and as applied in the preparation of the Audited Financial Statements. Set forth as Annex A hereto is the schedule of assets and liabilities of the Company as of December 31, 2007 used in determining the Reference Net Worth.

(c) Purchaser shall deliver to Seller on or prior to the date on which the Closing Date Balance Sheet is due (i) the Closing Date Balance Sheet, (ii) a statement of the calculation of the Closing Net Worth and (iii) a statement of the calculation of the resulting Net Worth Adjustment (collectively, the “Net Worth Statement”). The Net Worth Statement shall be final and binding on the parties, and deemed accepted by Seller unless, within sixty (60) days after Seller’s receipt thereof, Seller provides Purchaser with a written notice of objection to the Net Worth Statement (an “Objection Notice”). The Objection Notice shall specify in reasonable detail each item on the Net Worth Statement that Seller disputes and the nature of any objection so asserted. Any items not specifically identified in the Objection Notice shall be deemed accepted by Seller. Purchaser agrees that during such 60-day period following Seller’s receipt of the Net Worth Statement, Seller and its representatives shall have, for purposes of evaluating the Net Worth Statement, reasonable access to properties and appropriate books, records, schedules, analyses, working papers and other information used in the preparation of the Net Worth Statement. Purchaser shall use reasonable best efforts to cause Purchaser’s accountants to make all of its work papers underlying the review and audit of the Closing Date Balance Sheet reasonably available to Seller and its representatives and to consult in good faith with Seller and its representatives during such period.

(d) During the 60-day period following the date on which the Objection Notice is received by Purchaser, Seller and Purchaser shall use good faith efforts to resolve any objections contained therein. If Seller and Purchaser are unable to resolve the dispute within such 60-day period, then any disputed matter set forth in the Objection Notice which remains unresolved shall be submitted by Seller and Purchaser for a final determination to an independent accounting firm of nationally recognized standing reasonably satisfactory to Seller and Purchaser (or, if Seller and Purchaser cannot agree on such an accounting firm, then each shall select an accounting firm (other than an accountant of the parties hereto or their respective Affiliates) and such accounting firms shall select a third accounting firm (other than an accountant of the parties hereto or their respective Affiliates) (the accounting firm mutually agreed upon by Seller and Purchaser or by their selected accounting firms being the “Independent Accounting Firm”)). The Independent Accounting Firm shall, based solely on the presentations made by Seller and Purchaser and within sixty (60) days after its appointment, render a written report as to the resolution of each disputed matter set forth in the Objection Notice which remains outstanding, and as to the calculation of the Closing Net Worth, the Net Worth Adjustment and the Final Purchase Price. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the calculation of the Closing Net Worth, Net Worth Adjustment and the Final Purchase Price. The Independent Accounting Firm’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of Law.

(e) The Independent Accounting Firm’s fees and expenses shall be borne equally by Seller and Purchaser. Each party shall otherwise bear its own costs and expenses associated with the resolution of such dispute, including the fees and expenses of their respective accountants and attorneys.

(f) The Final Purchase Price shall become final and binding upon the parties upon the earlier of (i) the failure by Seller to object thereto within the period permitted under, and otherwise in accordance with, the requirements of Section 1.04(c), (ii) the written agreement between Purchaser and Seller with respect thereto or (iii) the decision by the Independent Accounting Firm with respect to disputes under Section 1.04(d).

(g) If the Base Purchase Price exceeds the Final Purchase Price, Purchaser shall be entitled to deduct the Adjustment Amount from the Holdback Amount and shall, within five (5) Business Days after the Final Purchase Price has become final and binding under Section 1.04(f), pay by wire transfer of immediately available funds the amount of the Holdback Amount remaining following such deduction, if any, plus interest accrued thereon (at the Interest Rate) from the Closing Date to, but not including, the date of actual payment, to such account as Seller may reasonably direct; provided, however, that if the Adjustment Amount exceeds the Holdback Amount, Purchaser’s sole recourse under this Section 1.04(g) shall be to retain the entire Holdback Amount.

(h) If the Final Purchase Price equals or exceeds the Base Purchase Price, Purchaser shall, within five (5) Business Days after the Final Purchase Price has become final and binding under Section 1.04(f), pay by wire transfer of immediately available funds (i) the Holdback Amount and (ii) the Adjustment Amount, if any, plus interest accrued on such amounts (at the Interest Rate) from the Closing Date to, but not including, the date of actual payment, to such account as Seller may reasonably direct; provided, however, that in no event shall the Adjustment Amount exceed $10,000,000.

1.05 Further Assurances; Post-Closing Cooperation.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement. Seller and Parent shall use best efforts from time to time after the Closing to execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and its Assets and Properties and Books and Records, and otherwise to cause Seller and Parent to fulfill its obligations under this Agreement and the Escrow Agreement.

(b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours and upon reasonable notice, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) compliance with the requirements of any Governmental or Regulatory Authority, (ii) the determination or enforcement of the rights and obligations of any party to this Agreement or the Escrow Agreement (iii) any actual or threatened Action or Proceeding (iv) the preparation of Tax Returns and (v) the Members Voluntary Liquidation. Further, each party agrees for a period extending for the earlier of (x) six (6) years after the Closing Date and (y) the final liquidation of Seller not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c) If, in order properly to prepare Tax Returns, documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) during normal business hours and upon reasonable notice at the recipient’s request, cost and expense. Any information obtained by Seller or Parent in accordance with this paragraph shall be held confidential by Seller and Parent in accordance with Section 13.05.

(d) Notwithstanding anything to the contrary contained in this Section 1.05, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section 1.05 shall be subject to applicable rules relating to discovery.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent, jointly and severally, hereby represent and warrant to Purchaser as follows:

2.01 Organization of Seller and Parent. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a public limited company, validly existing and in good standing under the laws of England and Wales. Each of Seller and Parent has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell or cause to sell and transfer (pursuant to this Agreement) the Shares.

2.02 Authority. The execution and delivery by each of Seller and Parent of this Agreement and the Escrow Agreement, and the performance by each of Seller and Parent of its obligations hereunder and thereunder, have been duly and validly authorized by the Boards of Directors of Seller and Parent, and, other than the passing of the Shareholder Resolutions at the Parent Shareholder Meeting, no other corporate action on the part of Seller or Parent is necessary for the authorization and consummation of the transactions contemplated hereby or thereby by Seller and Parent. This Agreement has been duly and validly executed and delivered by each of Seller and Parent and constitutes, and upon the execution and delivery by each of Seller and Parent of the Escrow Agreement, the Escrow Agreement will constitute legal, valid and binding obligations of each of Seller and Parent enforceable against each of Seller and Parent in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.03 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing could not reasonably be expected to result in material cost or expense to the Company. The name of each director and officer of the Company on the date of this Agreement, and the position with the Company held by each, are listed in Section 2.03 of the Disclosure Schedule. Seller has prior to the date of this Agreement delivered to Purchaser, and included in the Due Diligence DVD, true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date of this Agreement.

2.04 Capital Stock. The authorized capital stock of the Company consists solely of ten thousand (10,000) shares of common stock, of which only the Shares have been issued. The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. Seller owns the Shares, beneficially and of record, free and clear of all Liens. Except for this Agreement and as disclosed in Section 2.04 of the Disclosure Schedule, there are no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens (other than Liens created by Purchaser).

2.05 No Subsidiaries. The Company has no subsidiaries or investments in any other company or business organization.

2.06 No Conflicts. The execution and delivery by each of Seller and Parent of this Agreement and the Escrow Agreement do not, the performance by each of Seller and Parent of its obligations under this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or association or by-laws (or other comparable corporate charter documents) of Seller, Parent or the Company;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule, materially conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Seller, Parent, the Company or any of their respective Assets and Properties except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates; or

(c) except as disclosed in Section 2.06 of the Disclosure Schedule, (i) materially conflict with or result in a material violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a material default under, (iii) require Seller, Parent or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien (other than a Permitted Lien) upon Seller, Parent, the Company or any of their respective Assets and Properties under, any material Contract or License to which the Company or Seller or Parent (in each with respect to the Company’s business) is a party or by which any of the Company’s Assets and Properties is bound.

2.07 Governmental Approvals and Filings. Except as disclosed in Section 2.07 of the Disclosure Schedule, no material consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, Parent or the Company is required in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

2.08 Books and Records. Except as disclosed in Section 2.08 of the Disclosure Schedule, the minute books and other similar records of the Company as made available to Purchaser prior to the date of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the Board of Directors and committees of the Board of Directors of the Company. The stock transfer ledgers and other similar records of the Company as made available to Purchaser prior to the date of this Agreement accurately reflect all record transfers prior to the date of this Agreement in the capital stock of the Company. Except as set forth in Section 2.08 of the Disclosure Schedule, the Company does not have any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly held by any means (including without limitation any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller, Parent or the Company.

2.09 Financial Statements.

(a) Prior to the date of this Agreement, Parent and Seller have delivered to Purchaser true and complete copies of the following financial statements:

(i) the unaudited balance sheets of the Company as of March 31, 2007, March 31, 2006, and March 31, 2005, and the related unaudited statements of operations, shareholders’ equity and cash flows for each of the fiscal years then ended;

(ii) the unaudited balance sheets of the Company as of December 31, 2007, September 30, 2007 and June 30, 2007 and the related unaudited statements of operations, shareholders’ equity and cash flows for the portion of the fiscal year then ended; and

(iii) the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of March 31, 2007, 2006 and 2005, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Ernst & Young LLP, and all letters from such accountants with respect to the results of such audits.

(b) Except as set forth in the notes thereto, all such financial statements (i) were prepared in accordance with GAAP and (ii) with respect to clauses (i) and (ii) above, fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby subject in the case of interim financial statements to normal, recurring type year-end adjustments that are not material, in the aggregate, to the Business or Condition of the Company, and (iii) were compiled from the Books and Records. Each of Seller, Parent and the Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain accountability for assets; and (iii) the recorded accountability for assets is maintained at reasonable intervals and in conformity with GAAP.

2.10 Absence of Changes. Except as disclosed in Section 2.10 of the Disclosure Schedule and for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Audited Financial Statement Date to the date of this Agreement, there has not occurred any Material Adverse Change. Without limiting the foregoing, except as disclosed in Section 2.10 of the Disclosure Schedule, there has not occurred since the Audited Financial Statement Date:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock of or any Option with respect to the Company;

(ii) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock of or Option with respect to the Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company;

(iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary is, or after giving effect to such increase is, at least $200,000, except to the extent such increase is provided for under any Benefit Plan or Employment-Related Contract; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, Employment-Related Contract or other employee compensation arrangement or (B) salary ranges or guidelines in respect of any Benefit Plan, Employment-Related Contract or other employee compensation arrangement, in each case, except to the extent modification is provided for under such Benefit Plan, Employment-Related Contract or other employee compensation arrangement; or (z) any adoption, entering into or becoming bound by any Benefit Plan, Employment-Related Contract (other than Employment-Related Contracts entered into in the normal course of business consistent with past practice that are at-will and can in the aggregate be terminated without material cost or expense by the Company upon no more than 30 days’ notice) or collective bargaining agreement, or amendment or modification to or termination (partial or complete) of any Benefit Plan, Employment-Related Contract or collective bargaining agreement, except to the extent required by applicable Law or provided pursuant to the terms of such Benefit Plan, Employment-Related Contract or collective bargaining agreement and other than termination of Employment-Related Contracts in the ordinary course of business in connection with termination of employment or services;

(iv) (x) incurrences by the Company of Indebtedness in an aggregate principal amount exceeding $15,000,000 (net of any amounts discharged during such period), or (y) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

(v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company in an aggregate amount exceeding $100,000;

(vi) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (y) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company except for any such change required by reason of a concurrent change in GAAP and disclosed in a SEC Report;

(vii) any material revaluation of, or any determination to materially revalue, its Assets and Properties;

(viii) any settlement or compromise of any material Liability except in the ordinary course of business consistent with past practice (other than with respect to transactions contemplated by this Agreement);

(ix) any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any material Assets and Properties of the Company, other than inventory acquired or disposed of in the ordinary course of business consistent with past practice;

(x) any (x) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company, (y) recapitalization, reorganization, liquidation or dissolution of the Company or (z) merger or other business combination involving the Company and any other Person;

(xi) except as would not be materially adverse to the Business or Condition of the Company, any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving of any consent with respect to (x) any Contract which is required (or had it been in effect on the date of this Agreement would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.18(a) or (y) any material License held by the Company;

(xii) any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in an aggregate amount exceeding $100,000;

(xiii) any commencement or termination by the Company of any line of business;

(xiv) any transaction by the Company with Seller or Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent (x) outside the ordinary course of business consistent with past practice or (y) other than on an arm’s-length basis pursuant to a Contract in effect on the Audited Financial Statement Date and disclosed pursuant to Section 2.18(a)(ix) of the Disclosure Schedule;

(xv) any material change in any election concerning Taxes or settling or compromising any material Tax liability, filing any material amended Tax Return, or surrendering any claim for a refund of material Taxes;

(xvi) any proposal to file or adopt a plan of complete or partial liquidation, reorganization, dissolution, recapitalization or merger of the Company;

(xvii) any material modification of the Company’s (x) collection practices for any receivable or other right to payment or (y) payment practices for any payable from past practices in the ordinary course; or

(xviii) any entry into a Contract to do or engage in any of the foregoing after the date of this Agreement.

2.11 No Undisclosed Liabilities or Payments. Except for Liabilities (i) incurred since the Audited Financial Statement Date in the ordinary course of business consistent with past practice, (ii) as reflected or reserved against in the balance sheet included in the Audited Financial Statements or in the notes thereto, (iii) incurred as expressly permitted by this Agreement or (iii) as disclosed in Section 2.11 of the Disclosure Schedule, there are no Liabilities (whether absolute, accrued, contingent, or otherwise) against, relating to or affecting the Business or Condition of the Company.

2.12 Taxes. Except as disclosed in Section 2.12 of the Disclosure Schedule:

(a) Seller and the Company have (i) timely filed (taking into account applicable extensions), will timely file or there has or will have been timely filed on their behalf, all U.S. federal income and other material Tax Returns required to be filed by it by applicable Law prior to the Closing Date and all such Tax Returns were or will be true, complete and correct in all material respects. The Seller and the Company have paid or have had paid on their behalf, all U.S. federal income and other material Taxes shown to be due on the Tax Returns other than such Taxes being contested in good faith to the extent adequate reserves for such contested Taxes are established and taken into account in computing the Net Worth Adjustment. All adjustments of Tax liability resulting from the resolution of any audit or proposed deficiency of the Seller or the Company have been reported to appropriate state and local taxing authorities and the Seller and the Company have paid or have had paid on their behalf all resulting Taxes payable to state and local taxing authorities other than such Taxes being contested in good faith but only to the extent adequate reserves for such Taxes have been established and taken into account in computing the Net Worth Adjustment.

(b) No jurisdiction in which Seller or the Company have not filed a Tax Return has asserted in writing that Seller or the Company is required to file a Tax Return in such jurisdiction.

(c) Seller and the Company have established or have had established on their behalf (and until the Closing Date will maintain) on its respective books and records reserves adequate to pay all material Taxes not yet due and payable and such reserves are clearly identified as reserves for current Taxes.

(d) There are no material Liens for Taxes upon the assets of the Company except for Permitted Liens.

(e) The Company has complied in all material respects (and until the Closing Date will comply) with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code §§1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other Laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities the required amounts.

(f) Neither Seller nor the Company (i) has requested (and no request has been made on its behalf) any extension of time within which to file any Tax Return which extension is still applicable, (ii) has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on its behalf), (iii) has received any written ruling of a Governmental Authority relating to Taxes, or any other written and legally binding agreement with a Governmental Authority relating to Taxes, or (iv) is or has been a “distributing corporation” or a “controlled corporation” within the meaning of Code §355.

(g) No audits or other administrative proceedings or court proceedings are presently pending or threatened, in writing, with regard to any Taxes or Tax Returns of, or that include, Seller or the Company.

(h) No power of attorney currently in force has been granted by the Company concerning any Tax matter.

(i) No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company and any other person, including pursuant to any tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement. The Company has no liability for Taxes of any person (other than Seller and its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor, or by contract or otherwise.

(j) Except as disclosed in Section 2.12(j) of the Disclosure Schedule, neither Seller nor the Company is a party to any agreement, contract, or arrangement that could reasonably be expected to result in the payment of any “excess parachute payments” within the meaning of Code §280G.

(k) The Company is not required to include in income for a taxable period ending after the Closing Date any adjustment pursuant to Code §481(a) by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not proposed an adjustment or change in accounting method. No income of the Company will be recognized as taxable income after the Closing as a result of the Company being a party to an installment sale or open transaction disposition made on or prior to the Closing Date.

(l) The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation Section 1.6011-4.

(m) The Company is not a party to a gain recognition agreement pursuant to Code §367.

(n) This Section 2.12 constitutes the sole and exclusive representations and warranties of Seller and Parent with respect to any Tax matters related to the Company.

2.13 Legal Proceedings. (a) Except as disclosed in Section 2.13 of the Disclosure Schedule:

(i) there are no Actions or Proceedings pending or, to the Knowledge of Seller and Parent, threatened against, relating to or affecting Seller, Parent, the Company or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement or the Escrow Agreement to Purchaser, or (ii) if determined adversely to Seller, Parent or the Company, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (y) Losses by the Company, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $500,000; and

(ii) there are no Orders outstanding against the Company.

(b) Prior to the date of this Agreement, each of Seller and Parent has delivered to Purchaser, and included in the Due Diligence DVD, all responses to auditors’ requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company.

2.14 Compliance With Laws and Orders. Except as disclosed in Section 2.14 of the Disclosure Schedule, the Company is not, nor as of the date of this Agreement, has it received any notice that it is in violation of or in default under, in any material respect, any Law or Order applicable to the Company or any of its Assets and Properties.

2.15 Benefit Plans; ERISA.

(a) Section 2.15(a) of the Disclosure Schedule (i) contains a true and complete list of each material Benefit Plan, (ii) identifies each Qualified Plan and (iii) identifies each Defined Benefit Plan. The Company has not scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan. No material loan is outstanding between the Company and any employee.

(b) The Company neither maintains nor is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

(c) Neither the Company nor any ERISA Affiliate thereof has at any time sponsored, maintained, or contributed to any pension plan that is subject to Title IV of ERISA, or any multiemployer plan within the meaning of ERISA Section 3(37). Neither the Company nor any ERISA Affiliate thereof has incurred any liability under Title IV or Section 302 of ERISA or under Section 412 of the Code that has not been satisfied in full, and no condition exists that could reasonably be expected to result in the Company or any ERISA Affiliate incurring any such liability.

(d) Each of the Benefit Plans is in all material respects in compliance with, and the Company has not received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders. Each Qualified Plan has received a favorable determination letter from the IRS as to its qualification under the Code and no event has occurred that could reasonably be expected to adversely affect the continued effectiveness of any such determination letter.

(e) Neither Seller nor the Company is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract except to the extent failure to do so would not reasonably be expected to result in material liability to the Company. All contributions and other payments required to be made by Seller, Parent or the Company to any Benefit Plan, except to the extent failure to do so would not reasonably be expected to result in material liability to the Company with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP. There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan, except to the extent such liabilities would not reasonably be expected to result in material liability to the Company.

(f) No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

(g) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to the Company. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Benefit Plan that is a Pension Benefit Plan.

(h) Except as disclosed in Section 2.15(h) of the Disclosure Schedule, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

(i) To the Knowledge of Seller and Parent, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser, the Company or any fiduciary of any such Benefit Plan.

(j) Complete and correct copies of the following documents have been made available to Purchaser, to the extent applicable:

(i) the Benefit Plans, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

(ii) current summary plan descriptions of each Benefit Plan subject to ERISA;

(iii) the most recent Form 5500 and schedules thereto for each Benefit Plan subject to ERISA reporting requirements (including the 2007 Form 5500 and schedules filed prior to the Closing Date);

(iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

(v) the most recent accountings with respect to any Benefit Plan funded through a trust; and

(vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted.

2.16 Real Property.

(a) Section 2.16(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by the Company (as lessor or lessee) as of the date of this Agreement. The Company does not own any parcel of real property.

(b) The Company has sufficient rights of ingress and egress with respect to the real property listed in Section 2.16(a) of the Disclosure Schedule and all buildings, structures, facilities, fixtures and other improvements thereon necessary to conduct business of the Company as of the date of this Agreement. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect.

(c) The Company has a valid leasehold estate in the real properties described in Section 2.16(a) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens. Each lease referred to in paragraph (a) above is in full force and effect and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of Seller and Parent, of each other Person that is a party thereto, and except as set forth in Section 2.16(c) of the Disclosure Schedule, there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) existing thereunder.

(d) Except as disclosed in Section 2.16(d) of the Disclosure Schedule, the material improvements on the real property identified in Section 2.16(a) of the Disclosure Schedule are in operating condition and are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of Seller and Parent, threatened against any of such real property or the improvements thereon.

(e) Prior to the date of this Agreement, Seller has delivered to Purchaser, and included in the Due Diligence DVD, true and complete copies of all such leases referred to in Section 2.16(a).

2.17 Intellectual Property Rights. The Intellectual Property disclosed in Section 2.17 of the Disclosure Schedule is all of the registered and applied-for trademarks, service marks, patents, copyrights and domain names owned by the Company. To the Knowledge of Seller and Parent, the Company either has all right, title and interest (other than rights granted to the Company’s licensees in the ordinary course of business) in or a valid and binding right under Contract to use all Intellectual Property that is used or necessary in the conduct of the business of the Company as currently conducted. Except as disclosed in Section 2.17 of the Disclosure Schedule, (i) the Company is the exclusive owner of the Intellectual Property disclosed in Section 2.17 of the Disclosure Schedule, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property (A) are, to the Knowledge of Seller and Parent, valid and in full force and effect and (B) are not, as of the date of this Agreement, subject to the payment of any Taxes or maintenance fees that have not been paid or the taking of any other actions by the Company that have not been taken, which are required by the applicable Governmental or Regulatory Authorities to be paid or taken prior to the date of this Agreement to maintain such applications or registrations, (iii) the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, and (iv) to the Knowledge of Seller and Parent, no Intellectual Property owned by the Company is being materially infringed by any other Person. None of Seller, Parent or the Company has received in the past two (2) years notice that the Company is infringing any Intellectual Property of any other Person, no claim is pending or, to the Knowledge of Seller and Parent, has been made to such effect that has not been resolved and, to the Knowledge of Seller and Parent, the Company is not infringing any Intellectual Property of any other Person.

2.18 Contracts; Master Templates.

(a) Section 2.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements

(except as otherwise provided in Section 2.18(a) of the Disclosure Schedule, true and complete copies, together with all amendments, exhibits, schedules, annexes, addenda, attachments, modifications and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the date of this Agreement and are part of the Due Diligence DVD), to which the Company is a party or by which any of its Assets and Properties is bound:

(i) all material Contracts (excluding Benefit Plans) with any employee, former employee or consultant of the Company providing for a commitment of employment or consultation services for a specified or unspecified term and all material Contracts otherwise relating to employment or the termination of employment of such employees or consultants and with respect to which the Company could reasonably be expected to have any material liability, including, without limitation, individual change of control, severance and similar agreements (the “Employment-Related Contracts”);

(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity (other than restrictions as to the use of licensed Intellectual Property contained in IP Contracts entered into in the ordinary course of business) or compete with any Person or, except as provided in Section 4.12, prohibiting or limiting the ability of any Person to compete with the Company;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv) all Contracts relating to Indebtedness of the Company in excess of $75,000 or to preferred stock issued by the Company;

(v) all material Contracts relating to (A) the disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

(vi) all material Contracts with suppliers, vendors, distributors, dealers, manufacturer’s representatives, sales agencies or franchisees;

(vii) all material master sale agreements, master lease agreements and master rental agreements to which the Company is a party and pursuant to which products and services are sold, leased or rented by or from the Company or services are performed by or for the Company;

(viii) all Contracts, documentation or information relating to past disposal of waste (whether or not hazardous);

(ix) all Contracts between or among the Company, on the one hand, and Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the other hand;

(x) all collective bargaining or similar labor Contracts;

(xi) all Contracts relating to the settlement of any litigation or legal or regulatory proceeding pursuant to which the Company, or the Assets and Properties of the Company, is subject to any existing or potential Liability;

(xii) all material IP Contracts; and

(xiii) all other Contracts (other than Benefit Plans, leases listed in Section 2.16(a) of the Disclosure Schedule and insurance policies listed in Section 2.20 of the Disclosure Schedule) that (A) involve the payment pursuant to the terms of any such Contract, by or to the Company of more than $75,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company.

(b) Each Contract required to be disclosed under Section 2.18 is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Parent, Seller and the Company, as applicable, and, to the Knowledge of Seller and Parent, each additional party thereto; and except as disclosed in Section 2.18(b) of the Disclosure Schedule, (i) neither the Company nor, to the

Knowledge of Seller and Parent, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect and (ii) none of Seller, Parent or the Company is participating in any discussions or negotiations regarding modification of, or amendment to, any of the Contracts required to be disclosed under Section 2.18(a).

2.19 Licenses.

(a) Section 2.19(a) of the Disclosure Schedule contains a true and complete list of all material Licenses used in and material to the business or operations of the Company (and all pending applications for any such Licenses). Prior to the date of this Agreement, Seller has delivered to Purchaser, and included in the Due Diligence DVD, true and complete copies of all such Licenses.

(b) Except as disclosed in Section 2.19(b) of the Disclosure Schedule:

(i) the Company owns or validly holds all Licenses that are material to its business or operations;

(ii) each License listed in Section 2.19 of the Disclosure Schedule is valid, binding and in full force and effect; and

(iii) the Company is not, and as of the date of this Agreement has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License in any material respect.

2.20 Insurance. Section 2.20 of the Disclosure Schedule contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) have been issued to any Person (other than the Company) for the benefit of the Company. Except as disclosed in Section 2.20 of the Disclosure Schedule, the insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Section 2.20 of the Disclosure Schedule is valid, binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor the Person to whom such policy has been issued has received, as of the date of this Agreement, any notice of cancellation or termination in respect of any such policy or is in default thereunder. Neither the Company nor the Person to whom such policy has been issued has received, as of the date of this Agreement, notice that any insurer under any policy referred to in this Section 2.20 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.21 Affiliate Transactions. Except as disclosed in Section 2.18(a)(ix) or Section 2.21(a) of the Disclosure Schedule, (i) there are no intercompany Liabilities between the Company, on the one hand, and Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the other, (ii) none of Seller, Parent or any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company, (iii) the Company does not provide or cause to be provided any assets, services or facilities to Seller or Parent or any such officer, director or Affiliate and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets issued by Seller, Parent or any such officer, director or Affiliate. Except as disclosed in Section 2.21(b) of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.21(a) of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis. Except as disclosed in Section 2.21(c) of the Disclosure Schedule, since the Audited Financial Statement Date, all settlements of intercompany Liabilities between the Company, on the one hand, and Seller, Parent or any such officer, director or Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

2.22 Employees; Labor Relations.

(a) Seller has provided to Purchaser a list of the name of each officer and employee of the Company having an annual base salary or wages of at least $100,000, together with each such person’s position or function, current annual base salary or wage rate and any incentive or bonus arrangement with respect to such person in effect on such date.

(b) Except as disclosed in Section 2.22 of the Disclosure Schedule, (i) no employee of the Company is presently a member of a collective bargaining unit and, to the Knowledge of Seller and Parent, as of the date of this Agreement, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last two (2) years against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Since March 31, 2007 to the date of this Agreement, there has been no work stoppage, strike or other concerted action by employees of the Company. During that period, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining.

2.23 Environmental Matters. Except as set forth in Section 2.23 of the Disclosure Schedule: (i) the Company is and has for the five (5) years prior to the date of this Agreement been in material compliance with all Environmental Laws (including without limitation all permits and licenses required under any Environmental Laws for the facilities or operations of the Company), (ii) during the five (5) years prior to the date of this Agreement the Company has not received any oral or written notice of any actual or alleged violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Laws with respect to the past or current operations or facilities of the Company and (iii) the Company, or to the Knowledge of Seller and Parent, any of its predecessors, has not treated, stored, disposed, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any hazardous or toxic substance or waste or owned or operated any property or facility contaminated with any hazardous or toxic substance or waste so as to give rise to a material liability of the Company under any Environmental Laws. The transactions contemplated by this Agreement will not result in any notice to or consent of any Governmental Authority under any transaction-triggered Environmental Laws.

2.24 Substantial Customers and Suppliers. Section 2.24(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Section 2.24(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Company, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Section 2.24(c) of the Disclosure Schedule, as of the date of this Agreement, the Company maintains good relations with such customers and suppliers, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Company since the Audited Financial Statement Date through the date of this Agreement, or to the Knowledge of Seller and Parent, has, as of the date of this Agreement, threatened to cease or materially reduce such purchases, use, sales or provision of services either as a result of the transactions contemplated by this Agreement or otherwise, and, to the Knowledge of Seller and Parent, as of the date of this Agreement, no event has occurred that could reasonably be expected to materially and adversely affect the Company’s relations with any such customer or supplier.

2.25 No Powers of Attorney. Except as set forth in Section 2.25 of the Disclosure Schedule, the Company does not have any powers of attorney or comparable delegations of authority outstanding.

2.26 Brokers. Except for Houlihan, Lokey, Howard & Zukin, whose fees, commissions and expenses are the sole responsibility of Seller and Parent, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller and Parent directly with Purchaser without the intervention of any Person on behalf of Seller or Parent in such manner as to give rise to any valid claim by any Person against Purchaser or the Company for a finder’s fee, brokerage commission or similar payment.

2.27 Full Disclosure. To the Knowledge of Seller and Parent, the information disclosed by or on behalf of Seller and Parent in or in connection with this Agreement does not omit any information that Parent or Seller reasonably believes would be of material significance to a reasonable buyer in its determination of whether to purchase the Shares upon the terms and subject to the conditions set forth in this Agreement.

2.28 Solvency. Each of Seller, Parent and the Company is solvent (and Parent is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986) and, after giving effect to the transactions contemplated by this Agreement and the Escrow Agreement, will be solvent (and Parent will not be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986).

2.29 Indebtedness. Except for Indebtedness described in Section 2.29 of the Disclosure Schedule, the Company has no Indebtedness outstanding on the date of this Agreement.

2.30 MIF. Section 2.30 of the Disclosure Schedule sets forth the number and type of contracted machines in field (excluding printers, faxes, and vendor-owned or vendor-contracted machines) of the Company (“MIFs”) as of the date of this Agreement.

2.31 Parent Board and Shareholder Approval. The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held prior to the date of this Agreement, and not subsequently rescinded or modified in any way, has upon the terms and subject to the conditions of this Agreement duly (i) approved this Agreement and the Escrow Agreement and determined that this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby are in the best interests of Parent and its shareholders as a whole and (ii) resolved to recommend (the “Board Recommendation”) that the shareholders of Parent approve the Shareholder Resolutions at the Parent Shareholder Meeting.

2.32 Parent Shareholder Vote. Other than the passing of the Shareholder Resolutions at the Parent Shareholder Meeting, no approval of the holders of shares of capital stock or securities convertible into or exchangeable for shares of capital stock or other securities of Parent (including participating or preferred stock) is required to consummate the transactions contemplated by this Agreement and the Escrow Agreement.

2.33 Proxy Statement. The Proxy Statement shall, when filed with the United States Securities and Exchange Commission (the “SEC”), comply as to form in all material respects with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Parent and at the time of the Parent Shareholder Meeting, the Proxy Statement (as so amended or supplemented) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied by or on behalf of Purchaser and its Affiliates.

2.34 SEC and UKLA Compliance.

(a) Except as set forth in Section 2.34 of the Disclosure Schedule, Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it including reports on Form 10-K, 10-Q and 8-K in the two-year period prior to the date of this Agreement (the “SEC Reports”). Each SEC Report complied, in all material respects, as of its filing date, as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all SEC Reports filed, whether or not required under applicable Laws, are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any of its executive officers has received notice from any Governmental or Regulatory Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) Parent has complied in all respects with its obligations, arising under the UKLA listing rules 9.7 (to the extent applicable) and 9.8 (inclusive), to publish financial information, and with its obligations under the Companies Act 1985 or, if relevant, the Companies Act 2006 to publish such information, in each case insofar as Parent are concerned. Parent has complied with its other obligations arising under the UKLA’s listing rules and disclosure rules and transparency rules, and the directors on the Parent Board have not, at any time in the two-year period prior to the date of this Agreement, been under an obligation (whether or not fulfilled) to call a shareholders’ meeting pursuant to Section 142 of the Companies Act 1985.

2.35 Opinion of Financial Advisor. Parent has received the opinion of Houlihan, Lokey, Howard & Zukin Capital, Inc. with respect to the fairness from a financial point of view of the consideration to be received by the Seller for the Shares pursuant to the Agreement, a true and correct copy of which will be provided to Purchaser promptly following the date of this Agreement for informational purposes only.

2.36 Voting Arrangements. Each of the Cypress Shareholders has executed and delivered to Purchaser the Voting Agreement on or prior to the date of this Agreement.

2.37 Due Diligence DVD. On or prior to the date of this Agreement, Seller and Parent have delivered to Purchaser a digital video disc (or series of digital video disks) (the “Due Diligence DVD”) containing a true and correct copy of each document, in an electronic format reasonably satisfactory to Purchaser, provided in the Data Room as of April 4, 2008 and each additional document otherwise disclosed by Parent, Seller, or the Company to Purchaser. Section 2.37 of the Disclosure Schedule lists each of the documents contained in the Due Diligence DVD.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as follows:

3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.02 Authority. The execution and delivery by Purchaser of this Agreement and the Escrow Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders is necessary for the authorization and consummation of the transactions contemplated hereby or thereby by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Escrow Agreement, the Escrow Agreement will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Escrow Agreement do not, the performance by Purchaser of its obligations under this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.04 of the Purchaser Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

(c) except as disclosed in Section 3.03 of the Purchaser Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

3.04 Governmental Approvals and Filings. Except as disclosed in Section 3.04 of the Purchaser Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement.

3.06 Financing. Purchaser has or shall, prior to the Closing Date, have sufficient cash and/or available credit facilities (and has provided Seller with evidence thereof prior to the Closing Date) to pay the Final Purchase Price.

3.07 Brokers. Except for Mitsubishi UFJ Securities (USA), Inc. and KPMG Transaction Services Group, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller or the Company for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

COVENANTS OF SELLER AND PARENT

4.01 Regulatory and Other Approvals. Seller and Parent will, and will cause the Company to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, Parent or the Company to consummate the transactions contemplated hereby and by the Escrow Agreement, including without limitation those described in Sections 2.06 and 2.07 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) reasonably cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Seller and Parent will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any material communications (and, unless precluded by Law, provide copies of any such material communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or the Escrow Agreement.

4.02 HSR Filings. In addition to and not in limitation of Seller’s and Parent’s covenants contained in Section 4.01, Seller and Parent will (a) take promptly all actions necessary to make the filings required of Seller, Parent or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller, Parent or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) reasonably cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

4.03 Investigation by Purchaser. Seller and Parent will, and will cause the Company to, (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees and agents (and accountants at Purchaser’s expense) of the Company and its Assets and Properties and Books and Records (it being understood that Purchaser shall use reasonable efforts not to interfere with the Company’s business and operations), and (b) furnish Purchaser and such other Representatives with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company as Purchaser or any of such other Representatives reasonably may request in connection with such investigation. Purchaser understands and agrees that any on-site inspections of the Company’s properties shall be conducted upon reasonable prior notice and during normal business hours and, at the election of the Company, in the presence of an authorized representative of the Company.

4.04 No Solicitations.

(a) From the date of this Agreement until the earlier of termination of this Agreement or the Closing, neither Seller nor Parent will take, nor permit the Company or any Affiliate of Seller or Parent (or authorize or permit any Representative retained by or acting for or on behalf of Seller, Parent, the Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing information with respect to the Company or permitting access to the Assets and Properties and Books and Records of the Company) any offer or inquiry or the making, submission or announcement of any proposal or offer that constitutes or is reasonably likely to lead to an Acquisition Proposal. If Seller, Parent, the Company, any such Affiliate or Representative receives from any Person any offer, inquiry or informational request referred to above, Seller and Parent will promptly advise such Person, by written notice, of the terms of this Section 4.04 and will promptly (and in any event within twenty-four (24) hours of such receipt), orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser. Seller, Parent, the Company or any such Affiliate or Representative immediately shall cease and cause to be terminated all existing discussions or negotiations with any such Person conducted heretofore with respect to an Acquisition Proposal and will cease any action to knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

(b) Notwithstanding Section 4.04(a), from and after the date of this Agreement, Parent, directly or indirectly, may take any of the actions referred to in Section 4.04(c), in response to an unsolicited and bona fide Acquisition Proposal in writing received after the date of this Agreement that did not result or arise from a breach of Section 4.04(a), if and only to the extent that the Parent Board concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be in breach of the fiduciary duties of Parent’s directors or would violate their obligations to the extent applicable under the City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006, the rules and regulations of the UKLA or any other applicable Laws or regulations or rules of a Governmental or Regulatory Authority.

(c) Upon the terms and subject to the conditions set forth in Section 4.04(b), Parent may (i) furnish information with respect to the Company to a Person (and the Representatives of such Person) making an Acquisition Proposal (provided, that such Person has entered into a confidentiality agreement with the

Company substantially similar to and no less favorable to the Company than the confidentiality provisions of Section 13.05), and (ii) engage in discussions or negotiations with such Person and its Representatives regarding any such Acquisition Proposal; provided, however, that Parent and Seller shall furnish or make available to Purchaser any non-public information concerning the Company that is furnished or made available to the Person (and the Representatives of such Person) making such Acquisition Proposal that has not previously been furnished or made available to Purchaser prior to or at the time it is furnished or made available to such other Person.

(d) Parent and Seller shall ensure that the Representatives of Parent, Seller, the Company and their respective Affiliates are aware of the restrictions described in this Section 4.04. It is understood that any material violation of the restrictions set forth in this Section 4.04 by any Representative of Parent, Seller, the Company or their respective Affiliates shall be deemed to be a breach of this Section 4.04 by Parent and Seller.

4.05 Conduct of Business. Seller and Parent will cause the Company to conduct business only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Seller and Parent will:

(a) cause the Company to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company, (iii) maintain the Assets and Properties of the Company in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company;

(b) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company;

(c) (i) will cause the Company to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 2.20 of the Disclosure Schedule, and (ii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or Assets and Properties of the Company to be paid to the Company; and

(d) cause the Company to comply, in all material respects, with all Laws and Orders applicable to the business or operations of the Company, and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any material violation of any such Law or Order.

4.06 Financial Statements and Reports; Filings.

(a) As promptly as practicable and in any event no later than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date of this Agreement and before the Closing Date, as the case may be, Seller and Parent will deliver to Purchaser true and complete copies of (in the case of any such fiscal year) the audited and (in the case of the Company and any such fiscal quarter) the unaudited balance sheets, and the related audited or unaudited statements of operations, stockholders’ equity and cash flows, of the Company and Parent (including the consolidating schedules reflecting the independent financial condition and results of operations of the Company), in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Audited Financial Statements.

(b) As promptly as practicable, Seller and Parent will deliver to Purchaser true and complete copies of any monthly financial statements (in draft or final format) as may be prepared or received by Seller or the Company relating to the business or operations of the Company.

(c) As promptly as practicable, Seller and Parent will deliver copies of all License applications and other filings made by the Company after the date of this Agreement and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

4.07 Employee Matters. (a) Except as may be required by Law or the terms of an applicable Benefit Plan or Employment-Related Contract, as in effect on the date of this Agreement, Seller and Parent will not, and will cause the Company not to, directly or indirectly:

(i) other than in the ordinary course of business, make any material representation or promise, oral or written, to any officer, employee or consultant of the Company concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan;

(ii) increase the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary or wage rate is, or after giving effect to such change, would be $200,000 or more;

(iii) adopt, enter into or become bound by any Benefit Plan or Employment-Related Contract not existing on the date of this Agreement, or materially amend or modify or terminate (partially or completely) any Benefit Plan; or

(iv) other than in the ordinary course of business establish or modify any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, Employment-Related Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, Employment-Related Contract or other employee compensation arrangement.

(b) Seller and Parent will cause the Company to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Seller and Parent will promptly notify Purchaser in writing of each receipt by Seller, Parent or the Company (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

4.08 Change of Control and Severance Payments.

(a) Except for (i) Purchaser's obligation to pay to Seller at the Closing the cash payment of $5,172,000, which amount will be used by Seller and Parent to pay on the Closing Date the severance and change of control amounts described in the Change of Control Arrangements listed in (and in the amounts set forth in) Section 4.08(a)(i) of the Disclosure Schedule, subject, however, to Section 5.05(c) and (ii) Purchaser's obligations, from and following the Closing, to provide, or to continue to provide the non-cash benefits described in Section 4.08(a)(ii) of the Disclosure Schedule to the individuals listed therein, effective as of the Closing Parent and Seller will (x) assume and honor, or cause to be honored (without regard to enforceability or the identity of the obligor) each of the agreements set forth in Section 2.15(a) of the Disclosure Schedule under the heading: “Employment/Change of Control Agreements” and “Acknowledgment and Waiver Agreements” (each such agreement, a “Change of Control Arrangement”),

(y) pay or cause to be paid all cash severance or change of control payments pursuant to the terms of such arrangements (without regard to enforceability or the identity of the obligor), and (z) reimburse Purchaser for its cost of providing the non-cash benefits described in clause (ii) above and Section 5.05(c), to the extent set forth in Section 4.08(a)(ii) of the Disclosure Schedule.

(b) Prior to the Closing, (i) Parent and Seller shall execute and deliver, and shall use commercially reasonable efforts to cause each party to a Change of Control Arrangement to execute and deliver, a consent and release substantially in the form set forth in Section 4.08(b)(i) of the Disclosure Schedule and (ii) Parent and Seller shall use commercially reasonable efforts to cause the officers and employees listed in Section 4.08(b)(ii) of the Disclosure Schedule to execute and deliver employment agreements in a form mutually satisfactory to all parties thereto.

4.09 Certain Restrictions. Except as contemplated by this Agreement, Seller and Parent will cause the Company not to:

(a) declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Company, declare, set aside or pay any stock dividend in respect of the capital stock of Parent (except as required by legal obligations to which Parent is subject at the date of this Agreement, including, without limitation, pursuant to Parent’s articles of association), or directly or indirectly redeem, purchase or otherwise acquire any capital stock of or any Option with respect to the Company;

(b) authorize, issue, sell or otherwise dispose of any shares of capital stock of or any Option with respect to the Company, or modify or amend any right of any holder of outstanding shares of capital stock of or Option with respect to the Company, or authorize, issue, sell or otherwise dispose of any shares of Parent (except as required by legal obligations to which Parent is subject at the date of this Agreement, including, without limitation, pursuant to Parent’s articles of association) except in connection with any Options with respect to Parent existing on the date of this Agreement;

(c) (i) incur Indebtedness in an aggregate principal amount exceeding $15,000,000 (net of any amounts of Indebtedness discharged during such period), or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Company under, any Indebtedness of or owing to the Company;

(d) make any material revaluation of, or any determination to materially revalue, any of their Assets and Properties outside the ordinary course of business consistent with past practice;

(e) (i) settle or compromise any pending or threatened litigation with any Person, which settlement involves equitable relief or a payment in excess of $100,000 individually or in the aggregate which is not covered by insurance or is covered by insurance which contains a retroactive premium adjustment or initiate or join any material suit, action or claim without obtaining the prior written consent of Purchaser which consent shall not be unreasonably withheld or (ii) pay, discharge or satisfy any claim or Liability other than in the ordinary course of business consistent with past practice;

(f) acquire or dispose of, or incur any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

(g) amend their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or take any action with respect to any such amendment except as contemplated by the Shareholder Resolutions;

(h) except as would not be materially adverse to the Business or Condition of the Company, (i) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to (A) any Contract material to the Business or Condition of the Company or that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to Section 2.18(a) or (B) any material License or (ii) grant any irrevocable powers of attorney;

(i) make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

(j) make any change in the lines of business in which the Company participates or is engaged;

(k) except as set forth in Section 4.09(k) of the Disclosure Schedule, make or change any material election by the Company concerning Taxes or settle or compromise any material Tax liability, file any amended Tax Return, or surrender any claim for a refund of material Taxes, in each case, with respect to a Tax Return or Taxes for which the Company could be held liable;

(l) propose, file or adopt a plan of complete or partial liquidation, reorganization, dissolution, recapitalization or merger of the Company;

(m) materially modify its collection practices for any receivable or other right to payment or its payment practices for any payable from past practices in the ordinary course of business;

(n) change the location of any of the Company’s offices;

(o) engage with any Person in any merger or other business combination; or

(p) enter into any Contract to do or engage in any of the foregoing.

4.10 Affiliate Transactions. Except as set forth in Section 4.10 of the Disclosure Schedule, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the one hand, and the Company, on the other, will be paid in full or settled, and Seller or Parent will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company. Prior to the Closing, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis (other than pursuant to Contracts disclosed pursuant to Section 2.18(a)(ix) of the Disclosure Schedule), with Seller, Parent or any such officer, director or Affiliate.

4.11 Books and Records. On the Closing Date, Seller will deliver or make available to Purchaser at the offices of the Company all of the Books and Records, and if at any time after the Closing Seller discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Purchaser.

4.12 Noncompetition.

(a) Seller and Parent will not, for a period of four (4) years from the Closing Date, either alone or in conjunction with any other Person, or directly or indirectly through its present or future controlled Affiliates:

(i) employ, engage or seek to employ or engage any Person who within the prior twelve (12) months had been an officer or employee of the Company, unless such officer or employee (A) is an employee of Parent as of the Closing Date, (B) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (C) is terminated by the Company after the Closing Date;

(ii) cause or attempt to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company other than employees of Parent as of the Closing Date;

(iii) disclose (unless compelled by judicial or administrative process) or use any confidential or secret information relating to the Company or any of its clients, customers or suppliers; or

(iv) compete (directly or indirectly), participate or engage in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Exchange Act), or otherwise lend assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business in which the Company is participating or engaged on the Closing Date in any jurisdiction listed in Section 4.12 of the Disclosure Schedule, which are all of the jurisdictions in which the Company participates or engages in such line of business on the Closing Date.

(b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 4.12. It is the intention of the parties that the provisions of this Section 4.12 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 4.12 shall not render unenforceable, or impair, the remainder of the provisions of this Section 4.12. Accordingly, if any provision of this Section 4.12 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 4.12 would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

4.13 Notice and Cure. Seller and Parent will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Seller or Parent, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller or Parent under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller or Parent contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Except with respect to the representations and warranties set forth in Sections 2.10, 2.13, 2.18 and 2.22, no notice given pursuant to this Section 4.13 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnity under Article VIII or Article X. Any update to Sections 2.10, 2.13, 2.18 and 2.22 of the Disclosure Schedule pursuant to this Section 4.13 shall be deemed to qualify and modify the representations and warranties in such Section for all purposes of this Agreement.

4.14 Parent Shareholder Approval.

(a) As soon as practicable following the date of this Agreement (but in any event within ten (10) Business Days), Parent shall submit to the United Kingdom Financial Services Authority, being the competent authority under Part VI of the Financial Services and Markets Act 2000 (the “FSA”) a draft of the circular (together with any amendments thereof or supplements thereto and any other related materials, the “Circular”) addressed to its shareholders convening a general meeting (the “Parent Shareholder Meeting”) to approve the Shareholder Resolutions, together with all other documents required to be lodged with the FSA before it will approve a circular relating to a Class 1 transaction under the Listing Rules; and use all commercially reasonable efforts to obtain approval of the Circular as soon as reasonably practicable after the date of this Agreement; provided, however, that prior to such submission of the Circular and any supplement thereto, Parent shall reasonably cooperate and provide Purchaser with a reasonable opportunity to review and comment on the Circular, and to approve any reference to Purchaser or any of its Affiliates and the form and context in which any such reference in the Circular appears. Purchaser agrees, as promptly as reasonably practicable, to provide such information to Parent concerning Purchaser and its Affiliates as may be reasonably required to be disclosed in the Circular and any required supplement thereto. If any event with respect to Purchaser, or with respect to information supplied by Purchaser expressly for inclusion or incorporation by reference in the Circular, shall occur which is required to be described in an amendment or supplement to the Circular, Purchaser shall promptly advise Parent and cooperate with Parent in connection with the preparation of any materials required to be filed with the FSA in connection therewith. Parent shall cause the Circular, as so corrected, to be filed with the FSA and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Law.

(b) Promptly following receipt of the requisite FSA approval in accordance with Section 4.14(a), and in any event no later than two (2) Business Days thereafter, Parent shall take all actions necessary in accordance with applicable Laws and the articles of association of Parent (which shall not be amended in any material respect prior to the Parent Shareholder Meeting without the prior written consent of Purchaser, which consent shall not be unreasonably withheld) to post the Circular to its shareholders convening the Parent Shareholder Meeting to approve the transactions contemplated herein and cause the Shareholder Resolutions to be properly proposed and voted upon by shareholders of Parent at the Parent Shareholder Meeting, and shall not cancel or adjourn the Parent Shareholder Meeting or change any of the resolutions contained in the Circular without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; provided, however, that the Parent Shareholder Meeting shall be adjourned if and to the extent necessary to ensure that all of the consents, approvals, actions, filings, notices or waiting periods described in or related to Sections 6.05 to 6.09 (inclusive), 6.12, 7.04 to 7.06 (inclusive) shall have been obtained, made or given, or have expired, as applicable, prior to the commencement of the Parent Shareholder Meeting. Subject to Section 4.14(d), the Circular shall contain the Board Recommendation (which recommendation shall state that in giving their recommendation, the directors on the Parent Board have been advised by the financial advisors to Parent).

(c) The Parent Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the Board’s Recommendation, (ii) take any action or make any statement in connection with the Parent Shareholder Meeting inconsistent in any material respect with the Board Recommendation, (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Acquisition Proposal (any and all of the actions described in clauses (i), (ii) and (iii), referred to herein as a “Change of Recommendation”).

(d) Notwithstanding Section 4.14(c), the Parent Board may make a Change of Recommendation if:

(i) it receives an unsolicited and bona fide Acquisition Proposal in writing that did not result from or arise from a breach of Section 4.04(a);

(ii) the Parent Board concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Change of Recommendation would be a breach of the fiduciary duties of the directors on the Parent Board or would violate their obligations to the extent applicable under the City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006, the rules and regulations of the UKLA or any other applicable Laws or regulations or rules of a regulatory body;

(iii) Purchaser has received written notice from Seller and Parent (a “Change of Recommendation Notice”) at least ten (10) Business Days prior to such Change of Recommendation, which notice shall (A) expressly state that Parent and Seller have received an Acquisition Proposal which the Parent Board has concluded is a Superior Proposal and that Parent and Seller intend to effect a Change of Recommendation and the manner in which Parent and Seller intend or may intend to do so, and (B) include the identity of the Person making such Acquisition Proposal and a copy of the most current version of the agreement relating to such Acquisition Proposal, provided that any material amendment to the terms of such Acquisition Proposal shall require a Change of Recommendation Notice at least five (5) Business Days prior to such Change of Recommendation;

(iv) during any such notice period, Parent and Seller and their advisors have negotiated in good faith with Purchaser to make amendments to the terms and conditions of this Agreement so that such Acquisition Proposal would no longer constitute a Superior Proposal; and

(v) such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account all changes to the terms of this Agreement agreed to by Purchaser);

provided that nothing in this Section 4.14(d) shall be construed as limiting or otherwise qualifying Parent’s obligations under Section 4.14(b).

(e) Notwithstanding Section 4.14(d), Parent will submit the Shareholder Resolutions for approval by its shareholders at the Parent Shareholder Meeting even if the Parent Board makes a Change of Recommendation.

(f) As soon as practicable following the date of this Agreement (but in any event within ten (10) Business Days), Parent shall file a preliminary proxy statement that will be provided to the shareholders of Parent in connection with the solicitation of proxies from shareholders at the Parent Shareholder Meeting relating to the Shareholder Resolutions (the “Preliminary Proxy Statement”) with the SEC, and shall use all commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Purchaser, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement and any subsequent version thereof and cause a definitive proxy statement (the “Definitive Proxy Statement”, and together with the Preliminary Proxy Statement, accompanying letter to shareholders, notice of meeting, form of proxy and schedules or other materials included therewith, each, as amended or supplemented, the “Proxy Statement”) to be mailed to its shareholders as soon as is reasonably practicable following the date hereof; provided, however, that prior to such submission of the Preliminary Proxy Statement and the Definitive Proxy Statement and any supplements thereto, Parent shall reasonably cooperate and provide Purchaser with a reasonable opportunity to review and comment on the Preliminary Proxy Statement and Definitive Proxy Statement and any such supplements and to approve any reference to Purchaser or any of its Affiliates therein and the form and context in which any such reference appears (such approval not to be unreasonably withheld). Purchaser agrees, as promptly as practicable, to provide all information to Parent concerning Purchaser and its Affiliates reasonably requested by Parent.

(g) (i) Parent shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all material correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and shall use reasonable efforts to consult with Purchaser prior to responding to such comments.

(ii) If at any time prior to the Parent Shareholder Meeting, any information relating to Parent, Seller or any of their respective Affiliates, officers or directors, should be discovered by Parent or Seller which, in the reasonable judgment of Parent or Seller, should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify Purchaser thereof, and the parties shall cooperate in Parent’s preparation of an appropriate amendment or supplement to be filed with the SEC (which shall include Parent providing Purchaser with a reasonable opportunity to review and comment prior to filing any amendment or supplement). Parent shall cause such Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Laws.

(iii) If any event with respect to Purchaser, or with respect to information supplied by Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, Purchaser shall promptly advise Parent and cooperate with Parent in connection with the preparation of any materials required to be filed with the SEC in connection therewith. Parent shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Laws.

4.15 Director Resignations. Seller and Parent shall deliver to Purchaser no later than two (2) Business Days prior to the Closing Date resignations of each director of the Company’s Board of Directors, effective at the Closing, except where otherwise directed by Purchaser in writing no later than seven (7) days prior to the Closing Date.

4.16 Payment of Receivables after Closing. If, after the Closing, either Seller or Parent receives any payments in respect of any receivables of or relating to the business or operations of the Company, Seller and Parent shall, or shall cause the applicable party to, promptly deliver such payment to Purchaser immediately after such receipt.

4.17 Fulfillment of Conditions. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Parent will execute and deliver at the Closing the Escrow Agreement, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.18 Customer Contracts. Seller and Parent shall deliver to Purchaser on or before the Closing Date, a table setting forth the customer name, serial number, model number, address, monthly payment amount for equipment or service rate and a designation of “rental,” as appropriate, for each Customer Contract.

4.19 Real Property Leases. Seller and Parent shall (a) reasonably cooperate with Purchaser to take all commercially reasonable steps necessary or desirable to obtain the consents or provide the notices required under the real property leases set forth in Section 2.06 of the Disclosure Schedule and (b) provide prompt notification to Purchaser when any such consent or notice is obtained or given, as applicable, and will advise Purchaser of any communications (and, provide copies of any such communications that are in writing) relating to the obtaining of such consents or notices.

ARTICLE V

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that, at all times from and after the date of this Agreement until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

5.01 Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Escrow Agreement, including without limitation those described in Sections 3.03 and 3.04 of the Purchaser Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) reasonably cooperate with Seller and the Company in connection with the performance of their obligations under Sections 4.01 and 4.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or the Escrow Agreement.

5.02 HSR Filings. In addition to and without limiting Purchaser’s covenants contained in Section 5.01, Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) reasonably cooperate with Seller in connection with Seller’s filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

5.03 Notice and Cure. Purchaser will notify Seller in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 5.03 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller’s right to seek indemnity under Article VIII or Article X.

5.04 Fulfillment of Conditions. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser will execute and deliver at the Closing the Escrow Agreement, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.05 Employee Matters.

(a) For a period of one (1) year following the Closing Date, Purchaser shall provide (or cause its Affiliates to provide) to all Company Employees to the extent that they continue their employment with Purchaser or its Affiliates following the Closing Date with compensation and employee benefits that are comparable in the aggregate to either (i) those provided to the Company Employees immediately prior to the Closing Date or (ii) those provided to similarly situated employees of Purchaser following the Closing Date. With respect to comparable employee benefit plans maintained by Purchaser, for all purposes of determining eligibility to participate and vesting, and for determination of levels of benefits for purposes of determining the amount of paid time off, vacation, sick pay, and severance (but not for benefit accrual), a Company Employee’s service with the Company shall be recognized under the comparable Company plan and treated as service with Purchaser; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Following the Closing Date, for purposes of each employee benefit plan in which any Company Employee or his or her eligible dependents is eligible to participate after the Closing Date, Purchaser shall (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable employee benefit plan of the Company as of the Closing Date, except to the extent not permitted under applicable insurance contracts for life and long-term disability insurance, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs. Nothing in this Agreement shall limit or restrict in any way Purchaser’s right, following the Closing Date, to modify the terms and conditions of employment of any Company Employee or to terminate the employment of any Company Employee at any time.

(b) For a period of one (1) year following the Closing Date, Purchaser shall provide severance payments and benefits to eligible Company Employees on a basis no less favorable to such employees than benefits determined under with the terms of Company’s Severance Pay Policy, as in effect on the date of this Agreement and as set forth in Section 5.05(b) of the Disclosure Schedule, and for purposes thereof, a Company Employee’s service with the Company or any Affiliate shall be treated as service with Purchaser.

(c) At the Closing, Purchaser shall pay to Seller in cash $5,172,000, which amount will be used by Seller and Parent to pay the severance and change of control amounts on the Closing Date described in the Change of Control Arrangements listed in (and in the amounts set forth in) Section 4.08(a)(i) of the Disclosure Schedule; provided, however, that if any individual who is listed in Section 4.08(a)(i) of the Disclosure Schedule fails to execute and deliver, prior to the Closing, a consent and release substantially in the form set forth in Section 4.08(b)(i) of the Disclosure Schedule, then such amount shall be reduced by the amount(s) set forth under such individual’s Change of Control Arrangement(s) listed in (and in the amount(s) set forth in) Section 4.08(a)(i) of the Disclosure Schedule. In addition to the foregoing, from and following the Closing, Purchaser shall provide, or shall continue to provide the non-cash benefits described in Section 4.08(a)(ii) of the Disclosure Schedule to the individuals listed therein; provided, however, that Purchaser shall not be required to provide or continue to provide such benefits to any such individual unless and until such individual has executed and delivered the consent and release described in the foregoing sentence.

(d) The provisions of this Section 5.05 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted heirs, executors, administrators, successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.05) under or by reason of any provision of this Agreement.

5.06 Letters of Credit. Purchaser shall, with respect to each letter of credit described on Section 5.06 of the Disclosure Schedule (the “Existing Letters of Credit”), either (a) cause replacement letters of credit to be issued to the beneficiaries of such Existing Letter of Credit, obtain the originals of such Existing Letter of Credit from the beneficiary thereof to return to General Electric Capital Corporation (“GE”) and deliver to GE each such Existing Letter of Credit on or prior to the Closing or (b) provide arrangements satisfactory to the entity that issued such Existing Letter of Credit in the form of cash collateral, back-up letters of credit or other credit support, in each case in a manner consented to by GE such that GE will deliver to Danka on the Closing Date an unconditional release of all of the obligations of the Company and Seller with respect to such Existing Letter of Credit, including without limitation, all such obligations under the Danka Credit Facility.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.01 Representations and Warranties.

(b) Each of the representations and warranties made by Seller and Parent in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement, and any representation or warranty made as of a specific date shall be true and correct on and as of such date; provided, however, that those representations and warranties containing materiality qualifiers shall be true and correct in all respects on and as of the date of this Agreement, and any representation or warranty made as of a specific date shall be true and correct on and as of such date.

(c) Each of the representations and warranties made by Seller and Parent in this Agreement shall be true and correct on and as of the Pre-Closing Date and the Closing Date as though such representations or warranties were made on and as of the Pre-Closing Date and the Closing Date, except for those representations and warranties that are made as of a specific date, which shall be true and correct as of such date (in each case, without regard to materiality qualifiers) except where the failure of any such representations or warranties (as modified pursuant to the immediately preceding parenthetical phrase) to be true and correct on and as of the Pre-Closing Date and the Closing Date or such earlier date have not had or could not reasonably be expected to have a Material Adverse Effect.

6.02 Performance. Seller and Parent shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

6.03 Officers’ Certificates.

(b) On the Pre-Closing Date, each of Seller and Parent shall have delivered to Purchaser a certificate, dated the Pre-Closing Date and executed in its name and on its behalf by the Chairman and Chief Executive Officer of Seller and Parent, respectively, substantially in the form and to the effect of Exhibits B and D hereto, and a certificate, dated the Pre-Closing Date and executed by its Secretary or Assistant Secretary, respectively, substantially in the form and to the effect of Exhibits C and E hereto.

(c) On the Closing Date, each of Seller and Parent shall have delivered to Purchaser a certificate, dated the Closing Date and executed in its name and on its behalf by its Chairman and Chief Executive Officer of Seller and Parent, respectively, substantially in the form and to the effect of Exhibits B and D hereto, and a certificate, dated the Closing Date and executed by its Secretary or Assistant Secretary, respectively, substantially in the form and to the effect of Exhibits C and E hereto.

6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or the Escrow Agreement to Purchaser.

6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority as disclosed in Section 2.07 of the Disclosure Schedule and Section 3.04 of the Purchaser Disclosure Schedule necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, including under the HSR Act, shall have occurred.

6.06 Material Adverse Change. Since the date of this Agreement, there has not occurred a Material Adverse Change.

6.07 Resignations of Directors. Purchaser shall have received resignations in form and substance reasonably satisfactory to Purchaser from each director of the Company’s Board of Directors, effective at the Closing, pursuant to Section 4.15.

6.08 Escrow Agreement. Parent, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

6.09 MIFs. As of the Closing Date, there shall be a minimum of 87,000 MIFs in the aggregate, provided that Purchaser’s sole recourse for Seller and Parent’s failure to meet the foregoing condition shall be to reduce the Base Purchase Price by an amount equal to the result of multiplying $2,800 by the difference between 87,000 and the actual number of MIFs. If requested by Purchaser, each of Seller and Parent shall have delivered to Purchaser on or before the Closing Date a certificate, dated the Closing Date, executed in its name and on its behalf by its Chairman and Chief Executive Officer certifying the number of MIFs and the amount by which the Base Purchase Price shall be decreased, if applicable, pursuant to the immediately preceding sentence.

6.10 Elimination of the Company’s Indebtedness. All Indebtedness of the Company shall have been released and repaid in full.

6.11 Shareholder Approval. The Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with all applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date; provided, however, that the approval of the Termination Fee Resolution shall not be a condition to Closing.

6.12 Form 8023. Seller will provide Purchaser an Internal Revenue Service Form 8023 for which Seller shall have completed all portions applicable to Seller and the Company and executed on behalf of Seller and the Company.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

7.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.03 Officers’ Certificates.

(a) On the Pre-Closing Date, Purchaser shall have delivered to Seller a certificate, dated the Pre-Closing Date and executed in its name and on its behalf by its President & CEO, substantially in the form and to the effect of Exhibit F hereto, and a certificate, dated the Pre-Closing Date and executed by its Secretary or any Assistant Secretary, substantially in the form and to the effect of Exhibit G hereto.

(b) On the Closing Date, Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in its name and on its behalf by its President & CEO substantially in the form and to the effect of Exhibit F hereto, and a certificate, dated the Closing Date and executed by its Secretary or any Assistant Secretary, substantially in the form and to the effect of Exhibit G hereto.

7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement.

7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority as disclosed in Section 2.07 of the Disclosure Schedule and Section 3.04 of the Purchaser Disclosure Schedule necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, including under the HSR Act, shall have occurred.

7.06 Escrow Agreement. Purchaser and Escrow Agent shall have entered into the Escrow Agreement.

7.07 Shareholder Approval. The Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date; provided, however, that the approval of the Termination Fee Resolution shall not be a condition to Closing.

ARTICLE VIII

TAX MATTERS AND POST-CLOSING TAXES

8.01 Tax Filings.

(a) Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed (including valid extensions), all Tax Returns required to be filed by or with respect to the Company (“Pre-Closing Tax Returns”), and shall pay or cause to be paid when due in accordance with Section 8.04(a) (and without duplication thereof), all Taxes required to be paid by or with respect to the Company, for all Tax periods ending on or before the Closing Date (“Pre-Closing Taxes” and any such period a “Pre-Closing Tax Period”), but only to the extent that such Pre-Closing Taxes exceed the accruals for any such Taxes taken into account in calculating the Net Worth Adjustment. Seller shall prepare all Pre-Closing Tax Returns consistent with its prior practices, except as otherwise required by Law, and shall provide each Pre-Closing Tax Return to Purchaser and the Company no later than twenty (20) days prior to the due date for filing any such Pre-Closing Tax Return and will in good faith consider any comments that Purchaser or the Company may have with respect to Pre-Closing Tax Returns. Seller will not amend any Pre-Closing Tax Return without the written approval of Purchaser, which approval shall not be unreasonably withheld. Purchaser will, or will cause the Company to, prepare pro forma United States federal income Tax Returns with respect to the Company (“Pro Forma Returns”) for the taxable year ending March 31, 2008 (to the extent not previously prepared and provided by Seller), and for the short Tax period beginning on April 1, 2008, and ending on the Closing Date, for the purpose of allowing Seller to file Pre-Closing Tax Returns. The Pro Forma Returns shall be prepared in a manner consistent with the Company’s past practice (except as otherwise required by Law). Purchaser or the Company shall deliver the Pro Forma Returns to Seller in a time and manner consistent with past practice, and each of Purchaser and the Company shall provide any information or assistance requested by Seller with respect to the Pro Forma Returns that is required, in the reasonable judgment of Seller, to prepare and file any Pre-Closing Tax Return. Seller shall promptly reimburse Purchaser or the Company for any third-party fees relating to such preparation.

(b) Purchaser shall prepare (or cause to be prepared), and timely file all Tax Returns of the Company required to be filed after the Closing Date, other than any Pre-Closing Tax Returns, and shall pay (or cause to be paid) in accordance with Section 8.04(b) (and without duplication thereof), any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), Purchaser shall notify Seller of its share of any amounts due in respect of any such Tax Return no later than ten (10) days prior to the date on which such Tax Return is due (Seller’s share of Straddle Period Taxes to be determined pursuant to paragraph (e) below), and Seller shall remit such payment to Purchaser no later than five (5) days prior to the date such Tax Return is due.

(c) In the case of any Tax Return that is filed by Purchaser with respect to a Straddle Period, Purchaser shall prepare such Tax Return in a manner consistent with the Company and Seller’s past practice, except as otherwise required by Law, and shall deliver such Tax Return to Seller for its review at least ten (10) days prior to the date such Tax Return is required to be filed. If Seller disputes any item on such Tax Return, it shall notify Purchaser of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an Independent Accounting Firm mutually acceptable to Seller and Purchaser. The fees, charges and expenses of such accounting firm shall be borne equally by Seller and Purchaser.

(d) The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period ending as of the close of business on the Closing Date as a short taxable period. If applicable law does not permit the parties to treat the Closing Date as the end of a short taxable period, then, in the case of any Taxes of the Company that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) outside the ordinary course of business, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date (except that, solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the level of income or receipts, annualized income or receipts shall be taken into account, if appropriate, for an equitable sharing of such Taxes); and (ii) in the case of other Taxes, be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date.

(e) Except for the Code Section 338(h)(10) election described in Section 8.06, Purchaser shall not, and shall cause any entity over which it has direct or indirect voting control (including the Company) not to, amend any Tax Return or change or make Tax elections of or relating to the Company for any Tax period ending on or before the Closing Date or for any Tax period that begins before and ends after a Closing Date without the prior written consent of the Seller, which shall not be unreasonably withheld, provided that Seller shall be deemed to have consented if it does not object to a request from Purchaser or the Company within ten (10) days of receipt and no such consent shall be required following the final liquidation of Seller. At Seller’s request, Purchaser shall cause the Company to make or join with Seller in making any other election if the making of such election would not have an adverse impact on Purchaser or the Company for any Post-Closing Tax period.

8.02 Tax Cooperation.

(a) Seller and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. Such cooperation shall be at the requesting party’s expense, subject to the parties’ respective obligations described in Section 8.04. Any information obtained under this Section 8.02 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding. Each of Seller and Purchaser shall (a) use its reasonable best efforts to properly retain and maintain (or cause to be retained and maintained) the Tax and accounting records of the Company that relate to Pre-Closing Tax Periods and Straddle Periods for the earlier of (x) six (6) years after the Closing Date and (y) the final liquidation of Seller and each party shall thereafter provide the other party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b) transfer such records to the other party upon its written request prior to any such destruction, abandonment or disposition and (c) allow the other party and its affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as such party may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted during normal business hours and at the requesting party’s sole expense.

8.03 Tax Refunds, Credits, Etc. Purchaser shall promptly pay to Seller any refunds or credits of Taxes received by Purchaser or the Company (i) relating to the Company for any taxable year or taxable period or portions thereof ending on or before the Closing Date, or (ii) attributable to an amount paid by Seller, in each case, except to the extent any such amount is taken into account in determining the Final Purchaser Price or to the extent of any Taxes for which Purchaser is entitled to indemnification under Section 8.04. Purchaser shall be entitled to all other refunds and credits of Taxes.

8.04 Tax Indemnification.

(a) From and after the Closing Date, Seller will indemnify, defend and hold harmless Purchaser, the Company and each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to (i) any Taxes, but only to the extent that such Taxes exceed the accruals for any such Taxes taken into account in calculating the Net Worth Adjustment, of or payable by the Company relating to (x) being included (or required to be included) on any Pre-Closing Tax Return, (y) any Pre-Closing Taxes and (z) that portion of any Straddle Period that ends on the Closing Date (calculated as set forth in Section 8.01(d) above), (ii) any Taxes for which the Seller is liable under Section 8.07, and (iii) without duplication of amounts included in clauses (i) and (ii) any Taxes resulting from a breach of the representations in Section 2.12. The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising by reason of the Company being severally liable for any Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Tax provision, by contract as a transferee or otherwise, any Tax liability incurred in connection with the transactions contemplated by this Agreement, including Taxes resulting from the making of any elections pursuant to Code Section 338(h)(10) as provided in Section 8.06 hereof (other than Purchaser’s share of Taxes described in Section 8.07), and any Tax liability arising in connection with the payments to be made to Company employees pursuant to Section 4.08, including, those payments funded by Purchaser as set forth in Section 4.08 of the Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, the Seller shall have no liability under this Agreement in respect of Taxes of the Company relating to any taxable year beginning after the Closing Date which are attributable to any action of the Buyer or any of its Affiliates (including, without limitation, the Company after the Closing Date) that occurs after the Closing.

(b) From and after the Closing Date, Purchaser will indemnify, defend and hold harmless the Seller, and each of its respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to (i) any Taxes of the Company relating to (x) any tax period beginning after the Closing Date (“Post-Closing Tax Periods”) and (y) that portion of any Straddle Period that begins after the Closing Date (calculated as set forth in Section 8.01(d) above), and (ii) any Taxes for which Purchaser is liable for under Section 8.07. The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising by reason of the Company being severally liable for any Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Tax provision, by contract as a transferee or otherwise.

(c) Notwithstanding anything to the contrary herein, all claims for indemnification pursuant to this Agreement by the Purchaser Indemnified Parties, including those under this Section 8.04, shall be limited solely to those amounts held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, the Seller shall have no liability under this Agreement in respect of Taxes of the Company relating to any taxable year beginning after the Closing Date which are attributable to any action of the Buyer or any of its Affiliates (including, without limitation, the Company after the Closing Date) that occurs after the Closing.

8.05 Audits, Contests and Tax Indemnification Procedures.

(a) After the Closing, each party shall promptly notify the other party of any demand, claim or notice of the commencement of an audit received with respect to Taxes for which such Seller or Purchaser is liable pursuant to this Agreement; provided, however, that a party’s failure to give such notice will not affect the other party’s rights to indemnification under Section 8.04, except to the extent that the other party is materially prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax authority or any other Person in respect of any such asserted Tax liability.

(b) At Seller’s request and expense, Purchaser shall contest (or cause to be contested), any asserted Tax liability for which Seller may have an indemnity obligation. If Seller so elects and Seller first acknowledges in writing its liability to indemnify the Purchaser Indemnified Parties for the Tax in question, Seller shall control the conduct, through counsel of its own choosing at its own expense, of any audit or administrative or judicial proceeding involving any asserted Tax liability with respect to the Company (any such audit or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to Taxes for which Seller is exclusively liable pursuant to Section 8.04; provided that Purchaser shall have the right to participate in such Contest, including through counsel of its choosing, at its own expense. Seller shall not settle, compromise and/or concede any Contest relating to any Taxes for which Purchaser or the Company may be held liable (by applicable Law, contract or otherwise) without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall not settle, compromise and/or concede any Contest relating to any Taxes for which the Seller may be held liable (by applicable Law, contract or otherwise) without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

(c) In the case of a Contest that relates to a Straddle Period, Purchaser shall control the conduct of such Contest, but Seller shall have the right to participate in such Contest at its own expense, and Purchaser shall not settle, compromise and/or concede such Contest without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

(d) Payment by Seller of any amount due under Section 8.04 of this Agreement shall be made within ten (10) days following written notice by Purchaser that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by Seller, provided that Seller shall not be required to make any payment earlier than five (5) days before it is due to the appropriate Tax authority or applicable third party. Payment by Purchaser of any amount due under Section 8.04 of this Agreement shall be made within ten (10) days following written notice by Seller that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by Purchaser, provided that Purchaser shall not be required to make any payment earlier than five (5) days before it is due to the appropriate Governmental Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of this Section 8.05, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Authority. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, a deficiency notice with respect to which the period for filing a petition with the Tax court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

8.06 Section 338(h)(10) Election.

(a) At Purchaser’s request, Seller and Purchaser shall jointly make a timely election described in Section 338(h)(10) of the Code and the Treasury Regulations thereunder with respect to the Company (the “Purchased Company”) and any similar corresponding election under state, local or foreign law pursuant to which a separate election is permissible with respect to the Purchased Company (the “Section 338(h)(10) Election”).

(b) In accordance with the procedures set forth below, a schedule (the “Allocation Schedule”) shall be prepared setting forth the “aggregate deemed sale price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations under Section 338 of the Code) for the Company, and the allocation of such amounts among the assets of the Company and other relevant items. The Allocation Schedule shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder and any comparable provisions of state, local or foreign law, as appropriate.

(c) The procedures for creating the Allocation Schedule shall be as follows: Purchaser shall prepare and deliver an Allocation Schedule to Seller within ninety (90) days after the Closing Date. Seller shall have thirty (30) days from the date Purchaser delivers the Allocation Schedule to accept it or object to it in writing, specifying any objection and the reasons for the objection in reasonable detail. In the case of any objection by Seller, Seller and Purchaser shall cooperate in good faith for no more than thirty (30) days to resolve their differences and, upon such resolution, if any, any adjustment to the Allocation schedule shall be made in accordance with the agreement of Seller and Purchaser. If Seller and Purchaser are unable to resolve any such dispute within the thirty-day period, the dispute shall be resolved by the Independent

Accounting Firm, and such determination shall be binding and final between the parties. Seller and Purchaser shall act in good faith to resolve such dispute as promptly as possible. The Independent Accounting Firm may rely only upon information submitted to it by Seller or Purchaser. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Seller and Purchaser a written report setting forth the resolution of each disputed matter within twenty (20) days of submission of the dispute to it. The fees, costs and expenses of retaining the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Seller and Purchaser in accordance with the Independent Accounting Firm’s judgment as to the relative merits of each party’s position. If Seller does not deliver to Purchaser reasonable written objections on or before thirty one (31) days from the date that Purchaser delivers the Allocation Schedule, Seller shall be deemed to have accepted and agreed to the terms of the Allocation Schedule.

(d) To the extent that the Base Purchase Price is adjusted after the acceptance of the Allocation Schedule, (i) the “aggregate deemed sales price” and “adjusted grossed-up basis” (as defined under applicable Treasury Regulations under Section 338 of the Code) shall be adjusted as necessary to reflect such change, and (ii) Seller and Purchaser shall, to the extent required by applicable law, file amended Tax Returns and Section 338 Forms (defined below) consistent with such revised allocation.

(e) Seller and Purchaser (a) shall be bound by the Allocation Schedule, (b) shall prepare and file all Section 338 Forms in a manner consistent with the Allocation Schedule, and (c) shall take no position inconsistent with the Allocation Schedule in any Tax Return, any Tax proceeding before any Tax Authority or otherwise (except as required by law). In the event that a determination or allocation set forth in the Allocation Schedule is disputed by a Tax Authority, the party receiving notice of such dispute shall promptly notify the other party of such dispute. Seller and Purchaser shall, and shall cause the Purchased Company, to cooperate in good faith with each other to take all actions necessary and appropriate (including filing such Tax Returns as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with the applicable Treasury Regulations, and, if applicable, any comparable provisions of state, local or foreign Tax law.

(f) Seller and Purchaser shall each prepare all Tax Returns, including any Forms 8883 and other statements (together, the “Section 338 Forms”), other than Form 8023 which shall be executed at Closing, as provided under applicable law, in accordance with (i) the Allocation Schedule and (ii) the terms of this Agreement, and shall deliver such Section 338 Forms to the other party for their review and comment. Seller and Purchaser shall act in good faith to execute within one hundred twenty (120) days following the Closing Date any and all of the Section 338 Forms appropriate and necessary to effectuate the Section 338(h)(10) Election to the extent practicable. If Seller and Purchaser do not agree with respect to the Section 338 Forms, Seller and Purchaser shall cooperate in good faith for a period of thirty (30) days to resolve their differences with respect to the Section 338 Forms and upon such resolution, if any, any adjustment to the Section 338 Forms shall be made in accordance with the agreement of Seller and Purchaser. If Seller and Purchaser are unable to resolve any such dispute within the thirty-day period, the dispute shall be resolved by the Independent Accounting Firm, and such determination shall be binding and final between the parties. Seller and Purchaser shall act in good faith to resolve such dispute as promptly as possible. The Independent Accounting Firm may rely only upon information submitted to it by Seller or Purchaser. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Seller and Purchaser a written report setting forth the resolution of each disputed matter within twenty (20) days of submission of the dispute to it. The fees, costs and expenses of retaining the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Seller and Purchaser in accordance with its judgment as to the relative merits of each party’s position. In no event shall any such dispute prevent the timely filing of the Section 338(h)(10) Election. Seller and Purchaser shall each cause the Section 338 Forms to be duly executed by the proper authorized persons for executing such Section 338 Forms and shall duly and timely file, or have duly and timely filed, the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

8.07 Transfer Taxes. All state, local and foreign real or personal property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes (“Transfer Taxes”) incurred as a result of the transactions contemplated by this Agreement shall be paid equally by Purchaser and Seller and remitted by Purchaser when due. Purchaser shall prepare and timely file all Tax Returns relating to Transfer Tax that are required in connection with the transactions contemplated by this Agreement and if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any required Tax Returns. The costs and expenses associated with such filings shall be borne equally by the Parties. The parties shall cooperate in connection with the preparation and filing of all Tax Returns relating to Transfer Taxes.

8.08 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

8.09 Survival of Obligations. In the event of a conflict between the provisions of Article VIII and Article X (including any claim for indemnification relating to Taxes that could be made under Article VIII and Article X), Article VIII shall govern and control.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

9.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller, Parent and Purchaser contained in this Agreement will survive the Closing until four (4) years from the Closing Date except that any representation, warranty, covenant or agreement that would otherwise terminate as set forth above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article X (on or prior to such termination date), until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X.

ARTICLE X

INDEMNIFICATION

10.01 Indemnification.

(a) Subject to paragraph (c) of this Section 10.01 and the other Sections of this Article X, Seller and Parent shall, jointly and severally, indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty (other than any breach of any representation or warranty made by Seller and Parent in Section 2.12, as to which Section 8.04 shall govern) or nonfulfillment of or failure to perform any covenant or agreement (other than any breach of any covenant or agreement by the Seller in Article VIII, as to which Article VIII shall govern) on the part of Seller or Parent contained in this Agreement (determined in all cases as if the terms “material” or “materially” were not included therein).

(b) Subject to the other Sections of this Article X, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

(c) No amount or amounts shall be payable in the case of a claim by a Purchaser Indemnified Party under Section 10.01(a):

(i) (A) unless the amount of the Losses incurred as to any individual claim or series of related individual claims exceeds $25,000 and (B) unless and until and then only to the extent that the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of $250,000 in the aggregate (in determining whether this aggregate threshold has been satisfied, only Losses exceeding the per claim threshold set forth in the foregoing clause (A) shall be included); provided, however, that the total payments from Seller or Parent to Purchaser Indemnified Parties in respect of all claims made under this Section 10.01 and Section 8.04 shall be limited to the amounts held by the Escrow Agent in accordance with the Escrow Agreement;

(ii) to the extent that the Purchaser Indemnified Party had a reasonable opportunity, but failed, to mitigate the Loss;

(iii) to the extent that the Purchaser Indemnified Party has recovered payment under a policy of insurance or under a contractual right of set off or indemnity; or

(iv) to the extent it arises directly from or was caused directly by actions taken or unreasonably failed to be taken (other than mitigation of such Loss, which shall be governed by Section 10.01(c)(ii)) by the Purchaser Indemnified Party or any of its Affiliates after the Closing.

(d) Notwithstanding anything to the contrary herein, all claims for indemnification pursuant to this Agreement by the Purchaser Indemnified Parties, including those under this Section 10.01 and Section 8.04, shall be limited solely to those amounts held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

10.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.01 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Purchaser, Seller or Parent or any Affiliate of Purchaser, Seller or Parent (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice setting forth in reasonable detail the specific facts and circumstances pertaining thereto with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to such Third Party Claim will be limited to the extent that the Indemnifying Party’s ability to defend has been materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b) In the event any Indemnified Party should have a claim under Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an

Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

10.03 Insurance Offset. If the amount of any indemnifiable Losses, at any time following the payment of an indemnification obligation, is offset or reduced by the payment of any insurance proceeds, the amount of such insurance proceeds, less any costs, expenses, premiums or taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage) will promptly be repaid to the Indemnifying Party. In order to mitigate any of Purchaser’s indemnifiable Losses following the Closing, the Company shall file with the applicable insurance carriers any insurance claims relating to Losses for which indemnification is sought hereunder.

10.04 Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in Article VIII and this Article X hereto shall be the exclusive remedies of Purchaser, Parent and Seller and their respective officers, directors, employees, agents and Affiliates for any breach of this Agreement, and the parties shall not be entitled to, and hereby waive their rights to, a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect of any such breach of this Agreement.

ARTICLE XI

TERMINATION

11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing by mutual written agreement of Seller and Purchaser;

(b) at any time before the Closing, by Seller or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within fifteen (15) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

(c) at any time before the Closing, by Seller or Purchaser if any Governmental or Regulatory Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;

(d) at any time after October 8, 2008 by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party;

(e) at any time by Seller or Purchaser after this Agreement has been submitted for a vote of the shareholders of Parent at the Parent Shareholder Meeting if the Shareholder Resolutions shall not have been approved at such meeting (including any adjournment or postponement thereof); provided, however, that the failure to approve the Termination Fee Resolution shall not, in and of itself, permit termination by either party pursuant to this Section 11.01(e), or;

(f) at any time after August 8, 2008, by Purchaser if the condition set forth in Section 6.11 (Shareholder Approval) has not been satisfied.

11.02 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller, Parent or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in Sections 11.02(b) and (c) and except that the provisions with respect to expenses in Section 13.03 and confidentiality in Section 13.05 will continue to apply following any such termination.

(b) If this Agreement is validly terminated by Seller or Purchaser pursuant to Sections 11.01(d) or (e), or by Purchaser pursuant to Sections 11.01(f), and in each case, the Parent Board has made a Change of Recommendation, Seller and Parent shall be jointly and severally liable, and shall pay or cause to be paid to an account or accounts designated by Purchaser, by wire transfer in immediately available funds, $5,000,000 or, if payment of such sum is not approved at the Parent Shareholder Meeting, an amount equal to one percent (1%) of the market capitalization of Parent calculated in accordance with the applicable provisions of the UKLA listing rules to an account or accounts designated by Purchaser.

(c) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01(b), (c) or (d), Seller and Parent will remain jointly and severally liable to Purchaser for any willful breach of this Agreement by Seller or Parent existing at the time of such termination, and Purchaser will remain liable to Seller and Parent for any willful breach of this Agreement by Purchaser existing at the time of such termination, and Seller, Parent or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XII

DEFINITIONS

12.01 Definitions. (a) As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition Proposal” means any proposal for a merger or other business combination to which the Company, Seller or Parent is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company, Seller or Parent, other than the transactions contemplated by this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Adjustment Amount” means the difference (stated as a positive integer) between the Final Purchase Price and the Base Purchase Price.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Stock Purchase Agreement and the Exhibits, the Annexes, the Disclosure Schedule and the Schedules hereto and the certificates delivered hereunder, as the same shall be amended from time to time.

“Allocation Schedule” has the meaning ascribed to it in Section 8.06(b).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Audited Financial Statement Date” means the last day of the most recent fiscal year of Parent for which Audited Financial Statements are delivered to Purchaser pursuant to Section 2.09.

“Audited Financial Statements” means the Financial Statements for the most recent fiscal year of Parent delivered to Purchaser pursuant to Section 2.09.

“Base Purchase Price” has the meaning ascribed to it in Section 1.02.

“Benefit Plan” means any Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA established or maintained by the Company or to which the Company contributes or has an obligation to contribute for the benefit of any employee, former employee or director of the Company or any beneficiary thereof.

“Board Recommendation” has the meaning ascribed to it in Section 2.31.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company or used or held for use in the conduct of the business of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the United Kingdom are authorized or obligated to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise), operations, results of operations or Assets and Properties of the Company.

“Change of Control Arrangements” has the meaning ascribed to it in Section 4.08.

“Change of Recommendation” has the meaning ascribed to it in Section 4.14.

“Change of Recommendation Notice” has the meaning ascribed to it in Section 4.14.

“Circular” has the meaning ascribed to it in Section 4.14.

“Claim Notice” means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 10.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” means the closing of the transactions contemplated by Section 1.03.

“Closing Date” means the day on which the condition set forth in Section 6.11 (Shareholder Approval) is satisfied.

“Closing Date Balance Sheet” has the meaning ascribed to it in Section 1.04(b).

“Closing Net Worth” means the current assets (including cash and cash equivalents) of the Company, minus the current liabilities of the Company as of the Closing Date, as reflected on the Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Employees” means those individuals who are employees of the Company as of the Closing.

“Contest” has the meaning ascribed to it in Section 8.05(b).

“Contract” means any written agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, side letter or other contract.

“Customer Contract” means each customer Contract to which the Company is a party or by which it or any of its Assets and Properties is bound, including without limitation, all sale agreements, lease agreements, equipment order terms, equipment maintenance terms, professional services unit terms, digital support service terms, software terms, supply terms and conditions, removed equipment agreements, sales agreement order forms and rental agreements.

“Cypress Shareholders” has the meaning ascribed to it in the forepart of this Agreement.

“Danka Credit Facility” means (i) the First Lien Credit Agreement, dated as of June 18, 2007, by and among the Company, Seller, the lenders from time to time party thereto, the letter of credit issuers from time to time party thereto and General Electric Capital Corporation, as administrative agent and as collateral agent (as amended, the “First Lien Credit Agreement”), (ii) the Second Lien Credit Agreement, dated as of June 18, 2007, by and among the Company, Seller, the lenders from time to time party thereto and General Electric Capital Corporation, as administrative agent and as collateral agent (as amended, the Second Lien Credit Agreement), and (iii) any ancillary agreement entered into in connection with the First Lien Credit Agreement and/or the Second Lien Credit Agreement.

“Data Room” means the virtual data room established by Parent and Seller with Capital Printing and available at https://docviewer.capitaldataroom.com.

“Defined Benefit Plan” means each Benefit Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Definitive Proxy Statement” has the meaning ascribed to it in Section 4.14.

“Disclosure Schedule” means the record delivered to Purchaser by Seller and Parent herewith and dated as of the date of this Agreement, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller and Parent pursuant to this Agreement.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Due Diligence DVD” has the meaning ascribed to it in Section 2.37.

“Employment-Related Contracts” has the meaning ascribed to it in Section 2.18(a)(i).

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environments.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company (within the meaning of Section 414 of the Code).

“Escrow Agent” and “Escrow Agreement” have the respective meanings ascribed to them in Section 1.03.

“Escrow Amount” has the meaning ascribed to it in Section 1.03.

“Escrow Property” has the meaning ascribed to it in the Escrow Agreement.

“Exchange Act” has the meaning ascribed to it in Section 2.33.

“Existing Letters of Credit” has the meaning ascribed to it in Section 5.06.

“Final Determination” has the meaning ascribed to it in Section 8.05(d).

“Final Purchase Price” has the meaning ascribed to it in Section 1.04(a).

“Financial Statements” means the financial statements of the Company delivered to Purchaser pursuant to Section 2.09 or 4.06.

“FSA” has the meaning ascribed to it in Section 4.14.

“GAAP” means U.S. generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the United Kingdom, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Holdback Amount” means $10,000,000.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) in the nature of guarantees of the obligations described in clauses (i) and (ii) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article X.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

“Indemnity Notice” means written notification pursuant to Section 10.02(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Independent Accounting Firm” has the meaning ascribed to it in Section 1.04(d).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, brand names, inventions, proprietary processes and formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, proprietary industrial models, processes, designs and methodologies, rights in computer programs (including all source codes) and related documentation, proprietary technical information, proprietary manufacturing, engineering and technical drawings, proprietary know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Interest Rate” means the then Euro Interbank Offered Rate for three (3) month deposits, based on a 365-day year, plus one-tenth of one percent (0.10%) calculated daily and compounded annually.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

“IP Contracts” means all Contracts to which the Company is a party under which the Company is granted the right to use, or grants to another Person the right to use, Intellectual Property, excluding (i) Contracts for off-the-shelf or other readily commercially available software, and (ii) vendor, dealer, supplier, sales agency, distribution, and other agreements the primary purpose of which are not the grant of Intellectual Property rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Parent” or “Known to Parent” means the actual knowledge of the officer and employees of Parent listed in Section 12.01 of the Disclosure Schedule following a review of this Agreement and reasonable inquiry of the matters set forth in this Agreement.

“Knowledge of Seller” or “Known to Seller” means the actual knowledge of the officer and employees of Seller listed in Section 12.01 of the Disclosure Schedule following a review of this Agreement and reasonable inquiry of the matters set forth in this Agreement.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including, without limitation, the UK’s City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006 and the Listing Rules of the UKLA.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, asserted or unasserted, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment and specifically excluding any consequential damages or loss of profits).

“Material Adverse Effect” or “Material Adverse Change” means any change, event or development which has a material adverse effect on the Business or Condition of the Company, other than any such change, event or development resulting from (i) general economic conditions in any of the markets or geographical areas in which the Company operates (so long as the Company is not disproportionately affected thereby); (ii) any amendment, modification, termination (partially or completely) under or other adverse development with respect to supplier relationships set forth in Section 12.01 of the Disclosure Schedule; (iii) any calamity or other conditions generally affecting any of the industries in which the Company operates (so long as the Company is not disproportionately affected thereby); (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (so long as the Company is not disproportionately affected thereby); (v) changes after the date of this Agreement in GAAP or interpretations thereof; (vi) any existing event, occurrence or circumstance expressly set forth in the Disclosure Schedule; or (vii) the announcement of the transactions contemplated by this Agreement and the other agreements contemplated hereby (including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Company’s business).

“Members Voluntary Liquidation” means the proposed members' voluntary liquidation of Parent in accordance with the Insolvency Act 1986.

“MIFs” has the meaning ascribed to it in Section 2.30.

“Net Worth Adjustment” has the meaning ascribed to it in Section 1.04(a).

“Net Worth Statement” has the meaning ascribed to it in Section 1.04(c).

“Objection Notice” has the meaning ascribed to it in Section 1.04(c).

“Official List” means the list maintained by the Financial Services Authority for the purposes of Part VII of the Financial Services and Markets Act 2000 in England and Wales.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Shares” means the ordinary shares of 1.25 pence each in nominal value in the share capital of Parent.

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Board” has the meaning ascribed to it in Section 2.31.

“Parent Shareholder Meeting” has the meaning ascribed to it in Section 4.14.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Pension Benefit Plan” means each Benefit Plan that is a pension benefit plan within the meaning of Section 3(2) of ERISA.

“Permitted Lien” means with respect to any property or otherwise: (a) Liens for Taxes, assessments and government or other similar charges that are not yet due or delinquent or that the taxpayer is contesting in good faith through appropriate proceedings but only to the extent that reserves have been taken into account for such Taxes, assessments or government or other similar charges in computing the Net Worth Adjustment, (b) mechanics’, materialmen’s, and similar statutory Liens arising or incurred in the ordinary course of business for amounts not overdue, and (c) Liens arising in the ordinary course of business and not securing or related to Indebtedness or in connection with the borrowing of money so long as the same, individually or in the aggregate, with other such Liens do not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any Benefit Plan.

“Pre-Closing” means the pre-closing meeting to be attended by counsel to Purchaser and counsel to Seller and Parent and contemplated by Section 1.03(a).

“Pre-Closing Date” means the Business Day immediately prior to the date on which the Parent Shareholder Meeting (or any adjournment or postponement thereof) is scheduled to take place.

“Post-Closing Tax Periods” has the meaning ascribed to it in Section 8.04(b).

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 8.01(a).

“Pre-Closing Tax Returns” has the meaning ascribed to it in Section 8.01(a).

“Pre-Closing Taxes” has the meaning ascribed to it in Section 8.01(a).

“Preliminary Proxy Statement” has the meaning ascribed to it in Section 4.14.

“Pro Forma Returns” has the meaning ascribed to it in Section 8.01(a).

“Proxy Statement” has the meaning ascribed to it in Section 4.14.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchased Company” has the meaning ascribed to it in Section 8.06(a).

“Purchaser Disclosure Schedule” means the record delivered to Seller and Parent by Purchaser herewith and dated as of the date of this Agreement, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

“Purchaser Indemnified Parties” has the meaning ascribed to it in Section 8.04(a).

“Qualified Plan” means each Benefit Plan that is intended to qualify under Section 401 of the Code.

“Reference Net Worth” means $109,247,000.

“Representatives” has the meaning ascribed to it in Section 4.03.

“Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“SEC” has the meaning ascribed to it in Section 2.33.

“SEC Reports” has the meaning ascribed to it in Section 2.34.

“Section 338(h)(10) Election” has the meaning ascribed to it in Section 8.06(a).

“Section 338 Forms” has the meaning ascribed to it in Section 8.06(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 8.04(b).

“Shareholder Resolutions” means the resolutions to be proposed at the Parent Shareholder Meeting to approve (i) the transactions contemplated by this Agreement, (ii) payment of the sum of $5,000,000 under the circumstances set forth in Section 11.02(b) (the “Termination Fee Resolution”); (iii) the amendment to Parent’s articles of association, to provide for the desired allocation of the proceeds of the disposal between the holders of the Ordinary Shares and the holders of the 6.50% senior convertible participating shares of Parent; (iv) that Parent be wound up voluntarily; (v) that Jeremy Spratt and Finbarr O’Connell of KPMG Limited be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; and (vi) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in this Agreement (to the extent necessary), each of which shall be inter-conditional upon the other (provided that the approval of the Termination Fee Resolution shall not be a condition to Closing under Articles VI and VII) and shall be passed in accordance with all applicable Laws and the articles of association of Parent.

“Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Straddle Period” has the meaning ascribed to it in Section 8.01(b).

“Subject Defined Benefit Plan” means each Defined Benefit Plan listed and described in Section 2.15(a) of the Disclosure Schedule.

“Superior Proposal” means any Acquisition Proposal for consideration consisting of cash and/or securities that the Parent Board concludes (in its reasonable good faith judgment after consultation with its financial advisor and outside legal counsel and taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) would, if consummated, result in a more favorable transaction to Parent’s shareholders from a financial point of view than the transactions contemplated under this Agreement and is reasonably capable of being consummated (taking into account, among other things, the necessity and availability of financing).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental or Regulatory Authority.

“Taxes” means (a) any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental or Regulatory Authority, and including any interest, penalty, or addition thereto, and (b) any liability for amounts described in clause (a) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any written agreement to indemnify any Person for amounts described in clause (a).

“Termination Fee Resolution” has the meaning ascribed to it in Section 12.01.

“Third Party Claim” has the meaning ascribed to it in Section 10.02(a).

“Transfer Taxes” has the meaning set forth in Section 8.07.

“UKLA” means the United Kingdom Listing Authority.

“Unaudited Financial Statement Date” means the last day of the most recent fiscal quarter of the Company for which Financial Statements are delivered to Purchaser pursuant to Section 2.09.

“Unaudited Financial Statements” means the Financial Statements for the most recent fiscal quarter of the Company delivered to Purchaser pursuant to Section 2.09.

“Voting Agreement” means the Voting Agreement substantially in the form attached hereto as Exhibit H entered into by the Cypress Shareholders as provided herein.

(a) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XIII

MISCELLANEOUS

13.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed or couriered (first class or courier charges postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:
Konica Minolta Business Solutions U.S.A., Inc.
100 Williams Drive
Ramsey, New Jersey 07446
Facsimile No.: 201-825-7331
Attn: Sharon Umhoefer, Esq.

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy
1 Chase Manhattan Plaza
New York, New York 10005
Facsimile No.: 212-822-5671
Attn: Charles Conroy, Esq.
If to Seller, to:

c/o Danka Business Systems PLC
11101 Roosevelt Boulevard
St. Petersburg, Florida 33716
Facsimile No: 727-622-2185
Attention: General Counsel

and

c/o Danka Business Systems PLC
Masters House
107 Hammersmith Road
London W14 0QH
Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606-1285
Facsimile No: 312-407-0411
Attention: Gary P. Cullen

Shilpi Gupta

If to Parent, to:

Danka Business Systems PLC
11101 Roosevelt Boulevard
St. Petersburg, Florida 33716
Facsimile No: 727-622-2185
Attention: General Counsel

and

Danka Business Systems PLC

Masters House
107 Hammersmith Road
London W14 0QH
Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606-1285
Facsimile No: 312-407-0411
Attention: Gary P. Cullen

Shilpi Gupta

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 13.01, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 13.01, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 13.01, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.01). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

13.02 Entire Agreement. This Agreement and the Escrow Agreement supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain non-binding expression of interest from Purchaser to Parent dated February 12, 2008, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

13.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article XI), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Seller and Parent shall pay the costs and expenses of the Company, incurred in connection with the negotiation, execution and closing of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

13.04 Public Announcements. At all times at or before the Closing, Seller, Parent and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller, Parent and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

13.05 Confidentiality. Each party hereto will hold, and will use its reasonable best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain or otherwise lawfully available to the public (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered or destroyed all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

13.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

13.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article X.

13.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article VIII and Article X) to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

13.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. All section references contained in this Agreement are to sections of this Agreement, except where the context requires otherwise.

13.11 Consent to Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 13.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter claim to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

13.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

13.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 13.01, or in any other manner permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

13.14 Counterparts. This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

13.16 Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

13.17 Disclosure Schedule. Any matter disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed for such section of the Disclosure Schedule (and the corresponding representation or warranty) and for all other sections of the Disclosure Schedule (and the corresponding representations or warranties) to the extent that the relationship of such matter to such other sections is reasonably apparent on its face, without further inquiry, to explicitly inform Purchaser of the information required to be disclosed in such other section (and the corresponding representation or warranty) of the Disclosure Schedule.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:	/s/ JUN HARAGUCHI
Name:	Jun Haraguchi
Title:	President & CEO

DANKA HOLDING COMPANY

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Director

DANKA BUSINESS SYSTEMS PLC

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	CEO

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

ANNEX B

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to the Stock Purchase Agreement (this “Amendment”), dated as of April 22, 2008, is entered into by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Danka Holding Company, a Delaware corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement (as defined below).

WHEREAS, Purchaser, Parent and Seller are parties to that certain Stock Purchase Agreement, dated as of April 8, 2008 (the “Stock Purchase Agreement”); and

WHEREAS, upon the terms and subject to the conditions of this Amendment, Purchaser, Parent and Seller wish to amend the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to the Stock Purchase Agreement.

(a)	The amount of “$5,172,000” stated in Section 4.08(a) of the Stock Purchase Agreement shall be replaced with the following amount: “$5,161,827”.

(b)	The amount of “$5,172,000” stated in Section 5.05(c) of the Stock Purchase Agreement shall be replaced with the following amount: “$5,161,827”.

(c)	Section 6.11 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“The resolutions set forth in subsections (i) and (iii) of the Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with all applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date.”

(d)	Section 7.07 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“The resolutions set forth in subsections (i) and (iii) of the Shareholder Resolutions shall have been approved by the shareholders of Parent in accordance with all applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Closing Date.”

(e)	Section 11.01(e) of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“(e) at any time by Seller or Purchaser after this Agreement has been submitted for a vote of the shareholders of Parent at the Parent Shareholder Meeting if the resolutions set forth in subsections (i) or (iii) of the Shareholder Resolutions shall not have been approved at such meeting (including any adjournment or postponement thereof); or”

(f)	The definition of “Closing Net Worth” in Section 12.01 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Closing Net Worth” means the assets of the Company, minus the liabilities of the Company as of the Closing Date, as reflected on the Closing Date Balance Sheet.”

(g)	The definition of “Shareholder Resolutions” in Section 12.01 of the Stock Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Shareholder Resolutions” means the resolutions to be proposed at the Parent Shareholder Meeting to approve (i) the transactions contemplated by this Agreement, (ii) payment of the sum of $5,000,000 under the circumstances set forth in Section 11.02(b) (the “Termination Fee Resolution”); (iii) that Parent be wound up voluntarily; (iv) that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; (v) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in this Agreement (to the extent necessary); (vi) the remuneration of the joint liquidators; and (vii) the authorization of the joint liquidators to wind up the remaining subsidiaries of Parent. Approval of the resolutions set forth in subsections (i) and (iii) above shall be inter-conditional upon the other (provided that the resolutions set forth in subsections (ii), (iv), (v), (vi) and (vii) above shall not be a condition to Closing under Articles VI and VII). Each of the foregoing resolutions shall be passed in accordance with all applicable Laws and the articles of association of Parent.”

2.	No Other Amendments. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Stock Purchase Agreement, and the Stock Purchase Agreement is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms.

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

4.	Counterparts. This Amendment may be executed and delivered (including by electronic mail or facsimile transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:	/s/ SHARON UMHOEFER
Name:	Sharon Umhoefer
Title:	Vice President

DANKA HOLDING COMPANY

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Chief Executive Officer

DANKA BUSINESS SYSTEMS PLC

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Chief Executive Officer

ANNEX C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of April 8, 2008, by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of the Netherlands, and 55th Street Partners II L.P. a Delaware limited partnership (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Purchaser and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”), and Danka Holding Company, a Delaware corporation (“Seller”), have entered into a Stock Purchase Agreement (as it may be amended, supplemented, modified or waived from time to time, the “Stock Purchase Agreement”), which provides, among other things, for the sale by Seller to Purchaser of ten thousand (10,000) shares of common stock, par value $1.00 per share, of Danka Office Imaging Company, a Delaware corporation (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, each Stockholder is the record and Beneficial Owner of, and has the sole right to vote and dispose of, that number of 6.5% senior convertible participating shares of Parent (the “Participating Shares”) set forth next to such Stockholder’s name on Schedule A hereto; and

WHEREAS, as an inducement to Purchaser entering into the Stock Purchase Agreement and incurring the obligations therein, Purchaser has required that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1 Other Definitions. For the purposes of this Agreement:

(a) “Acquisition Proposal” means any proposal for a merger or other business combination to which the Company, Seller or Parent is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company, Seller or Parent, other than the transactions contemplated by the Stock Purchase Agreement.

(b) “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

(c) “Agreement” has the meaning ascribed to it in the forepart of this Agreement.

(d) “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

(e) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(f) “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company or used or held for use in the conduct of the business of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

(g) “Business or Condition of the Company” means the business, condition (financial or otherwise), operations, results of operations or Assets and Properties of the Company.

(h) “Company” has the meaning ascribed to it in the forepart of this Agreement.

(i) “Contract” means any written agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, side letter or other contract.

(j) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(k) “Expiration Time” has the meaning ascribed to it in Section 2.1 of this Agreement.

(l) “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the United Kingdom, any foreign country or any domestic or foreign state, county, city or other political subdivision.

(m) “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, and (iii) in the nature of guarantees of the obligations described in clauses (i) and (ii) above of any other Person.

(n) “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, brand names, inventions, proprietary processes and formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, proprietary industrial models, processes, designs and methodologies, rights in computer programs (including all source codes) and related documentation, proprietary technical information, proprietary manufacturing, engineering and technical drawings, proprietary know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

(o) “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

(p) “Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including, without limitation, the UK’s City Code on Takeovers and Mergers, the Companies Act 1985, the Companies Act 2006 and the Listing Rules of the UKLA.

(q) “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

(r) “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

(s) “Members Voluntary Liquidation” means the proposed members’ voluntary liquidation of Parent in accordance with the Insolvency Act 1986.

(t) “Ordinary Shares” means the ordinary shares of 1.25 pence each in nominal value in the share capital of Parent.

(u) “Owned Shares” has the meaning ascribed to it in Section 2.1 of this Agreement.

(v) “Parent” has the meaning ascribed to it in the forepart of this Agreement.

(w) “Participating Shares” has the meaning ascribed to it in the forepart of this Agreement.

(x) “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

(y) “Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

(z) “Seller” has the meaning ascribed to it in the forepart of this Agreement.

(aa) “Shareholder Resolutions” means the resolutions to be proposed at the Parent Shareholder Meeting to approve (i) the transactions contemplated by the Stock Purchase Agreement, (ii) payment of the sum of $5,000,000 under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement (the “Termination Fee Resolution”); (iii) the amendment to Parent’s Articles of Association, to provide for the desired allocation of the proceeds of the disposal between the holders of the Ordinary Shares and the holders of the 6.50% senior convertible participating shares of Parent; (iv) that Parent be wound up voluntarily; (v) that Jeremy Spratt and Finbarr O’Connell of KPMG Limited be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; and (vi) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in the Stock Purchase Agreement (to the extent necessary), each of which shall be inter-conditional upon the other (provided that the approval of the Termination Fee Resolution shall not be a condition to Closing under Articles VI and VII of the Stock Purchase Agreement) and shall be passed in accordance with all applicable Laws and the Articles Of Association of Parent.

(bb) “Stock Purchase Agreement” has the meaning ascribed to it in the forepart of this Agreement.

(cc) “Stockholder” and “Stockholders” each has the meaning ascribed to it in the forepart of this Agreement.

(dd) “Stockholders’ Meeting” has the meaning ascribed to it in Section 2.1 of this Agreement.

(ee) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental or Regulatory Authority.

(ff) “Taxes” means (a) any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental or Regulatory Authority, and including any interest, penalty, or addition thereto, and (b) any liability for amounts described in clause (a) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any written agreement to indemnify any Person for amounts described in clause (a).

(gg) “Transaction” has the meaning ascribed to it in the forepart of this Agreement.

(hh) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

II. AGREEMENT TO VOTE

2.1 Agreement to Vote.

Subject to the terms and conditions hereof, each Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the consummation of the transactions contemplated by the Stock Purchase Agreement, including the Transaction and the Members Voluntary Liquidation; (ii) the termination of the Stock Purchase Agreement in accordance with its terms, (iii) the written agreement of Purchaser to terminate this Agreement or (iv) the effectiveness of any amendment, modification or supplement to, or waiver by Parent or the Seller under, the Stock Purchase Agreement, unless consented to in writing by each of the Stockholders (such earliest occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of Parent’s stockholders, however called, or in any other circumstances (including any sought action by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Stockholders’ Meeting”), each Stockholder will (x) appear at such a meeting or otherwise cause all of such Stockholder’s Participating Shares Beneficially Owned by such Stockholder as of the relevant time (“Owned Shares”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and, unless otherwise expressly consented to in writing by Purchaser, in its sole discretion, (y) vote, or cause to be voted, all of its Owned Shares (A) in favor of the adoption of the Stock Purchase Agreement (whether or not then recommended by Parent’s Board of Directors or any committee thereof) and the approval of the transactions contemplated thereby, including the Transaction, and the matters set forth in the Shareholder Resolutions (including, without limitation, payment to Purchaser of the sum of $5,000,000, under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement), (B) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Stock Purchase Agreement, including the Transaction, and the Shareholder Resolutions (including, without limitation, payment to Purchaser of the sum of $5,000,000, under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement), (C) against any Acquisition Proposal or any transaction contemplated by such Acquisition Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Transaction, the Stock Purchase Agreement (including the adoption or consummation thereof), or the Shareholder Resolutions (including, without limitation, payment to Purchaser of the sum of $5,000,000, under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement) and (E) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Stock Purchase Agreement.

2.2 Additional Participating Shares. Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify Purchaser of the number of any new Participating Shares or Options with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time. Any such Participating Shares shall automatically become subject to the terms of this Agreement as Owned Shares as though owned by such Stockholder as of the date hereof.

2.3 Restrictions on Transfer, Etc. Except as provided for herein, each Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Shares or Options; (ii) tender any Owned Shares or Options into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Stockholder may make transfers of Owned Shares for estate planning or similar purposes so long as such Stockholder retains control over the voting and disposition of such Owned Shares and agrees in writing to continue to vote such Owned Shares in accordance with this Agreement. Each Stockholder further agrees to authorize and hereby authorizes Purchaser and Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.

2.4 Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Owned Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Purchaser, with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote or otherwise to act on behalf of the Stockholder with respect to its Owned Shares solely with respect to the matters set forth in, and solely in the manner contemplated by Section 2.1 with respect to its Owned Shares. The proxy granted by each Stockholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, and is granted in order to secure such Stockholder’s performance under this Agreement and in consideration of Purchaser entering into this Agreement and the Stock Purchase Agreement. If any Stockholder fails for any reason to be counted as present or to vote such Stockholder’s Owned Shares in accordance with the requirements of Section 2.1 above (or anticipatorily breaches such section), then Purchaser shall have the right to cause to be present or vote such Stockholder’s Owned Shares in accordance with the provisions of Section 2.1. The proxy granted by each Stockholder shall be automatically revoked upon the Expiration Time. Each Stockholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4 and, further agrees, to take all steps necessary (including under Parent’s Articles of Association) to ensure that Purchaser is validly appointed as such Stockholder’s proxy at any relevant Stockholders’ Meeting.

III. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Stockholders. The Stockholders, severally and not jointly, represent and warrant to Purchaser as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Each Stockholder hereby represents and warrants that it is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power (corporate or otherwise) and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Stockholder, and (assuming due authorization, execution and delivery by Purchaser, Seller and Parent) this Agreement constitutes a legal, valid and binding obligation of each Stockholder enforceable against each Stockholder in accordance with its terms.

(b) Schedule A of this Agreement sets forth the number of Participating Shares constituting Owned Shares of each Stockholder as of the date hereof. Each Stockholder is the record and Beneficial Owner of the Owned Shares, as set forth on Schedule A of this Agreement and has good, valid and marketable title thereto free and clear of any Liens (other than those arising under this Agreement), and, except as provided in this Agreement, has full and unrestricted power to dispose of and vote all of such Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to such Stockholder’s Owned Shares.

(c) None of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby:

(i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or association or by-laws (or other comparable corporate charter documents) of the Stockholders;

(ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Stockholders or any of the Assets and Properties of any Stockholder; or

(iii)(A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require any Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Lien upon any Stockholder or any of their respective Assets and Properties under, any Contract or License to which any Stockholder is a party or by which any Assets and Properties of any Stockholder is bound.

(d) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Stockholder is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

IV. ADDITIONAL COVENANTS OF THE STOCKHOLDERS

4.1 Disclosure. Each Stockholder, severally and not jointly, hereby authorizes Purchaser and the Company to publish and disclose in any announcement or disclosure required by any Governmental or Regulatory Authority (including, without limitation, the SEC and FSA) such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement.

4.2 Non-Interference; Further Assurances. Each Stockholder agrees that, prior to the Expiration Time, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Purchaser to confirm and assure the rights and obligations set forth in this Agreement.

4.3 No Solicitation. Each Stockholder, jointly and severally, covenants and agrees that it will not take, nor permit any Affiliate (other than Parent and its subsidiaries as set forth in the Stock Purchase Agreement) of the Stockholders (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Stockholders or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or permitting access to the Assets and Properties and Books and Records of the Company) any offer or inquiry from any Person concerning an Acquisition Proposal. If any Stockholder or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, the Stockholders will promptly advise such Person, by written notice, of the terms of this Section 4.3 and will promptly (and in any event within twenty-four (24) hours of such receipt), orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser. The Stockholders or any such Affiliate immediately shall cease and cause to be terminated all existing discussions or negotiations with any such Person conducted heretofore with respect to an Acquisition Proposal.

V. TERMINATION

5.1 Termination. This Agreement shall terminate without further action at the Expiration Time.

5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become null and void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement.

VI. GENERAL

6.1 Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed or couriered (first class or courier charges postage prepaid):

(i) if to a Stockholder, to the address set forth below such Stockholder’s name on the signature page hereto, and

(ii) if to Purchaser, in accordance with Section 13.01 of the Stock Purchase Agreement.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 6.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

6.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

6.3 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay its own costs and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

6.5 Amendment. This Agreement may be amended, supplemented or modified only by written instrument duly executed by or on behalf of each party hereto.

6.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

6.7 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

6.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6.9 Consent to Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action, suit or proceeding arising out of or relating to this or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.16 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter claim to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREBY.

6.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 6.1, or in any other manner permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

6.12 Counterparts. This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.13 Injunctive Relief; Remedies. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at Law. Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, without posting a bond or other security, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

6.14 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

6.15 Stock Purchase Agreement. Notwithstanding anything herein to the contrary, none of the undersigned makes any representation or warranty with respect to Parent, the Seller or the Company or any subsidiary of the Company or any covenant or commitment to cause any of them to take or refrain from taking any action, it being understood and agreed that the Stock Purchase Agreement fully governs the arrangements between Purchaser, Parent and Seller and not this Agreement.

6.16 Fiduciary Duties. Notwithstanding anything herein to the contrary, this Agreement is entered into by each of the undersigned solely in its capacity as a stockholder of Parent, and nothing in this letter agreement shall restrict in any way the exercise by any of the undersigned’s Affiliates of their fiduciary and legal obligations in their capacity as directors of the Parent or any other entity.

[signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:	/s/ JUN HARAGUCHI
Name:	Jun Haraguchi
Title:	President & Chief Executive Officer

CYPRESS MERCHANT BANKING PARTNERS II L.P.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II LLC, its General Partner

CYPRESS MERCHANT BANKING II C.V.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II LLC, its General Partner

55TH STREET PARTNERS II, L.P.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II LLC, its General Partner

[SIGNATURE PAGE TO VOTING AGREEMENT]

ANNEX D

AMENDMENT NO. 1 TO VOTING AGREEMENT

This Amendment No. 1 to the Voting Agreement (this “Amendment”), dated as of April 22, 2008, is entered into by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of the Netherlands, and 55th Street Partners II L.P. a Delaware limited partnership (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, Purchaser and the Stockholders are parties to that certain Voting Agreement, dated as of April 8, 2008 (the “Voting Agreement”); and

WHEREAS, upon the terms and subject to the conditions of this Amendment, Purchaser and the Stockholders wish to amend the Voting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to the Voting Agreement. The definition of “Shareholder Resolutions” in Section 1.1(aa) of the Voting Agreement shall be amended and restated in its entirety to read as follows:

“Shareholder Resolutions” means the resolutions to be proposed at the Parent Shareholder Meeting to approve (i) the transactions contemplated by the Stock Purchase Agreement, (ii) payment of the sum of $5,000,000 under the circumstances set forth in Section 11.02(b) of the Stock Purchase Agreement (the “Termination Fee Resolution”); (iii) that Parent be wound up voluntarily; (iv) that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; (v) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in the Stock Purchase Agreement (to the extent necessary); (vi) the remuneration of the joint liquidators; and (vii) the authorization of the joint liquidators to wind up the remaining subsidiaries of Parent. Approval of the resolutions set forth in subsections (i) and (iii) above shall be inter-conditional upon the other (provided that the resolutions set forth in subsections (ii), (iv), (v), (vi) and (vii) above shall not be a condition to Closing under Articles VI and VII of the Stock Purchase Agreement). Each of the foregoing resolutions shall be passed in accordance with all applicable Laws and the articles of association of Parent.”

2.	No Other Amendments. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Voting Agreement, and the Voting Agreement is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms.

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

4.	Counterparts. This Amendment may be executed and delivered (including by electronic mail or facsimile transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

D-1

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC.

By:	/s/ SHARON UMHOEFER
Name:	Sharon Umhoefer
Title:	Vice President

CYPRESS MERCHANT BANKING PARTNERS II L.P.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II
LLC, its General Partner

CYPRESS MERCHANT BANKING II C.V.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II
LLC, its General Partner

55TH STREET PARTNERS II, L.P.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II
LLC, its General Partner

D-2

ANNEX E

The Cypress Group LLC

65 East 55th Street

New York, NY 10022

April 22, 2008

Board of Directors

Danka Business Systems

Masters House

107 Hammersmith Road

London W14 0QH

Dear Sirs:

Reference is made to that certain letter agreement (the “Letter Agreement”), dated April 8, 2008, by and among Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of the Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership (collectively, the “Cypress Shareholders”) and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent”). This letter agreement hereby amends and restates the Letter Agreement in its entirety.

Reference is also made to the Stock Purchase Agreement dated as April 8, 2008 (as it may be amended, supplemented, modified or waived from time to time, the “Stock Purchase Agreement”) by and among Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (“Purchaser”), Parent, and Danka Holding Company, a Delaware corporation (“Seller”).

In connection with the Stock Purchase Agreement, the Cypress Shareholders hereby agree as follows:

1. Agreement to Vote. So long as the Board of Directors of Parent (the “Parent Board”) has not withdrawn or modified, in a manner adverse to Purchaser, the recommendation that the shareholders of Parent approve the Shareholder Resolutions (as defined below), each Cypress Shareholder shall:

(A) attend (either in person or by proxy) the shareholder meeting (including any adjournment or postponement thereof) and, if necessary, any other meeting of holders of Parent’s 6.50% senior convertible participating shares (the “Participating Shares”) convened for the purpose of considering all or any of the matters contemplated by the Shareholder Resolutions (whether separate from, or together with, holders of Parent’s ordinary shares (the “Ordinary Shares”)) (such meeting(s), including any adjournment or postponement thereof, the “Shareholder Meeting”); and

(B) vote, or cause to be voted, all of the Participating Shares “beneficially owned” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by such Cypress Shareholder as at the date of this letter agreement and any further Participating Shares acquired by such Cypress Shareholder after the date of this letter agreement (collectively, the “Relevant Shares”) in favor of (i) the transactions contemplated by the Stock Purchase Agreement; (ii) that Parent be wound up voluntarily (the “Members Voluntary Liquidation”); (iii) that Jeremy Spratt and Finbarr O’Connell of KPMG LLP be appointed joint liquidators for the purpose of the voluntary winding up of Parent and to act either alone or jointly; (iv) the powers of the joint liquidators and the ability of the directors of Parent to take steps to close the transactions contemplated in the Stock Purchase Agreement (to the extent necessary); (v) the remuneration of the joint liquidators; and (vi) the authorization of the joint liquidators to wind up the remaining subsidiaries of Parent, each of which shall be passed in accordance with all applicable laws and the articles of association of Parent (collectively, the “Shareholder Resolutions”).

2. Allocation of Proceeds of the Members Voluntary Liquidation. Each Cypress Shareholder hereby agrees that, in the event that the Members Voluntary Liquidation is duly approved, after payment or provision for payment of the debts and other liabilities of Parent, and before any distribution to holders of Participating Shares, the holders of Ordinary Shares shall be entitled to be paid out of the assets of Parent available for distribution to its shareholders pursuant to the Members Voluntary Liquidation an amount in cash equal to $0.025 per issued Ordinary Share (which represents $0.10 per American Depositary Share of Parent) prior to any distribution to holders of Participating Shares.

3. Documentation. Each Cypress Shareholder hereby consents to (X) the issue of a press announcement in relation to the transactions contemplated by the Stock Purchase Agreement and the Members Voluntary Liquidation as may be required to comply with the requirements of the UK’s Financial Services Authority (the “FSA”) or any other relevant governmental or regulatory authority incorporating references (if any) to the undertakings set forth in this letter agreement, and (Y) particulars of the undertakings set forth in this letter agreement being contained in the Circular and any other related or ancillary document as required by the FSA or any other relevant governmental or regulatory authority.

4. Restrictions on Transfer. Except as provided for herein, each Cypress Shareholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Relevant Shares; (ii) tender any Relevant Shares into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Cypress Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Cypress Shareholder may make transfers of Relevant Shares for estate planning or similar purposes so long as such Cypress Shareholder retains control over the voting and disposition of such Relevant Shares and agrees in writing to continue to vote such Relevant Shares in accordance with this letter agreement. Each Cypress Shareholder further agrees to authorize and hereby authorizes Purchaser and Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Relevant Shares and that this letter agreement places limits on the voting of the Relevant Shares. For purposes of this letter agreement, “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) thereof (including by operation of Law (as defined in the Stock Purchase Agreement)), or the entry into any Contract (as defined in the Stock Purchase Agreement) to effect any of the foregoing, including, for purposes of this letter agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

5. Termination. This letter agreement will terminate upon (i) termination of the Stock Purchase Agreement in accordance with its terms or (ii) the effectiveness of any amendment, modification or supplement to, or waiver by Parent or Seller under, the Stock Purchase Agreement, unless consented to in writing by each of the Cypress Shareholders (such earliest occurrence being the “Expiration Time”).

Notwithstanding anything herein to the contrary, this letter agreement is entered into by each of the undersigned solely in its capacity as a shareholder of Parent, and nothing in this letter agreement shall restrict in any way the exercise by any of the undersigned’s affiliates of their fiduciary and legal obligations in their capacity as directors of Parent or any other entity.

This letter agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation the Letter Agreement, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

This letter agreement will be governed by the laws of the State of New York. This letter agreement may be executed manually or by facsimile in one or more counterparts, each of which when taken together, will be deemed to constitute one and the same agreement. The foregoing paragraphs of this letter agreement are legally binding and enforceable obligations of Parent and each of the Cypress Shareholders.

*****

If you are in agreement with the foregoing, please sign and return this letter agreement to the undersigned, which thereupon will constitute our agreement with respect to its subject matter.

Sincerely,

CYPRESS MERCHANT BANKING PARTNERS II L.P.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II
LLC, its General Partner

CYPRESS MERCHANT BANKING II C.V.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II
LLC, its General Partner

55TH STREET PARTNERS II L.P.

By:	/s/ CHRIS HARNED
Name:	Chris Harned
Title:	Member of Cypress Associates II
LLC, its General Partner

Accepted and agreed as of the date first written above:

DANKA BUSINESS SYSTEMS PLC

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Director

ANNEX F

Execution Copy

DATED 22 APRIL 2008

CYPRESS MERCHANT BANKING PARTNERS II L.P.

and

CYPRESS MERCHANT BANKING II C.V.

and

55TH STREET PARTNERS II L.P.

and

THE PRUDENTIAL ASSURANCE COMPANY LIMITED

and

DANKA BUSINESS SYSTEMS PLC

DEED OF UNDERTAKING

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

THIS DEED is executed and delivered on the 22nd day of April 2008

BY:

(1)	CYPRESS MERCHANT BANKING PARTNERS II L.P., a Delaware limited partnership (“Cypress Partners”);

(2)	CYPRESS MERCHANT BANKING II C.V., a limited partnership organized and existing under the laws of the Netherlands (“Cypress Banking”);

(3)	55TH STREET PARTNERS II L.P., a Delaware limited partnership (collectively with Cypress Partners and Cypress Banking, the “Cypress Shareholders”);

(4)	THE PRUDENTIAL ASSURANCE COMPANY LIMITED, a company incorporated in England and Wales and registered under the Companies Act 1985 with number 15454 and with its registered office at Laurence Pountney Hill, London EC4R 0HH (“Prudential”); and

(5)	DANKA BUSINESS SYSTEMS PLC, a public company incorporated in England and Wales and registered under the Companies Act 1985 with number 01101386 and with its registered office at Masters House, 107 Hammersmith Road, London W14 0QH (the “Company”).

WHEREAS:

(A)	The Company, together with its wholly-owned subsidiary Danka Holding Company (the “Seller”), has entered into a Stock Purchase Agreement dated as of 8 April 2008 (the “SPA”) with Konica Minolta Business Solutions U.S.A., Inc., a New York corporation (the “Purchaser”).

(B)	Pursuant to the SPA, the Seller has, conditional on, among other things, obtaining the approval of the Company’s shareholders at the EGM in accordance with the requirements of the Listing Rules, agreed to sell to the Purchaser the entire issued share capital of its wholly-owned subsidiary Danka Office Imaging Company (the “Disposal”).

(C)	The Board intends to propose a resolution at the EGM that, conditional upon the Disposal being approved by the Company’s shareholders and all conditions to Completion under the terms of the SPA (other than a condition relating to the passing of shareholder resolutions at the EGM) having been satisfied or waived, the Company be placed into members’ voluntary liquidation, with the result that after payment or provision for all known actual and contingent liabilities of the Company and the costs and expenses of the MVL, the Company’s remaining cash, including the net proceeds of the Disposal, will be distributed to the Company’s shareholders .

(D)	The relevant provisions of the Articles require the entirety of the amount which the Board expects to be available for distribution to the Company’s shareholders in the MVL to be paid to the holders of the Participating Shares, leaving no amount available for distribution to the holders of the Ordinary Shares.

(E)	As at the date of this Deed, the Participating Shareholders hold all of the Participating Shares in issue.

(F)	In order to effect as orderly and efficient a liquidation of the Company as possible, the Participating Shareholders have agreed to provide the agreements and undertakings set forth in this Deed.

(G)	A draft of the Circular containing, among other things, the proposed form of the Resolutions, has been provided to the Participating Shareholders prior to the execution and delivery of this Deed.

NOW THIS DEED WITNESSETH as follows:

1.	INTERPRETATION

1.1	In this Deed and the recitals hereto:

“ADSs”	means the American Depositary Shares issued by the Depositary, each of which represents two Ordinary Shares;

“Affiliate”	means in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities, control of voting rights, by contract or otherwise;

“Articles”	means the articles of association of the Company;

“Board”	means the board of directors of the Company;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in the City of London;

“Circular”	means the circular convening the EGM to be posted to the Company’s shareholders and to be prepared in compliance with the requirements of the Listing Rules;

“Completion”	means completion of the Disposal in accordance with the terms of the SPA;

“Conditions”	means the conditions set forth in Clause 2 of this Deed;

“Depositary”	means The Bank of New York Mellon in its capacity as the depositary for the ADSs;

“Disposal”	has the meaning ascribed thereto in recital (B) above;

“Distribution”	has the meaning ascribed thereto in Clause 3(a);

“EGM”	means the extraordinary general meeting of the Company’s shareholders to be convened to consider and, if thought fit, approve, among other things, the Disposal and the MVL;

“Listing Rules”	means the listing rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000;

“Liquidators”	means the proposed liquidators of the Company whose appointment as such is to be considered and, if thought fit, approved by the Company’s shareholders at the EGM;

“MVL”	means the proposed members’ voluntary liquidation of the Company;

“Notice”	has the meaning ascribed thereto in Clause 3;

“Ordinary Shares”	means the issued ordinary shares of 1.25 pence each in the capital of the Company;

“Participating Shareholders”	means the Cypress Shareholders and Prudential, in their respective capacities as holders of Participating Shares;

“Participating Shares”	means the 6.50% senior convertible participating shares of U.S.$1.00 each in the capital of the Company;

“Pro Rata Share”	has the meaning ascribed thereto in Clause 4;

“Purchaser”	has the meaning ascribed thereto in recital (A) above;

“Record Time”	means the time at which the MVL commences;

“Relevant Securityholders”	means: (i) holders of Ordinary Shares registered as such in the Register of Members of the Company as at the Record Time; and (ii) holders of ADSs registered as such in the books of the Depositary as at the Record Time;

“Representatives”	means, in relation to a party, the directors, employees, agents, partners, advisers, consultants of, and any individuals seconded to work for, such party (including persons who, at the relevant time, occupied such position);

“Resolutions”	means the resolutions to be considered and, if thought fit, approved at the EGM and to be set out in the Circular;

“Seller”	has the meaning ascribed thereto in recital (A) above;

“SPA”	has the meaning ascribed thereto in recital (A) above; and

“U.S.$” or “$”	means United States dollars, the lawful currency of the United States of America.

1.2	In this Deed and the recitals hereto, unless otherwise specified:

(a)	references to Clauses and Schedules are to clauses of and schedules to this Deed;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	a reference to the singular includes the plural and vice versa;

(d)	a reference to any agreement, deed or document shall be construed as a reference to the same as it may have been, or may from time to time be, amended, supplemented or modified; and

(e)	headings to Clauses are for convenience only and shall not affect the interpretation of this Deed.

2.	CONDITIONS

The obligations of each of the Participating Shareholders under this Deed are conditional only upon:

(a)	The Resolutions having been duly approved by the requisite majorities at the EGM; and

(b)	Completion having occurred.

3.	UNDERTAKING

Each of the Participating Shareholders hereby irrevocably undertakes to the Company, as trustee for the benefit of itself and of each Relevant Securityholder, that:

(a)

promptly, and in any event by no later than the second Business Day following satisfaction of the last of the Conditions to be satisfied, it will execute and deliver to the Liquidators at the address specified in Clause 6 written notice in or substantially in the form set forth in the Schedule (the “Notice”) pursuant to which such Participating Shareholder shall, notwithstanding the provisions of the Articles, irrevocably and unconditionally direct and instruct the Liquidators to pay to the Relevant Securityholders out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to the Participating Shareholders, an aggregate amount in cash equal to approximately U.S.$6.5 million (the “Distribution”), on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS, in each case to the registered holders thereof as at the Record Time, and any additional proceeds of the MVL shall then be paid to the Participating Shareholders in accordance with the Articles;

(b)	following the delivery of the Notice to the Liquidators, it will not, and it will procure that none of its Affiliates or Representatives will, take any actions or steps or do any thing, or which would or might reasonably be expected to amend, modify, vary or revoke the Notice and/or the directions and instructions to the Liquidators set forth therein; and

(c)	in the event that it receives any amount in respect of a distribution of the proceeds of the MVL before such time as the Relevant Securityholders have received the full cash payment provided for in Clause 3(a), it shall:

(i)	hold such amount in trust for the benefit of the Relevant Securityholders; and

(ii)	promptly repay such amount to the Liquidators subject to the direction to the Liquidators to pay such amount to the Relevant Securityholders in accordance with the provisions of Clause 3(a),

provided that the maximum aggregate amount that a Participating Shareholder shall be obliged to hold in trust and to pay in accordance with the provisions of this Clause 3(c) shall be limited to its Pro Rata Share.

4.	PRO RATA SHARE

For the purposes of this Deed, the term “Pro Rata Share” shall mean, in respect of each Participating Shareholder, an amount in cash in U.S.$ being the product of the amount of the Distribution (less any amount thereof already paid to the Relevant Securityholders) multiplied by a fraction, the numerator of which is the number of Participating Shares held by such Participating Shareholder as at the Record Time and the denominator of which is the total number of Participating Shares in issue as at the Record Time.

5.	CIRCULAR

Prior to posting the Circular to its shareholders the Company shall provide a copy of the Circular (including the Resolutions) in final or near final form to the Cypress Shareholders and shall not post the Circular until it has received the prior consent of the Cypress Shareholders (such consent not to be unreasonably withheld, rendered subject to conditions or delayed).

6.	ADDRESS FOR NOTICES

The address of the Liquidators to which the Notices to be delivered by Participating Shareholders in accordance with the requirements of this Deed are to be delivered is:

KPMG LLP

8 Salisbury Square

London EC4Y 8BB

For the attention of:

Jeremy Spratt and Finbarr O’Connell

(as Joint Liquidators of Danka Business Systems plc)

7.	PROVISIONS SEVERABLE

Every provision contained in this Deed shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.

8.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The undertakings and obligations of the Participating Shareholders in this Deed are made and entered into for the benefit of the Relevant Securityholders and each Relevant Securityholder shall have the right to enforce the terms of this Deed under the Contracts (Right of Third Parties) Act 1999 (the “Act”) as if such Relevant Securityholder was a party to this Deed. Save as provided for in the immediately preceding sentence of this Clause 8, no person who is not a party to this Deed has any right to enforce any term hereof under the Act. Notwithstanding the foregoing, the Participating Shareholders and the Company may agree to amend, modify or vary any term of this Deed without having obtained the consent of any other party if and to the extent that such amendment, modification or variation is not materially prejudicial to the interests of the Relevant Securityholders.

9.	GOVERNING LAW

This Deed is governed by and shall be construed in accordance with English law.

10.	JURISDICTION

This Deed is subject to the exclusive jurisdiction of the English Courts as regards any claim or matter arising out of or in relation to this Deed, and that accordingly any proceeding, suit or action arising out of or in connection with this Deed may be brought in such courts.

IN WITNESS whereof this Deed has been executed and delivered the day and year first before written.

EXECUTED and DELIVERED as a DEED by	)
CYPRESS MERCHANT BANKING PARTNERS II L.P.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED and DELIVERED as a DEED by	)
CYPRESS MERCHANT BANKING II C.V.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED and DELIVERED as a DEED by	)
55TH STREET PARTNERS II L.P.	)
acting by: /s/ Chris Harned	)
its duly authorised signatory	)

EXECUTED as a DEED by AFFIXING	)
the COMMON SEAL of the	)
THE PRUDENTIAL ASSURANCE COMPANY	)
LIMITED in the presence of:	)

/s/ illegible
Sealing Officer

EXECUTED and DELIVERED as a DEED by	)
DANKA BUSINESS SYSTEMS PLC	)
acting by a director	)
and the company secretary	)

/s/ A. D. Frazier
Director

/s/ Jean Dinovo Johnson
Secretary

SCHEDULE

FORM OF NOTICE TO THE LIQUIDATORS

[On the letterhead of the relevant Participating Shareholder]

To:	Jeremy Spratt and Finbarr O’Connell
(as Joint Liquidators of Danka Business Systems PLC)
c/o KPMG LLP
8 Salisbury Square
London EC4Y 8BB

[—] 2008

Dear Sirs

Members Voluntary Liquidation of Danka Business Systems PLC

Reference is made to the deed of undertaking executed and delivered by each of Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., The Prudential Assurance Company Limited and Danka Business Systems PLC on or around 22 April 2008 (the “Deed”). A copy of the Deed is attached hereto.

This letter is the Notice that we are required to deliver to you in accordance with the terms of the Deed. Capitalised terms used and not otherwise defined in this Notice have the meanings ascribed thereto in the Deed.

In accordance with the requirements of the Deed, notwithstanding the provisions of the Articles, we hereby irrevocably and unconditionally direct and instruct you to pay to the Relevant Securityholders out of the proceeds of the MVL, prior to any distribution of the proceeds of the MVL to us in our capacity as a Participating Shareholder, an aggregate amount in cash equal to approximately U.S.$6.5 million, on the basis of a payment in cash of U.S.$0.025 per Ordinary Share and a payment in cash of U.S.$0.10 per ADS, in each case to the registered holders thereof as at the Record Time, and any additional proceeds of the MVL shall then be paid to the Participating Shareholders in accordance with the Articles.

The terms of this notice shall be governed by and construed in accordance with English law.

Yours faithfully,

By:
For and on behalf of
[Name of Participating Shareholder]

ANNEX G

[Houlihan Lokey letterhead]

April 7, 2008

Board of Directors

Danka Business Systems PLC

1101 Roosevelt Blvd. North

St. Petersburg, Florida 33716

Dear Members of the Board of Directors:

We understand that Danka Business Systems PLC (“Parent”) intends to enter into a Stock Purchase Agreement (the “Agreement”) by and among Konica Minolta Business Solutions U.S.A., Inc. (the “Acquiror”), Parent and Danka Holding Company, a wholly owned subsidiary of Parent (“Seller”), pursuant to which the Acquiror will purchase all of the outstanding Common Stock, $1.00 par value (“Shares”), of Danka Office Imaging Company (the “Company”) from Seller (the “Transaction”) for an aggregate purchase price of $240 million (the “Consideration”), subject to certain adjustments as provided for in the Agreement.

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the consideration to be received by Seller in the Transaction is fair to Seller from a financial point of view. You have advised us and for purposes of our analyses and the Opinion we have assumed that the Shares represent all of the outstanding capital stock of the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated April 5, 2008, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the current and future operations, financial condition and prospects of the Company made available to us by the Company and Parent, including financial projections prepared by the management of the Company relating to the future financial and operating performance of the Company;

4.	spoken with certain members of the management of the Company and Parent and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Parent’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by

Board of Directors, Danka Business Systems PLC

April 7, 2008 - Page 2

us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company and Parent has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. This Opinion only addresses the fairness from a financial point of view to Seller of the Consideration to be received by Seller in the Transaction and we have not considered, and this Opinion does not in any manner address, any other aspect or implication of the Transaction or any related or unrelated plan or transaction involving the Company, Seller or Parent or any other agreement, arrangement or understanding to which the Company, Seller or Parent may be or become a party.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreement identified in item 1 above and all other related agreements, documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, Seller or Parent, or otherwise have an adverse effect on the Company, Seller or Parent or any expected benefits of the Transaction that is material to our analysis. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from the drafts of said documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Seller, Parent or any other party, nor were we provided with any such appraisal or evaluation.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors of Parent in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors of Parent, any security holder of Parent or any other person as to how to act or vote with respect to any matter relating to the Transaction.

Board of Directors, Danka Business Systems PLC

April 7, 2008 - Page 3

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Parent, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Houlihan Lokey and its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to Parent and certain of its affiliates, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, acting as financial advisor to Parent relating to a possible restructuring of Parent and related matters. Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to Parent, the Acquirer and other participants in the Transaction and their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, Parent, the Acquiror or one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the tenor of the conclusions reached in the opinion or the successful completion of the Transaction.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of Parent, Seller, the Company, their security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, Seller, Parent, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Parent, Seller, the Company or any other party or the effect of any other transaction in which Parent, Seller, the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Parent’s, Seller’s, the Company’s or any other party’s security holders vis-a-vis any other class or group of Parent’s, Seller’s, the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not Parent, the Seller, the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of Seller, the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Company and Parent and their advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, Seller, Parent and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Board of Directors, Danka Business Systems PLC

April 7, 2008 - Page 4

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by Seller in the Transaction is fair to Seller from a financial point of view.

Very truly yours,
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX H

[UK Circular]

[UK Circular to be included for your reference with the definitive proxy statement when, and if, approved for such inclusion by the UK Listing Authority.]

H-1

DANKA BUSINESS SYSTEMS PLC

Extraordinary General Meeting

Form of Proxy

6.50% Senior Convertible Participating Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I/We:

(full name(s) in block capital letters please)

of (address)

being (a) member(s) of the Danka Business Systems PLC (the “Company”), hereby appoint the Chairman of the Extraordinary General Meeting/or as my/our proxy to vote for me/us on my/our behalf at the Extraordinary General Meeting of the Company to be held at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS at [—] London time on [—] 2008 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Extraordinary General Meeting. I/We request such proxy to vote on the following resolution as indicated below:

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. This proxy will be voted as instructed. In the absence of any instruction, the proxy will vote in favor of the ordinary and special resolutions below.

(Continued and to be dated and signed on the reverse side.)

[Reverse]

	For	Against	Abstain
1. Ordinary resolution to approve the sale of the Company’s U.S. business in accordance with the Stock Purchase Agreement, by and among the Company, Danka Holding Company and Konica Minolta Business Solutions U.S.A., Inc., dated as of April 8, 2008.

2. Special resolution to approve the voluntary winding up of the Company.

3. Ordinary resolution to appoint Jeremy Spratt and Finbarr O’Connell of KPMG LLP as joint liquidators for the purpose of the voluntary winding up of the Company.

4. Special resolution to authorize the joint liquidators to exercise the powers laid down in Schedule 4, Part I, of the UK Insolvency Act 1986; and notwithstanding the appointment of the joint liquidators, to authorize the directors of the Company to take any and all actions required to be taken by the Company, or which the directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction.

5. Ordinary resolution to approve the remuneration of the joint liquidators.

6. Ordinary resolution to authorize the joint liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company.

7. Ordinary resolution to approve a U.S. $5 million termination fee to be paid to Konica Minolta Business Solutions U.S.A., Inc. in the event the Stock Purchase Agreement is terminated under certain circumstances.

Dated

Signed

Notes:

1.	To be effective this form must be deposited at the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH England, not later than [—] London time on [—], 2008, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.

2.	Members who are not residing in the United Kingdom will need to attach appropriate postage to the reverse of this card in order to ensure that their form is received in time.

3.	Where the member is a corporation, this form must be executed under seal, by two directors or by a director and the secretary, or by an officer or attorney duly authorised by the corporation.

4.	In the case of joint holders the signature of any of them will suffice, but the names of all joint holders should be shown, and the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the other joint holder(s) and for this purpose seniority shall be determined by the order in which the names appear in the register of members in respect of their joint holding.

5.	A member may appoint one or more proxy(ies) of his own choice in which case the words “the Chairman of the Extraordinary General Meeting/or” should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of the Company.

6.	Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

DANKA BUSINESS SYSTEMS PLC

Instructions to THE BANK OF NEW YORK MELLON, as Depositary

(Must be received by 5:00 p.m., New York City time, on [—], 2008)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on [—], 2008 at the Extraordinary General Meeting of Danka Business Systems PLC to be held in London, England, on [—], 2008 in respect of the resolutions specified in the Notice of the Extraordinary General Meeting.

NOTE:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.

DANKA BUSINESS SYSTEMS PLC
P.O. BOX 11484
NEW YORK, N.Y. 10203-0484

(Continued and to be dated and signed on the reverse side.)

[Reverse]

	For	Against	Abstain
Extraordinary General Meeting

1. Ordinary resolution to approve the sale of the Company’s U.S. business in accordance with the Stock Purchase Agreement, by and among the Company, Danka Holding Company and Konica Minolta Business Solutions U.S.A., Inc., dated as of April 8, 2008.

2. Special resolution to approve the voluntary winding up of the Company.

3. Ordinary resolution to appoint Jeremy Spratt and Finbarr O’Connell of KPMG LLP as joint liquidators for the purpose of the voluntary winding up of the Company.

4. Special resolution to authorize the joint liquidators to exercise the powers laid down in Schedule 4, Part I, of the UK Insolvency Act 1986; and notwithstanding the appointment of the joint liquidators, to authorize the directors of the Company to take any and all actions required to be taken by the Company, or which the directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction.

5. Ordinary resolution to approve the remuneration of the joint liquidators.

6. Ordinary resolution to authorize the joint liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company.

7. Ordinary resolution to approve a U.S. $5 million termination fee to be paid to Konica Minolta Business Solutions U.S.A., Inc. in the event the Stock Purchase Agreement is terminated under certain circumstances.

Mark box at right if an address change or comment has been noted 9 on the reverse side of this card.

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

Dated:

Signature

Votes MUST be indicated (x) in black or blue ink.

Please mark, sign, date and return the voting instruction card promptly using the enclosed envelope.